    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 2000
                                                     REGISTRATION NO. 333-41730
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                         HIGH SPEED NET SOLUTIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

           FLORIDA                                  7389                                65-0185306
(State or other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
Incorporation or Organization)               Classification Code)                  Identification Number)

                           --------------------------
                        TWO HANNOVER SQUARE, SUITE 2120
          434 FAYETTEVILLE STREET MALL, RALEIGH, NORTH CAROLINA 27601
                                 (919) 645-2610
    (Address, Including Zip Code, and Telephone Number, Including Area Code
                  of Registrant's Principal Executive Offices)
                           --------------------------
                                 ANDREW L. FOX
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                       HIGH SPEED NETWORK SOLUTIONS, INC.
                        TWO HANNOVER SQUARE, SUITE 2120,
                          434 FAYETTEVILLE STREET MALL
                         RALEIGH, NORTH CAROLINA 27601
                                 (919) 645-2610
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code of Agent for Service)
                           --------------------------
                                   Copies to:
                            JAMES F. VERDONIK, ESQ.
                            KILPATRICK STOCKTON LLP
                        3737 GLENWOOD AVENUE - SUITE 400
                         RALEIGH, NORTH CAROLINA 27612
                                 (919) 420-1700
                           --------------------------

         Approximate Commencement Of Proposed Sale To The Public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
      TITLE OF SHARES TO BE REGISTERED            AMOUNT TO BE     PROPOSED MAXIMUM       PROPOSED MAXIMUM           AMOUNT OF
                                                   REGISTERED     OFFERING PRICE PER     AGGREGATE OFFERING     REGISTRATION FEE(2)
                                                                       SHARE(1)                 PRICE
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $ .001 per share....      1,728,477              $5.10           $ 8,815,232.70         $2,327.22
-----------------------------------------------------------------------------------------------------------------------------------
Common stock underlying options and other
rights to receive shares(3)..................       715,000              $5.10             3,646,500.00            962.68
-----------------------------------------------------------------------------------------------------------------------------------
Total........................................     2,443,477                N/A           $12,461,732.70         $3,289.90
===================================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee; based on the average of the "bid" ($4.94) and "asked" ($5.25) price as reported by the OTC Bulletin Board(R) on October 12, 2000.

(2) The registrant previously paid a registration fee of $3,155.15 with its initial filing on July 19, 2000, and is submitting an additional $134.75 with this filing.

(3) Includes shares of Common Stock underlying options granted to two Selling Shareholders and an estimate of the additional shares of Common Stock we must issue to Mr. William R. Dunavant, a Selling Shareholder, when this Registration Statement becomes effective.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

===============================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED OCTOBER 18, 2000

                               [High Speed Logo]

                                2,443,477 SHARES
                         HIGH SPEED NET SOLUTIONS, INC.
                                  COMMON STOCK

                              --------------------

         This Prospectus relates to 2,443,477 shares of common stock of High Speed Net Solutions, Inc., $.001 par value (the "Common Stock") which the individuals described in the section entitled "Selling Shareholders" beginning on page 60 are offering for sale. We will not receive any of the proceeds from sales of these shares.

         The distribution of our Common Stock by the Selling Shareholders may be effected from time to time, through various means including:

               -  Ordinary brokerage transactions on securities exchanges;

               - To or through brokers or dealers who may act as principal or agent; or

               -  In one or more negotiated transactions.

         The brokers or dealers through or to whom these shares of Common Stock may be sold may be deemed "underwriters" of the shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be "underwriting compensation." To the extent required, the Selling Shareholders will disclose the names of any underwriter(s) and applicable commissions or discounts and any other required information with respect to any particular sale in an accompanying prospectus supplement. See the section entitled "Plan of Distribution" beginning on page 56 for a further description of how the Selling Shareholders may dispose of the shares covered by this Prospectus.

         Our Common Stock is quoted on the OTC Bulletin Board(R) under the symbol "HSNSE." On April 17, 2000, the National Association of Securities Dealers, Inc., added the "E" to the end of our symbol. This fifth character is a warning indicating that we are not current in our reporting obligations to the Securities and Exchange Commission, and consequently, that the OTC Bulletin Board(R) may cease quoting our Common Stock at any time.

         On October 12, 2000, the last sale price of our shares as reported on the OTC Bulletin Board(R) was $5.00 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                            -----------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -----------------------

                   The date of this Prospectus is October __, 2000.

  YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF HIGH SPEED NET SOLUTIONS, INC.'S COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.

                               TABLE OF CONTENTS

                                                                                                                  Page No.
                                                                                                                  --------
   Summary.......................................................................................................    1
   Risk Factors..................................................................................................    8
   Use of Proceeds...............................................................................................   18
   Price Range of our Common Stock...............................................................................   18
   Dividend Policy...............................................................................................   19
   Selected Financial Data.......................................................................................   20
   Statement Regarding Forward-Looking Statements................................................................   21
   Management's Discussion and Analysis of Financial Condition and Results of Operations.........................   22
   Business......................................................................................................   31
   Management....................................................................................................   45
   Security Ownership of Certain Beneficial Owners...............................................................   55
   Security Ownership of Management..............................................................................   55
   Plan of Distribution..........................................................................................   58
   Selling Shareholders..........................................................................................   59
   Certain Relationships and Related Party Transactions..........................................................   61
   Description of Capital Stock..................................................................................   68
   Indemnification of Officers and Directors.....................................................................   70
   Legal Matters.................................................................................................   71
   Experts.......................................................................................................   71
   Change in Registrant's Certifying Accountant..................................................................   71
   Where You Can Find More Information...........................................................................   73

                                    SUMMARY

         This summary highlights selected information contained in this Prospectus and may not include all of the information that is important to you. You should carefully read this entire Prospectus and the other documents to which we refer, including the section entitled "Risk Factors" that begins on page 8 and our Financial Statements and related notes included elsewhere in this Prospectus. In addition, we incorporate by reference important business and financial information about our company into this Prospectus. You may obtain this information without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 73 of this Prospectus.


                                  OUR COMPANY

HIGH SPEED NET SOLUTIONS, INC.
Two Hannover Square, Suite 2120
424 Fayetteville Street Mall
Raleigh, North Carolina
(919) 645-2610
http://www.hsns.com

         Founded in 1984, we are an Internet services company, incorporated in Florida and headquartered in Raleigh, North Carolina. We are focused on creating and transmitting advertising and other video commercial content over the Internet. We specialize in handling "rich media," which is content containing one or more of the following types of data: audio, video, images, or animation.

         We were a development stage company during 1998, 1999, and for the first six months of 2000. Our accumulated deficit as a development stage company through June 30, 2000 was $23.5 million. We ceased being a development stage company in the third quarter of 2000 in connection with our acquisition of Douglas May & Co., Inc. Our accumulated deficit as of September 30, 2000 is $25.5 million. Our auditors have included in their audit opinion a qualification that our financial condition raises substantial doubt about our ability to continue as a going concern.

         Our continuation as a going concern depends upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing as may be required, and to ultimately attain profitability. We expect that we will increase the number of customer orders for our services, which will produce revenues to reduce our operating losses. We also expect to be able to raise additional capital to further fund our operations. However, we cannot be certain that we will be able to execute our business plan as we have anticipated.

         We currently have enough cash on hand to fund our operations until December 2000. However, we anticipate that our existing cash resources, together with capital from private sales of our securities and the cash revenue that we expect to generate from our customers, will be sufficient to fund our capital requirements for the 12 months commencing December 2000.

         Our business plan assumes that the demand for e-mail advertising and campaign distribution services will continue to increase, and that the demand for sophisticated services designed to entice targeted audiences to view e-mails geared towards their preferences and collect information about those viewers will also continue to increase.

         We are now an early stage company, offering two major categories of services, Media Creation and Media Distribution, as described below:

         -        MEDIA CREATION

         We are already providing Media Creation services to our customers through our wholly-owned and fully operational subsidiary, Douglas May & Co. Inc., which we acquired on July 10, 2000. These services include creative design assistance and commercial content development, including audio and video images and animation, as well as website design and construction.

         -        MEDIA DISTRIBUTION

         We plan to provide media distribution, embedded inside e-mail services, as well as customer targeting and tracking services (which identify potential e-mail recipients based upon demographic information, keep track of the number of times recipients view our e-mail messages, and record specific information about those viewers) for applications such as permissive marketing (whereby potential e-mail recipients agree in advance to receive solicitations).

         We intend to provide an integrated suite of Internet services, collectively called Rich Media Direct(SM) to our customers. In January 2000, we launched Rich Media Direct 1.0(TM). However, after feedback from potential customers, we determined that we needed to upgrade our technology to improve its functionality.

         We have now licensed technology from All Video Network, Inc. that we believe will allow us to deliver effectively the Media Distribution services that we intend to provide. We have also licensed from E.piphany, Inc. e-mail campaign management and customer response tracking software , and we have engaged NexGenix, Inc., a professional systems integration firm, to customize E.piphany's software for us. We recently received additional computers and other hardware that we purchased from Hewlett-Packard, Inc., and we entered into an agreement with Enflow, Inc., a commercial hosting services company (or "server farm"), to store our content on their computers and deliver it to our clients' designated recipients.

         We do not foresee the need to purchase any additional products or services from third parties in order to begin offering and delivering our services, and we believe that we will be in a position to launch our next generation of Rich Media Direct(SM) platform in the fourth quarter of 2000.

         Currently, we have service contracts with four customers. These contracts establish the commercial terms for our services, but do not require customers to purchase any specific volume of our services. We intend to continue to focus our marketing efforts on advertising agencies and dedicated Internet companies with web properties, as well as traditional companies seeking the commercial opportunities that Internet direct marketing provides. We intend to use a range of activities to market our Media Creation and Media Distribution services, including our own internal sales force, trade shows, trade advertisements, selected media events, and our own website and services. We also intend to publish printed marketing materials to support our sales staff, including company brochures, feature descriptions, technology research papers, and client case studies.


                            EVENTS IN THE YEAR 2000

-       ELIGIBILITY OF OUR COMMON STOCK FOR QUOTATION ON THE OTC BULLETIN
         BOARD(R)

         Our Common Stock is currently quoted on the OTC Bulletin Board(R) under the symbol "HSNSE." The OTC Bulletin Board(R) is a regulated quotation service maintained by the National Association of Securities Dealers, Inc., which displays real-time quotes, last-sale prices, and trading volume information about over-the-counter securities.

         On January 4, 1999, the United States Securities and Exchange Commission approved new eligibility rules limiting quotations on the OTC Bulletin Board(R) to the securities of issuers that are current in their reports filed with the Commission or other regulatory authorities. Because we did not timely clear the Commission's comments on all of our required reports, on May 17, 2000, the NASD removed our Common Stock from quotation on the OTC

Bulletin Board(R). In response, we successfully obtained a temporary stay of the NASD's delisting from the Commission, and the OTC Bulletin Board(R) has continued to quote our Common Stock since the grant of the temporary stay.

         The NASD has scheduled a hearing for October 19, 2000 to determine the eligibility of our securities for quotation on the OTC Bulletin Board(R). We had previously requested this hearing in May 2000, but the NASD denied our request and terminated OTC Bulletin Board(R) quotation of our Common Stock without a hearing on May 17, 2000. After the NASD scheduled the October 19, 2000 hearing as we had previously requested, the Commission remanded this matter to the NASD for resolution.

         We have now filed amendments to our Form 8-K previously filed on May 8, 2000, our Form 10-Q for the quarter ended June 30, 2000, and the Registration Statement of which this Prospectus is a part with the Commission. Although we cannot guarantee that the Commission's staff will not have additional comments, we believe that our amendments substantially address all of the Commission's prior comments about these documents.

         Based on these filings, we will seek to convince the NASD that we are close to clearing the Commission's comments, and we will ask the NASD hearing panel to grant us additional time to clear those comments. In the event that the NASD does not grant us additional time to clear those comments, we will appeal the NASD's decision and seek a stay of the NASD's order from the Commission. Failing that, we expect that our Common Stock would trade on the "pink sheets," and we will seek reinstatement to the OTC Bulletin Board(R) as quickly as possible after clearing all of the Commission's comments.

         Until the NASD makes its decision, our Common Stock will continue to trade on the OTC Bulletin Board(R) under the symbol "HSNSE."

-        OUR ACQUISITION OF DOUGLAS MAY & CO., INC.

         Effective July 10, 2000, we acquired a marketing and advertising company, Douglas May & Co., Inc., a Texas corporation ("DMC") in exchange for shares of our Common Stock. We are holding and operating DMC as a wholly-owned subsidiary. Mr. Douglas May, DMC's sole shareholder, joined our company as an employee and is currently our Executive Vice President and Chief Creative Officer. Before this transaction, Mr. May was not one of our shareholders and had no relations with us.

         In exchange for his conveying to us of all of DMC's outstanding capital stock, we issued a total of 183,070 shares of Common Stock to Mr. May in three installments as follows:

         - We issued 50,000 shares of Common Stock, coupled with a guarantee that if the OTC Bulletin Board(R) trading price of our Common Stock on July 10, 2001 is less than $10.00 per share, we will issue additional shares of Common Stock to make up the difference in value. The guaranteed value of these shares is $500,000. Based upon the closing price of our shares as quoted by the OTC Bulletin Board(R), the market value of these shares was $318,750 on July 10, 2000 and $250,000 on October 12, 2000;

         - We issued 45,572 shares of Common Stock, coupled with contractual obligations requiring us to register these shares under the Securities Act of 1933. Since we did not register these shares by October 10, 2000, we must, at Mr. May's election, repurchase these shares from him by releasing funds escrowed under our acquisition agreement. Based upon the closing price of our shares as quoted by the OTC Bulletin Board(R), the market value of these shares was $290,522 on July 10, 2000 and $227,860 on October 12, 2000. As of the date of this Prospectus, Mr. May has not elected to have us repurchase his shares; and

         - We issued 87,498 shares of Common Stock, coupled with contractual obligations requiring us to register these shares under the Securities Act of 1933. If we do not register these shares by January 1, 2001, we must, at Mr. May's election, repurchase these shares from him by making six equal installment payments to him totaling

                  $576,000. Based upon the closing price of our shares as quoted by the OTC Bulletin Board(R), the market value of these shares was $557,800 on July 10, 2000 and $437,490 on October 12, 2000.

         Until the contingencies noted above are settled, we will treat the shares in each of these instances as outstanding for loss per share purposes. We will present all shares issued that are subject to our repurchase on our Balance Sheet as redeemable stock, outside of stockholders' equity.

         The closing price of our Common Stock as quoted on the OTC Bulletin Board(R) was $6.375 on July 10, 2000 and $5.00 on October 12, 2000.

-        OUR RELATIONSHIP WITH SUMMUS LTD.

         Summus Ltd. is a digital technology company, specializing in encoding, managing, and distributing digital content. Summus develops business and consumer applications using wavelet technology. Wavelet technology involves compressing and decompressing files, which allows audio, video and other multimedia files to travel over the Internet and other networks using significantly less time than uncompressed files. Summus' brand name for its wavelet technology is "Dynamic Wavelet(TM)."

         In February 2000, we entered into agreements with Summus granting us a license to use its MaxxSystem(TM) software. MaxxSystem(TM) is Summus' name for its suite of software products that utilize wavelet technology to encode, manage and distribute data. We originally planned to use this Summus software, in addition to other third-party software, to implement our business plan. However, due to delivery delays, we decided to move forward with alternate vendors for the next generation of Rich Media Direct(SM) platform, including All Video Network and E.piphany. We have recently received some of the products we originally licensed from Summus. We are currently testing and evaluating these products for possible incorporation into future versions of the broadband and wireless applications.

         On August 31, 2000, we signed a non-binding Letter of Intent to purchase all of Summus' assets, including Summus' technology and intellectual property rights. This agreement required both parties to use their best efforts to consummate this transaction on or before September 15, 2000. In connection with this Letter of Intent, we loaned Summus $500,000 on August 31, 2000. Although the September 15, 2000 deadline has now passed, we are continuing to negotiate with Summus, and we are continuing to evaluate whether to consummate the transactions contemplated by the August 31, 2000, Letter of Intent at some point in the future.

         Summus is currently our largest shareholder. As of September 30, 2000, Summus had the power to vote 9,669,027 shares, or 43.7%, of our Common Stock (37.6% on a fully diluted basis). A Special Committee of our Board of Directors, consisting of all of our Directors other than Dr. Bjorn Jawerth, who is the founder and largest shareholder of Summus, is considering all of our relationships with Summus.

-        OUR SETTLEMENT AGREEMENT WITH WILLIAM R. DUNAVANT

         In June 2000, we entered into a settlement agreement with William R. Dunavant and Michael Cimino to resolve a lawsuit filed in Florida. Under this agreement, we agreed to, among other things, register 350,000 shares of Common Stock owned by Mr. Dunavant under the Securities Act of 1933, which we are doing by filing the Registration Statement of which this Prospectus is a part.

         We also issued 175,000 new shares of Common Stock to Mr. Dunavant on June 6, 2000, which we agreed to register in the Registration Statement.

         Additionally, until we have registered all of the shares of Common Stock owned by Mr. Dunavant, including all of the new shares that we issue to him under our settlement agreement as this section describes, each month we must:

         -        Pay to Mr. Dunavant the sum of $12,750 in cash; and

         - Issuance to Mr. Dunavant 25,000 additional shares of Common Stock; however, if we have not registered the shares of Common Stock owned by Mr. Dunavant on or before January 1, 2001, the number of shares of Common Stock that we must issue to Mr. Dunavant each month will increase from 25,000 shares to 50,000 shares beginning in January 2001.

         Finally, we must also issue to, and register on behalf of Mr. Dunavant, a number of additional new shares of Common Stock. The number of shares that we must issue is based upon the date that our Registration Statement covering his shares becomes effective, and the difference between the price of our Common Stock as quoted on the OTC Bulletin Board(R) as of that date and $23.00 per share. For additional information about this calculation, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operation."

THE OFFERING

    Common Stock Offered
    by the Selling Shareholders.........................      2,443,477 shares(1)

    Common Stock Outstanding
    After this Offering.................................      22,836,479 shares(2)

    Dividend Policy.....................................      We do not expect to pay dividends on our Common
                                                              Stock in the foreseeable future.  We anticipate that
                                                              we will retain all future earnings, if any,
                                                              generated from our operations to develop and expand
                                                              our business.

    Use of Proceeds.....................................      We will not receive any proceeds from the sale of
                                                              Common Stock by the Selling Shareholders.

    OTC Bulletin Board(R) Symbol........................      HSNSE(3)


For additional details about our securities, please read the section entitled "Description of Capital Stock" beginning on page 68.

-----------------------------

(1) This figure represents the total of the 1,728,477 shares of our Common Stock that are currently issued and outstanding, plus the 715,000 shares of Common Stock that we expect to issue. The latter number consists of the 600,000 shares of Common Stock that we expect to issue under the terms of our Settlement Agreement with Mr. Dunavant on or before the date on which the Registration Statement becomes effective, plus the 115,000 shares of Common Stock that underlie options held by two Selling Shareholders.

(2) On September 30, 2000, we had 22,121,479 shares of Common Stock issued and outstanding. This figure assumes that we will issue a total of 715,000 new shares of Common Stock on or before the date on which the Registration Statement becomes effective, described in Footnote No. 1 above. This figure excludes:

         - Any issuance of shares for stock options not included in the 115,000 figure described in Footnote No. 1 above; and

         - Any issuance of shares from the conversion of our outstanding Series A Convertible Preferred Stock.

(3) Our Common Stock is quoted on the OTC Bulletin Board(R) under the symbol "HSNSE." On April 17, 2000, the National Association of Securities Dealers, Inc. added the "E" to the end of our symbol. This fifth character is a warning indicating that we are not current in our reporting obligations to the Securities and Exchange Commission, and consequently, the OTC Bulletin Board(R) may cease quoting our Common Stock at any time. The NASD has scheduled a hearing for October 19, 2000 to determine whether our securities may continue to be quoted on the OTC Bulletin Board(R). On October 12, 2000, the last sale price of our shares as reported on the OTC Bulletin Board(R) was $5.00 per share.

                             SUMMARY FINANCIAL DATA

         Below is a summary of the more complete financial information that our Financial Statements appearing elsewhere in this Prospectus provide. You should read this financial data together with the information contained in the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" beginning on page 22 and our historical Financial Statements and related notes included elsewhere in this Prospectus.

         We derived our Statement of Operations Data for the years ended 1998 and 1999 and the Balance Sheet Data as of December 31, 1998 and 1999 from our audited Financial Statements included in this Prospectus. We derived our Statement of Operations Data for the six months ended June 30, 1999 and June 30, 2000 and the Balance Sheet Data at June 30, 1999 and June 30, 2000 from our unaudited Financial Statements included in this Prospectus.

                                                               YEARS ENDED                             SIX MONTHS ENDED

                                                     DECEMBER 31,        DECEMBER 31,           JUNE 30,             JUNE 30,
                                                         1998                1999                 1999                2000
                                                     -------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:                                                                             (UNAUDITED)
Selling, general and administrative expenses         $   374,841         $  7,515,797         $ 4,058,232         $  2,132,823
Loss contingency                                              --                   --                  --            9,166,875
Interest expense (income), net                                --            2,655,749                  --              (16,952)
                                                     -------------------------------------------------------------------------
Loss from continuing operations                         (374,841)         (10,171,546)         (4,058,232)         (11,282,746)
Loss from discontinued operations                     (1,334,855)                  --                  --                   --
                                                     -------------------------------------------------------------------------
Net loss                                             $(1,709,696)        $(10,171,546)        $(4,058,232)        $(11,282,746)
                                                     =========================================================================
Net loss applicable to common shareholders:
   Net loss                                          $(1,709,696)        $(10,171,546)        $(4,058,232)        $(11,282,746)
                                                     =========================================================================
   Beneficial conversion feature of preferred
      stock                                                   --                   --                  --             (294,900)
   Preferred stock dividends                                  --                   --                  --              (53,333)
                                                     -------------------------------------------------------------------------
Net loss applicable to common shareholders           $(1,709,696)        $(10,171,546)        $(4,058,232)        $(11,630,979)
Per share amounts (basic and diluted):
Loss applicable to common shareholders
     from continuing operations                      $     (0.03)        $      (0.53)        $     (0.24)        $      (0.55)
Loss applicable to common shareholders
     from discontinued operations                          (0.11)                  --                  --                   --
                                                     -------------------------------------------------------------------------
Net loss                                             $     (0.14)        $      (0.53)        $     (0.24)        $      (0.55)
                                                     =========================================================================
Weighted average shares outstanding                   11,898,867           19,080,492          17,011,596           21,135,597
                                                     =========================================================================


BALANCE SHEET DATA:

                                                                DECEMBER 31,                              JUNE 30,
                                                         1998                1999                 1999                2000
                                                     -------------------------------------------------------------------------
                                                                                                         (UNAUDITED)
Cash and Cash Equivalents                            $    18,609         $    248,740         $    26,752         $    380,475
Total Assets                                         $    26,168         $  6,674,712         $ 4,110,295         $  6,813,168

Total Shareholders' (Deficit) Equity                 $  (277,847)        $  5,185,021         $(4,336,079)        $ (3,155,441)

                                  RISK FACTORS

         In addition to the other information contained in or incorporated by reference into this Prospectus, you should carefully consider the following risk factors, together with all of the other information included in this Prospectus, before deciding whether to purchase our Common Stock. The risks and uncertainties described below are not the only ones we face. If any of the events discussed in this Prospectus actually occur, our business, financial condition, and results of operations could be materially adversely affected; the trading price of our Common Stock could decline significantly, and you could lose all or a part of your investment.


- WE MUST ENHANCE OUR ORIGINAL SOFTWARE AND TECHNOLOGY TO PROVIDE COMPETITIVE MEDIA DISTRIBUTION SERVICES.

         Our original Media Distribution service, Rich Media Direct 1.0(TM), enables us to transmit multimedia files as e-mail attachments, which recipients must first download before they can begin to view. While this waiting time varies, it is sometimes so long that viewers become dissatisfied. To be competitive, we must upgrade our technology so that e-mail recipients can begin viewing our multimedia transmissions as soon as they open our e-mail messages - a feature known as "streaming" - which we plan to include in our next generation of Rich Media Direct(SM) platform in the fourth quarter of 2000. We believe that the technology we have already licensed from All Video Network Inc.(TM) will solve this problem; however, we may need to purchase additional software and technology that we can transmit data even faster in the future.

- WE RELY ON OTHERS TO DEVELOP AND INTEGRATE THE SOFTWARE AND TECHNOLOGY WE REQUIRE TO IMPLEMENT OUR BUSINESS PLAN.

         We do not have software or other technology development capability, and we rely on third parties to develop and integrate all of the enhancements and new media compression and other technology that we require to implement our business plan.

         Because we have no software developers on our staff, we heavily depend upon the professional services of our systems integrator, NexGenix, Inc., as well as other third-party software developers.

         Unfavorable events affecting our third-party software and technology suppliers that delay or prevent development or delivery of their products will likely have a similar adverse effect on us. Additionally, if our third-party suppliers stop developing the software products and technology that we plan to use, we may be unable to implement our business plan unless we are able to acquire compatible software and technology products from another third-party supplier.

- IF OUR SUPPLIERS CHANGE THEIR BUSINESS PLANS, WE MAY NOT RECEIVE IN THE FUTURE THE SOFTWARE OR TECHNOLOGY WE NEED TO IMPLEMENT OUR BUSINESS PLAN IN THE FUTURE.

         Our third-party suppliers could decide to dedicate their development resources to future applications that are not useful to us. In that case, the improvements to the software and technology that we need to remain competitive may not be developed.

- ONE OF OUR TECHNOLOGY SUPPLIERS HAS NO CONTRACTUAL OBLIGATION TO DELIVER NEW OR ENHANCED TECHNOLOGY.

         Our agreements with Summus grant us non-exclusive rights to specific software and upgrades to the software (if and when Summus may choose to develop upgrades); however, these agreements create no contractual obligation by Summus to develop any technology for us other than MaxxSystem(TM).

- WE HAVE LIMITED, NON-EXCLUSIVE RIGHTS TO SOME OF OUR THIRD-PARTY SUPPLIERS' SOFTWARE AND TECHNOLOGY.

         Our rights to our third-party suppliers' software and technology are limited to the specific rights stated in our licensing and services agreements with those third-parties. Additionally, with the exception of our two-year exclusive license with All Video Network, our rights under these agreements are mostly non-exclusive. Most of our third-party suppliers retain ownership of their intellectual property rights related to the software products and technology that we license. Typically, we license third-parties' products for only finite periods of time, and we may not modify or sell their products, nor may we sublicense them to other third parties.

- OUR RELATIONSHIPS WITH THIRD-PARTY SOFTWARE AND TECHNOLOGY SUPPLIERS MAY PREVENT US FROM ENTERING INTO BUSINESS AGREEMENTS WITH OTHER COMPANIES.

         It may be in our interest to enter into relationships with companies that compete with our third-party technology suppliers (All Video Network, E.piphany, NexGenix, Enflow, and Summus) or that otherwise would not want to have a relationship with us because of our relationship with these third-party software and technology suppliers. Our close relationship with these third-party software and technology suppliers and the overlap in our Board of Directors with Summus' Board of Directors could therefore cause us to miss opportunities to enter into alliances with other companies that would allow us to generate revenue.

- CONFLICTS OF INTEREST WITH SUMMUS MAY LIMIT OUR OPPORTUNITIES AND HARM OUR ABILITY TO GENERATE REVENUE.

         As of September 30, 2000, Summus held 8,389,360 shares, or 37.9%, of our Common Stock (32.7% on a fully diluted basis). Summus also has the right to vote an additional 1,279,667 shares of our Common Stock under voting agreements with, and/or proxies from, other holders of our Common Stock.

         Conflicts of interest between Summus and us, and our respective Directors and Officers, may limit our ability to implement our business plan. The fiduciary duty Summus' officers have to Summus obligates them to act in Summus' financial interests, which may be adverse to our financial interests in some cases. If revenue-generating opportunities can be presented to either Summus or us, but not to both companies, then Summus affiliates could possibly have duties or incentives to act to our detriment. Currently, we have no formal policy to resolve conflicts that may arise between Summus and us.

         Our Board of Directors presently consists of five members, one of whom is a Summus officer - Dr. Bjorn Jawerth. As of September 30, 2000, Dr. Jawerth, the Chairman of our Board of Directors, beneficially owned 37.9% (32.7% on a fully diluted basis) of Summus' outstanding shares. In addition, our Executive Vice President and Secretary, Alan R. Kleinmaier, owns 5,000 shares of Summus stock and received an additional 5,000 restricted shares, on which the restrictions are expected to lapse in December 2000 if Summus meets scheduled performance objectives.

         Summus previously employed both Mr. Kleinmaier and Andrew L. Fox, our President and Chief Executive Officer; however, these two individuals no longer have any fiduciary duties to Summus.

- OUR SHAREHOLDERS WILL NOT BE ABLE TO EXERCISE CONTROL BECAUSE SUMMUS CONTROLS 9,669,027 SHARES, OR 43.7%, OF OUR COMMON STOCK.

         As of September 30, 2000, Summus, our largest shareholder and an important third-party software and technology supplier, owned 8,389,360 shares, (37.9%), of our Common Stock (32.7% on a fully diluted basis).

         Dr. Bjorn Jawerth, Summus' founder and Chairman of the Board, beneficially owns and exercises control over all of the shares of our Common Stock owned by Summus - approximately 8,389,360 shares, (37.9%) of our outstanding Common Stock (32.7% on a fully diluted basis).

     Summus can also vote an additional 1,279,667 shares of our Common Stock under voting agreements with and/or proxies from other shareholders. Summus' and Dr. Jawerth's total voting power is 9,669,027 shares (43.7%), of our outstanding Common Stock (37.6% on a fully diluted basis). As a result, Summus and Dr. Jawerth will have the power to:

         -        Elect, or defeat the election of, our Directors;

         - Amend, or prevent amendment of, our Articles of Incorporation or bylaws;

         - Effect, or prevent, a merger, sale of assets or other corporate transaction; and

         - Control the outcome of any other matter submitted to the shareholders for vote.

- SALES OF OUR COMMON STOCK MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR SHARES.

         As of September 30, 2000, Summus owns 8,389,360 shares, or 37.9%, of our Common Stock. (32.7% on a fully diluted basis). Summus has sold 2,483,000 shares of our Common Stock since August 25, 1999 for prices ranging from $1.35 to $8.50 per share. Our shares are Summus' primary asset, and we expect that Summus will sell more shares of our Common Stock in order to finance its own operations. Future sales of our Common Stock by Summus, or others, could adversely cause the market price of our Common Stock to decline by increasing the supply of our shares available for public sale. The number of shares of our Common Stock Summus has available for public sale is the number of shares Summus may sell under Rule 144 or another exemption to the securities laws.

- THE OTC BULLETIN BOARD(R) MAY CEASE QUOTING OUR COMMON STOCK, WHICH COULD RESULT IN A SEVERE LOSS OF LIQUIDITY AND VALUE.

         Our Common Stock is quoted on the OTC Bulletin Board(R) under the symbol "HSNSE." The OTC Bulletin Board(R) is a regulated quotation service maintained by the National Association of Securities Dealers, Inc. (the NASD"), which displays real-time quotes, last-sale prices, and trading volume information about over-the-counter securities.

         On January 4, 1999, the United States Securities and Exchange Commission approved new eligibility rules limiting quotations on the OTC Bulletin Board(R) to the securities of issuers that are current in their reports filed with the Commission or other regulatory authorities. Because we did not timely clear the Commission's comments on all of our required reports, on May 17, 2000, the NASD removed our Common Stock from quotation on the OTC Bulletin Board(R). In response, we successfully obtained a temporary stay of the NASD's removal of our Common Stock from the Commission, and the OTC Bulletin Board(R) has continued to quote our Common Stock since the grant of the temporary stay.

         The NASD has scheduled a hearing for October 19, 2000 to determine the eligibility of our securities for quotation on the OTC Bulletin Board(R). We had previously requested this hearing in May 2000, but the NASD denied our request and terminated OTC Bulletin Board(R) quotation of our Common Stock without a hearing on May 17, 2000. After the NASD scheduled the October 19, 2000 hearing as we had previously requested, the Commission remanded this matter to the NASD for resolution.

         We have now filed amendments to our Form 8-K previously filed on May 8, 2000, our Form 10-Q for the quarter ended June 30, 2000, and the Registration Statement of which this Prospectus is a part with the Commission. Although we cannot guarantee that the Commission's staff will not have additional comments, we believe that our amendments substantially address all of the Commission's prior comments about these documents.

         Based on these filings, we will seek to convince the NASD that we are close to clearing the Commission's comments, and we will ask the NASD hearing panel to grant us additional time to clear those comments. In the event that the NASD does not grant us additional time to clear those comments, we will appeal the NASD's decision and seek a stay of the NASD's order from the Commission. Failing that, we expect that our Common Stock would trade on the "pink sheets," and we will seek reinstatement to the OTC Bulletin Board(R) as quickly as possible after clearing all of the Commission's comments.

         Until the NASD makes its decision, our Common Stock will continue to trade on the OTC Bulletin Board(R) under the symbol "HSNSE."

- THE VALUE OF OUR STOCK MAY BE VOLATILE DUE TO MARKET AND INDUSTRY RELATED FACTORS AND OUR PRESENCE ON THE OTC BULLETIN BOARD(R).

         The stock market in general, the OTC Bulletin Board(R), and the market for Internet and technology companies' Securities in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price - regardless of our operating performance. Additionally, the trading prices of many technology companies' securities, having reached historical "highs," have experienced price fluctuations as a result of general market declines in these sectors in recent months.

         The OTC Bulletin Board(R), an electronic quotation service, quotes our shares. The OTC Bulletin Board(R) does not impose listing standards or requirements, does not provide automatic trade executions, and does not maintain relationships with quoted issuers. Approximately 17 broker-dealer firms are currently market makers for our Common Stock. Issuers whose securities are quoted on the OTC Bulletin Board(R) may experience a loss of market makers, lack of readily available "bid" and "asked" prices for their securities, a greater spread between the "bid" and "asked" price of their securities, and a general loss of liquidity in their securities. In addition, many investors have policies against purchasing or holding OTC Bulletin Board(R) securities. Both the trading volume and the market value of our Common Stock have been, and will continue to be, affected by trading on the OTC Bulletin Board(R).

         Furthermore, as an OTC Bulletin Board(R) company, the market price of our securities may be very volatile as a result of many factors - some of which are outside of our control - including, but not limited to, quarterly variations in financial results; announcements by us, our competitors, partners, customers, potential customers or government agencies; and predictions by industry analysts, as well as general economic conditions. Sales by our existing shareholders (including Summus and the Selling Shareholders who may sell their shares using this Prospectus), trading by "short-sellers", and other market factors may decrease the market price of our securities. With the potential for substantially lower trading volumes that may occur because our securities trade on the OTC Bulletin Board(R), these factors listed above could have an even greater adverse impact on the market price of our securities.

         The trading price of our Common Stock has been, and is likely to continue to be, highly volatile. For example, during the 52-week period ended October 12, 2000, the price of our Common Stock ranged from $2.625 to $31.875 per share, and traded at $5.00 at the close of business on October 12, 2000. We are not aware of any reason related to our business for the changes in the price of our stock. Our stock price could be subject to wide fluctuations in response to factors such as:

               - Actual or anticipated variations in our quarterly operating results;

               - Announcements of technological innovations, new products or services by us or our competitors;

               - Changes in our financial estimates or recommendations by securities analysts;

               - Conditions or trends in e-mail video commercial delivery over the Internet;

               -  Changes in the market valuations of similar companies;

               -  Additions or departures of key personnel; and

               -  Sales of our capital stock.

-        OUR BRIEF OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR
         BUSINESS.

         Although we were incorporated in 1984, we have a limited operating history because we had no significant operations until the third quarter of 1999, when we began preparing to enter the Media Creation and Media Distribution services market. As a result, we have extremely limited financial results on which you can base predictions about our future performance. Our business strategy may be unsuccessful, and we may be unable to address the risks that we face in a cost-effective manner, if at all. Our inability to successfully address these risks will harm our business. We face numerous risks and uncertainties, including:

               - Market acceptance of our services is not established, and there is no indication that even if our services are established, that they could become profitable;

               -  We have no brand name recognition;

               - We may not be able to develop new services when they are needed or be able to increase the value of existing services before they become archaic or obsolete; and

               - There is no evidence that we can successfully compete with any of our competitors.

-       OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY.

         As a result of our brief operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. We expect that we will increase the amount of revenues from the work that we do for our customers. This work will be done on a project-by-project basis. Our ability to succeed financially will depend on our ability to successfully complete these projects using our Media Creation and Media Distribution services and our prospective customers' willingness and ability to pay us in a timely manner.

         In addition, because the market for our services is relatively new and rapidly changing, it is difficult to predict our future financial results. We are basing our sales and marketing efforts, and business expenditures generally, on predictions about developments for media creation and media distribution services. To the extent that these predictions prove inaccurate, our revenues and operating expenses may fluctuate. For these reasons, you should not rely on period-to-period comparisons of our financial results as indications of our future results. Our future operating results could fall below the expectations of investors and significantly reduce the market price of our Common Stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

         Some of the many factors that may influence our operating results are beyond our control, including:

               -  The demand for Internet e-mail advertising;

               -  The emergence and success of new and existing competitors;
                  and

               -  The cost of obtaining capital.

         Other factors influencing our operating results may be within our control, such as:

               - How and when we introduce new services and enhance these services;

               - The timing and success of our brand building and marketing campaigns;

               - Our ability to establish and maintain strategic relationships;

            -     Our ability to attract, train, and retain key personnel;

            - Our ability to manage varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, including the hiring of new employees; and

            - Our ability to manage costs related to the acquisition of new businesses, software, and technology.

- WE ARE OPERATING AT A DEFICIT, AND OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         We have generated only nominal revenue, and we may never become profitable. As of September 30, 2000, we had an accumulated deficit of approximately $25.5 million. In 1999 and 1998, we lost $10.2 million and $1.6 million, respectively. For the six months ended June 30, 2000, we lost $11.2 million.

         We may continue to incur additional operating losses for an extended period of time as we continue to develop services. See "Independent Auditors' Report."

-        WE LACK SUFFICIENT FINANCIAL RESOURCES TO IMPLEMENT OUR BUSINESS PLAN.

         On September 30, 2000, we had approximately $500,000 of cash, and we currently have only enough cash to continue our operations until December 2000. Therefore, to implement our business plan, we will need to raise additional capital in the near future. We plan to raise this capital through a private placement of our capital stock to institutional investors; however, we cannot guarantee that we will be able to raise capital on terms that are favorable to us. We may be forced to sell shares of our Common Stock at prices below the market price as quoted on the OTC Bulletin Board(R). Future sales of our capital stock to finance our business plan will dilute our existing shareholders' ownership.

- WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN THE MEDIA CREATION AND MEDIA DISTRIBUTION MARKETS.

         Our business success depends on the general growth of Internet advertising and the frequency at which consumers visit web sites and use e-mail. Other media creation and media distribution services that compete with our services may be more attractive to advertisers due to price, quality, technology and capacity, which would harm our ability to generate revenue. Increased competition may result in price reductions, reduced margins, loss of market share, loss of customers, and a change in our business and marketing strategies, any of which could harm our revenues or earnings, if any.

- WE MAY BE UNABLE TO SUCCESSFULLY COMPETE WITH OTHER COMPANIES THAT OPERATE IN THE BROADER MEDIA CREATION AND DELIVERY MARKETS.

         Our Media Creation and Media Distribution services will compete for advertisers with other media such as television, radio and print. Our advertising sales force and infrastructure are still in the early stages of development relative to those of our competitors. We cannot be certain that advertisers will place advertising with us. If we lose advertising customers, fail to attract new customers, are forced to reduce advertising rates, or otherwise modify what we charge to retain or attract customers, our revenues or earnings, if any, could be harmed.

         Because we only offer one kind of advertising medium - video commercials through e-mail - we may not be able to compete with companies who distribute advertisements through the multiple media outlets described above. For example, a company that generates revenue from placing advertisements on television, radio, magazines as well as the Internet may be able to spread its risks better than we can because we are limited to one type of communication - Internet-based media.

-  WE MAY NOT SUCCESSFULLY DEVELOP NEW SERVICES.

         Our business and operating results would be harmed if we fail to develop future services that achieve widespread market acceptance or that fail to generate significant revenues to offset our development costs. We may not timely and successfully identify, develop and market new service opportunities. If we introduce new services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability.

         Because the markets for our Media Creation and Media Distribution services are rapidly changing, we must develop new offerings quickly. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our services also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of the services or lawsuits by customers.

-  WE DEPEND ON KEY PERSONNEL TO IMPLEMENT OUR BUSINESS PLAN.

         Our operations depend on our ability to attract, train and retain qualified personnel -- specifically those with management and service provider skills. In particular, we continue to hire skilled technology employees to establish our service business. Competition for qualified personnel is intense, particularly where we are located in Raleigh, North Carolina near the Research Triangle Park, Durham, and Chapel Hill, North Carolina.

         In the Internet and high-technology industries, candidates for employment consider the value of stock options that they may receive. As a result of potential volatility in our stock price because we are an OTC Bulletin Board(R) company, we are at a disadvantage in competing with companies that have not experienced similar volatility or that have not yet sold their stock publicly. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be harmed.

- WE ARE CURRENTLY ASSEMBLING AND TESTING THE EQUIPMENT AND SYSTEMS TO IMPLEMENT OUR BUSINESS PLAN.

         We are entering a new market with a new business plan. We are currently in the process of assembling and testing the underlying infrastructure and service network that we intend to use to implement our business plan. Our inability to successfully implement these systems in a timely fashion could impede our ability to grow our business and could harm revenue generation.

         The maintenance and upgrade of our existing information software systems will require us to spend a minimum of approximately $543,750 over the next 36 months.

- WE ARE CURRENTLY ASSEMBLING AND TESTING OUR NEW WEB SITE AND NETWORK INFRASTRUCTURE THAT OUR BUSINESS REQUIRES TO SUCCEED.

         A reduction in the performance, reliability and availability of our website and network infrastructure, once we have completed assembly and testing, will harm our ability to distribute our services to our users, as well as our reputation and ability to attract and retain users, customers, advertisers and content providers. We estimate that by the end of the fourth quarter of 2000, we will have a working web site and sufficient infrastructure to generate revenue, although we cannot be certain when this web site will be functional, or that we will generate revenue from our media distribution activity. In addition, fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake, other natural disasters, and similar events could damage or interrupt our systems and operations.

         We will manage our electronic commerce and digital content distribution activities using the sophisticated software and computer systems that we have acquired, including software developed by E.piphany (as modified by Nexgenix) and our computer hardware and server services from Enflow. We may encounter delays in developing or upgrading these systems, and they may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of our services or content, or an increase in response time, could result in a loss of potential or existing business services customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our services and web sites could be less attractive to entities or individuals, and our business could be harmed.

         A sudden and significant increase in traffic on our planned websites could strain the capacity of the software, hardware and telecommunications systems that we plan to use. This could lead to slower response times or system failures.

         Our operations will also depend, in part, on timely receipt of content feeds from third parties or content providers whom we may hire in the future, and any failure or delay in the transmission or receipt of content feeds could disrupt our planned operations. In addition, many different factors could temporarily interrupt our planned website operations in response to a heavy load of video commercial e-mail content transmission. These types of interruptions could continue or increase in the future. We are presently in the process of obtaining business interruption insurance.

- OUR NETWORK WILL BE SUBJECT TO SECURITY RISKS THAT COULD HARM OUR REPUTATION AND EXPOSE US TO LITIGATION OR LIABILITY.

         On-line commerce and communications depend on the ability to transmit confidential information securely over public networks. Any compromise of our ability to transmit this confidential information securely, and costs associated with preventing or eliminating any problems, could harm our business. On-line transmissions are subject to a number of security risks. Our own or licensed encryption and authentication technology may be compromised, breached or otherwise be insufficient to secure customer information. For example, a hacker could break-in to our system and misappropriate the recipient lists our customers entrust to us or a virus could similarly cause our system to inadvertently lose or disclose confidential information. Our computer and communications infrastructure, once acquired, will be located at a single leased facility in Raleigh. Due to insufficient capital, we do not plan to have fully redundant systems; we have only one system located in only one place. Operating from a single location also makes our business vulnerable to site specific disturbances such as fire, natural disasters, or power-outages. It would also be possible for a third party to circumvent our security measures and interrupt our operations.

         The occurrence of any of these or similar events could damage our reputation and expose us to litigation or liability. We may also be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches.

- WE INTEND TO RELY, IN PART, ON THIRD-PARTY CONTENT TO INCREASE MARKET ACCEPTANCE OF OUR SERVICES.

         Even though our wholly-owned subsidiary Douglas May & Co., Inc. will be developing rich media content (content containing audio, video, images and animation) for our customers as part of our Media Creation Services, we will also rely on third parties to create media content for our customers, which we will then distribute using Rich Media DirectSM. We and our anticipated future advertisers and anticipated future media content creators intend to rely, in part, on third-party content providers, such as radio and television stations, record labels, media companies, web sites and other companies, to develop and offer content in formats that we can deliver and viewers can view using our services. However, we cannot guarantee that third-party content providers will decide to develop content that is compatible with our system. If they do not do so, then we may not be able to generate revenue in our media distribution activities.

- THE GROWTH OF OUR BUSINESS DEPENDS ON CONSUMERS' INCREASED USE OF THE INTERNET FOR COMMUNICATIONS AND ELECTRONIC COMMERCE.

         The growth of our business will depend on the continued growth of the Internet as a medium for communications, electronic commerce, and advertising. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of information and entertainment and as a vehicle for trade in goods and services. Our success will also depend on the efforts of third parties to develop the infrastructure and complementary products and services necessary to maintain and expand the Internet as a viable commercial medium. The Internet may not become an accepted commercial medium for broadcasting the same type of content that consumers are used to receiving through television.

         In addition, we believe that other issuances, such as security, reliability, cost, ease of use and quality of service and privacy contribute to the lack of establishment of the Internet and its related risks. These risks may affect the amount of business that is conducted over the Internet.

- CHANGES IN NETWORK INFRASTRUCTURE, TRANSMISSION METHODS AND BROADBAND TECHNOLOGIES POSE RISKS TO OUR BUSINESS.

         It is possible that increased Internet usage may depend on the availability of greater capacity or faster data transmission speeds (also known as "broadband" transmission). As broadband access becomes widely available, we believe it could present a significant business challenge for us. Development of video commercial services for a broadband transmission infrastructure involves a number of additional risks as discussed in the next paragraph. We have not yet begun to develop video commercial services for broadband transmissions.

         We intend to depend on the efforts of third parties to develop and provide a successful infrastructure for broadband transmission. Even if broadband access becomes widely available, heavy use of the Internet may negatively impact the quality of media delivered through broadband connections. If third parties experience delays or difficulties establishing a widespread broadband transmission infrastructure, or if heavy usage limits the broadband experience, the release of our Media Creation and Media Distribution services for Internet broadband transmission could be delayed. Even if a broadband transmission infrastructure is developed for widespread use, our services may not achieve market acceptance or generate sufficient revenues to offset our development costs.

- WE ARE SUBJECT TO RISKS ASSOCIATED WITH GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES.

         Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our services. However, it is likely that a number of laws and regulations may be adopted in the United States and other countries concerning the Internet. These laws may relate to areas such as content (i.e., obscenity, indecency and defamation), copyright and other intellectual property rights, encryption, use of key escrow data, caching or storing graphics, multimedia and other content found on web sites for faster access by servers, electronic authentication or "digital signatures," personal privacy, advertising, taxation, electronic commerce liability, e-mail, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. The adoption of additional laws or regulations, and uncertainties associated with their validity and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the Internet. If Congress enacts or court precedents create additional laws or regulations, they may harm our business.

         On October 28, 1998, Congress enacted the Digital Millennium Copyright Act (the "DMCA"). The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and customers or our Internet-based media distribution services will be required to pay licensing fees for sound recordings we deliver in original and archived programming. The DMCA does not specify the rate and terms of the licenses, which will be determined either through voluntary inter-industry negotiations or arbitration. We currently anticipate that representatives of the webcasting industry, who use the Internet, and the "World Wide Web" in particular, to broadcast information, will engage in arbitration with the Recording Industry Association of America to determine what, if any, licensee fee should be paid. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for our customers.

     In October 1998, Congress also enacted the Child Online Protection Act and the Child Online Privacy Protection Act (the "COPA"). The COPA imposes civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of
13. We do not knowingly collect or disclose personal information from these minors; however, we cannot predict how courts may interpret and enforce the COPA, and future legislation similar to the COPA could subject us to potential liability, which in turn could harm our business. These types of laws could also limit the growth of the Internet generally and decrease the demand for our services.

-  ADDITIONAL SALES AND OTHER TAXES MAY BE IMPOSED UPON THE SALE OF OUR
   SERVICES.

         We collect and remit applicable taxes in connection with our Media Creation Services. Our Media Distribution Services have generated only nominal revenue to date. In October 1998, Congress enacted the Internet Tax Freedom Act (the "ITFA"). Among other things, the ITFA imposes a three-year moratorium on discriminatory taxes on electronic commerce. Nonetheless, foreign countries or, following the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in such activities within their jurisdictions.

- OUR EFFORTS TO PROTECT OUR TRADEMARKS MAY NOT BE ADEQUATE TO PREVENT THIRD PARTIES FROM MISAPPROPRIATING OUR REGISTERED TRADEMARKS.

         The protective steps we have taken in the past have been, and may in the future continue to be, inadequate to deter misappropriation of our rights in the services mark Rich Media Direct(SM). Although we do not believe that we have suffered any material harm from misappropriation to date, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce our trademark rights. We have filed a registration application for one of our service marks, "Rich Media Direct," in the United States. In the future we may apply to register our marks in Europe and Canada and other countries. However, effective trademark protection may not be available in every country in which we offer or intend to offer our products and services. Failure to adequately protect our trademark rights could damage or even destroy our Rich Media Direct(SM) brand name and our company name and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources.

                                 USE OF PROCEEDS

     The Selling Shareholders will receive all of the proceeds from the sale of the Common Stock that may be sold using this Prospectus. We will not receive any of the proceeds from the sale of these shares, except for the exercise price of the options that some of these shares underlie.

                         PRICE RANGE OF OUR COMMON STOCK

         Our Common Stock, $.001 par value, trades in the over-the-counter market and is quoted on the OTC Bulletin Board(R).

         The OTC Bulletin Board(R) is a regulated quotation service that displays real-time quotes and volume information in over-the-counter equity securities. The National Association of Securities Dealers, Inc. maintains the OTC Bulletin Board(R); however, the NASD and the OTC Bulletin Board(R) do not impose listing standards or requirements, do not provide automatic trade executions, and do not maintain relationships with quoted issuers. Issuers whose securities are quoted on the OTC Bulletin Board(R) may experience a loss of market makers, lack of readily available "bid" and "asked" prices for their securities, a greater spread between the "bid" and "asked" price of their securities, and a loss of liquidity in their securities. In addition, some investors have policies against purchasing or holding over-the-counter securities. Trading on the OTC Bulletin Board(R) has, and will continue to, materially affect both the trading volume and the market value of our Common Stock.

         From September 1998 to January 24, 1999, the OTC Bulletin Board(R) quoted our shares under the symbol "ZZNT." From January 25, 1999 to April 17, 2000, the OTC Bulletin Board(R) quoted our shares under the symbol "HSNS." On April 17, 2000, the NASD added the "E" to the end of our symbol. This fifth character is a warning indicating that we are not current in our reporting obligations to the Commission, and consequently, the OTC Bulletin Board(R) may cease quoting our shares at any time.

         On January 4, 1999, the United States Securities and Exchange Commission approved new eligibility rules limiting quotations on the OTC Bulletin Board(R) to the securities of issuers that are current in their reports filed with the Commission or other regulatory authorities. Because we did not timely clear the Commission's comments on all of our required reports, on May 17, 2000, the NASD removed our Common Stock from quotation on the OTC Bulletin Board(R). In response, we successfully obtained a temporary stay of the NASD's removal of our Common Stock from the Commission, and the OTC Bulletin Board(R) has continued to quote our Common Stock since the grant of the temporary stay.

         The NASD has scheduled a hearing for October 19, 2000 to determine the eligibility of our securities for quotation on the OTC Bulletin Board(R). We had previously requested this hearing in May 2000, but the NASD denied our request and terminated OTC Bulletin Board(R) quotation of our Common Stock without a hearing on May 17, 2000. After the NASD scheduled the October 19, 2000 hearing as we had previously requested, the SEC remanded this matter to the NASD for resolution.

         We have now filed amendments to our Form 8-K previously filed on May 8, 2000, our Form 10-Q for the quarter ended June 30, 2000, and the Registration Statement of which this Prospectus is a part 8 with the Commission. Although we cannot guarantee that the Commission's staff will not have additional comments, we believe that our amendments substantially address all of the Commission's prior comments about these documents.

         Based on these filings, we will seek to convince the NASD that we are close to clearing the Commission's comments, and we will ask the NASD hearing panel to grant us additional time to clear those comments. In the event that the NASD does not grant us additional time to clear those comments, we will appeal the NASD's decision and seek a stay of the NASD's order from the Commission. Failing that, we expect that our Common Stock would trade on the "pink sheets," and we will seek reinstatement to the OTC Bulletin Board(R) as quickly as possible after clearing all of the Commission's comments.

         Until the NASD makes its decision, our Common Stock will continue to trade on the OTC Bulletin Board(R) under the symbol "HSNSE."

         The following table provides information about the high and low daily bid prices of our Common Stock for each quarter during its entire trading history on the OTC Bulletin Board(R). These quotations reflect inter-dealer prices without markup, markdown, or commissions, and may not necessarily represent actual transactions.

                               TRADING HISTORY OF OUR COMMON STOCK

                   2000                          LOW                    HIGH
                   ----                       ----------             ----------
                   First Quarter              $    6.750             $   31.875
                   Second Quarter             $    3.000             $   13.250
                   Third Quarter              $    5.938             $    7.375
                   Fourth Quarter             $    4.750             $    6.000
                    (through October
                    12, 2000)

                   1999                          LOW                    HIGH
                   ----                       ----------             ----------
                   First Quarter              $    1.000             $    6.250
                   Second Quarter             $    1.125             $    4.875
                   Third Quarter              $    1.500             $    6.625
                   Fourth Quarter             $    2.625             $    18.25

                   1998                          LOW                     HIGH
                   ----                       ----------             ----------

                   First Quarter              Not Traded             Not Traded
                   Second Quarter             Not Traded             Not Traded
                   Third Quarter              $    3.000             $    8.250
                   Fourth Quarter             $    2.125             $    6.125

         As of September 30, 2000, we had 154 record holders of our Common Stock; 22,121,479 shares of Common Stock issued and outstanding; and 1,733,000 shares of Common Stock subject to outstanding options.

                                 DIVIDEND POLICY

         We have never paid any cash dividends on our Common Stock. We anticipate that we will retain earnings, if any, to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends on our Common Stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results, capital requirements, and whatever other factors that our Board of Directors determines are relevant.

                             SELECTED FINANCIAL DATA

         You should read the selected financial data below together with the information contained in the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" beginning on page 22 and our historical Financial Statements and related notes included elsewhere in this Prospectus.

         We derived the Statement of Operations data for the years ended December 31, 1998 and 1999 and the Balance Sheet data as of December 31, 1998 and December 31, 1999 from our audited Financial Statements included in this document. We derived the Statements of Operation data for the six months ended June 30, 1999 and June 30, 2000 and the Balance Sheet data at June 30, 1999 and June 30, 2000 from the unaudited Financial Statements included in this document. We have presented all amounts, except "per share" amounts, in dollars.

                                                                YEARS ENDED                     SIX MONTHS ENDED
---------------------------------------------------------------------------------------------------------------------------

                                                      DECEMBER 31,       DECEMBER 31,         JUNE 30,           JUNE 30,
                                                          1998              1999                1999               2000
---------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:                                                                          (UNAUDITED)
-----------------------------
Selling, general and administrative expenses          $    374,841       $  7,515,797       $  4,058,232       $  2,132,823
Loss contingency                                                --                 --                 --          9,166,875
Interest expense (income), net                                  --          2,655,749                 --            (16,952)
                                                      ---------------------------------------------------------------------
Loss from continuing operations                           (374,841)       (10,171,546)        (4,058,232)       (11,282,746)
Loss from discontinued operations                       (1,334,855)                --                 --                 --
                                                      ---------------------------------------------------------------------

Net loss                                              $ (1,709,696)      $(10,171,546)      $ (4,058,232)      $(11,282,746)
                                                      =====================================================================

Net loss applicable to common shareholders:
   Net loss                                           $ (1,709,696)      $(10,171,546)      $ (4,058,232)      $(11,282,746)
   Beneficial conversion feature of preferred                   --                 --                 --           (294,900)
     stock
   Preferred stock dividends                                    --                 --                 --            (53,333)
                                                      ---------------------------------------------------------------------

Net loss applicable to common shareholders            $ (1,709,696)      $(10,171,546)      $ (4,058,232)      $(11,630,979)
                                                      =====================================================================

Per share amounts (basic and diluted):

Loss applicable to common shareholders                $      (0.03)      $      (0.53)      $      (0.24)      $      (0.55)
     from continuing operations
Loss applicable to common shareholders                       (0.11)                --                 --                 --
     from discontinued operations
                                                      ---------------------------------------------------------------------

Net loss                                              $      (0.14)      $      (0.53)      $      (0.24)      $      (0.55)
                                                      =====================================================================

Weighted average shares outstanding                     11,898,867         19,080,492         17,011,596         21,135,597
                                                      =====================================================================


BALANCE SHEET DATA:
                                                               DECEMBER 31                              JUNE 30
                                                          1998                1999              1999               2000
                                                      ---------------------------------------------------------------------
                                                                                                       (UNAUDITED)
Cash and Cash Equivalents                             $     18,609       $    248,740       $     26,752       $    380,475
Total Assets                                          $     26,168       $  6,674,712       $  4,110,295       $  6,813,168

Total Shareholders' (Deficit) Equity                  $   (277,847)      $  5,185,021       $ (4,336,079)      $ (3,155,441)
                                                      =====================================================================

                               STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

         This Prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, among other things:

         - The future development and growth of, and opportunities for video commercial e-mail advertising, media creation, and media distribution services, the Internet, and the on-line media delivery market;

         -        The adoption of our planned services and technologies;

         -        Future domestic and international revenue opportunities;

         -        The establishment and future growth of our customer base;

         - Our ability to successfully develop and introduce future services;

         - Our future expense levels (including cost of revenues, research and development, sales and marketing and general and administrative expenses);

         -        Our future sales and marketing efforts;

         -        Our future capital needs;

         - The future of our relationships with All Video Network, E.piphany, NexGenix, Enflow, Summus, and other companies;

         -        The effect of past and future acquisitions;

         - The future effectiveness of our intellectual property rights if we acquire these types of rights;

         - The effect of any future legislation to which our business may become subject; and

         - The effect of any litigation in which we could become involved.

         The forward-looking statements included in this Prospectus are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of, among other things, development of our services, competition, growth in Internet advertising, and the availability of funding, and the other risk factors described in the section entitled "Risk Factors" beginning on page 8. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. Because of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion in conjunction with our Financial Statements and the related notes, which appear elsewhere in this Prospectus. This section contains "forward-looking statements" that involve risks and uncertainties. Our actual results could differ materially from the results these forward-looking statements anticipate as a result of various factors, including those discussed below and elsewhere in this document, particularly in the "Risk Factors" section beginning on page 8.

                                    OVERVIEW

         We were a development stage company during 1998, 1999, and for the first six months of 2000. Our accumulated deficit as a development stage company through June 30, 2000 was $23.5 million. We ceased being a development stage company in the third quarter of 2000 in connection with our acquisition of Douglas May & Co., Inc. Our accumulated deficit as of September 30, 2000 is $25.5 million. Our auditors have included in their audit opinion a qualification that our financial condition raises substantial doubt about our ability to continue as a going concern.

         We anticipate that our Media Creation and Media Distribution Services will generate additional revenues from:

         -        Hourly fees;

         -        Fixed-rate pricing;

         -        Flat fees; and

         - Revenue-sharing agreements (with our customers and our third-party software and technology suppliers).

         We will recognize revenues from our Media Creation Services when the services are performed. We will recognize revenues for our Media Distribution Services when we initiate an e-mail campaign, when we deliver advertising or other programming containing "rich media," and when we report the results (such as "revenue" or "reach") of e-mail campaigns. We anticipate having revenue sharing agreements with resellers and we have two potential resellers.

         You should consider our prospects in light of our limited operating history. We face all the risks and uncertainties of early stage companies. Our future success depends upon, among other things, our ability to generate revenues from future customers. Specifically, we must:

         - Generate sales of our Media Creation and Media Distribution services to e-commerce companies, companies with websites, and other entities interested in direct marketing activities using the Internet;

         - Generate sales of our complementary service offerings such as content hosting, streaming media (immediately and steadily delivering media through the Internet) from the hosted storage location to the listener or viewer, voice-over-the-Internet services and call center services;

         - Add personnel to and begin operating our sales and marketing programs in connection with our Rich Media DirectSM media distribution service; and

         - Establish our ability to resell our services through third-party reseller channels.

                      SIGNIFICANT CONTRACTUAL RELATIONSHIPS

         Since January 2000, we have achieved the following key milestones that are important to our business and our ability to generate revenue:

         In February 2000, we entered into a Master Agreement with Summus, The Master Agreement includes a Software License Agreement , a Software Maintenance Agreement and a Revenue Sharing Agreement (collectively with the Master Agreement and a letter agreement between Summus and us, dated March 13, 2000, the "New Agreements"). The New Agreements entirely replace the Marketing License Agreement and the related agreements incorporated by it or referenced by it, and replace the various letter agreements between Summus and us concerning one potential customer, Samsung Electronics of America, Inc. (collectively, the "Terminated Agreements"). See "Business - Summus, Ltd. Overview."

         On February 15, 2000, we signed a Letter of Intent with Samsung Electronics of America, Inc. and Summus, Ltd. This agreement is for the purposes of integrating and optimizing Summus Dynamic Wavelet(TM) compression methodology onto Samsung's digital signal processor ("DSP") platform for sale as a semiconductor component. We have not reached a definitive agreement as a result of this Letter of Intent yet, and to date we have not derived any revenue from this relationship.

         With regards to the Samsung relationship, we acted as a marketing agent for Summus. We were responsible for marketing Summus technology to Samsung and developing the proposed business venture. As part of the Revenue Sharing Agreement, we will receive the following revenue streams from any revenue derived if Summus and Samsung sign an agreement:

         -        Year 1 - 50% of all revenue;

         -        Year 2 - 50% of all revenue;

         -        Year 3 - 40% of all revenue; and

         -        Years 4 through 6 - 20% of all revenue.

         We entered into an agreement with Buy-It-Now.com, an online e-commerce company. This contract required us to deliver media advertisements through Rich Media Direct 1.0(TM) for Buy-It-Now e-commerce campaigns. We ran a trial campaign for Buy-It-Now using our Rich Media Direct 1.0(TM) service, but to date we have generated no revenue from this contract.

         We have entered into a contract with WorldQuest Networks which obligates us to deliver media advertisements through Rich Media Direct 1.0(TM) for WorldQuest Networks' e-commerce campaigns. To date, we have generated no revenue from this agreement.

         We have entered into a contract with New Millennium Health Services which obligates us to deliver media advertisements through Rich Media Direct 1.0(TM) for New Millennium Health Services' e-commerce campaigns. To date, we have generated no revenue from this agreement.

         We have entered into a contract with Learnkey which obligates us to deliver media advertisements through Rich Media Direct 1.0(TM) for Learnkey's e-commerce campaigns. To date, we have generated no revenue from this agreement.

         We have entered into an agreement with Continental Airlines, Inc., to run an internal corporate communications campaign to over 500 of its employees using Rich Media Direct 1.0(TM). To date, we have generated $4,000 in revenue from this campaign.

         We have now licensed technology from All Video Network, Inc. which we believe will allow us to deliver effectively the Media Distribution services that we intend to provide. We have also licensed from E.piphany, Inc. e-mail campaign management and customer response tracking software, and we have engaged NexGenix, Inc., a professional systems integration firm, to customize E.piphany's software for us. We recently received additional computers and other hardware that we purchased from Hewlett-Packard, Inc., and we entered into an agreement with Enflow, Inc., a commercial hosting services company (or "server farm"), to store our content on their computers and deliver it to our clients' designated recipients.


                         SIGNIFICANT SHARE TRANSACTIONS

-        SALES OF OUR SERIES A CONVERTIBLE PREFERRED STOCK

         On February 28, 2000, we sold 2,000 shares of Series A Convertible Preferred Stock to investors at a price of $1,000 per share, resulting in gross proceeds of $2,000,000 and net proceeds of $1,850,952. The investors who purchased these shares were: F. van Lanschot Bankiers (100 shares); S.K. van Os (250 shares); Insinger de Beaufort (250 shares); and AAA Trust (1,400 shares).

-        ACQUISITION OF DOUGLAS MAY & CO.

         In connection with this financing, we entered into a subscription agreement in the amount of $250,000, which we collected in June 2000. The holders of our Preferred Stock are unrelated and not affiliated with Summus Ltd., us, or counterparties to any of our agreements. The rights of the Series A Convertible Preferred Stock include the following rights:

         - A cumulative dividend of $80.00 each year per share of Series A Convertible Preferred Stock, and we have the right to pay this dividend by issuing additional shares of Series A Convertible Preferred Stock;

         - The right to convert the Series A Convertible Preferred Stock into shares of Common Stock at a conversion price of $14.24, subject to antidilution adjustment in the case of Common Stock dividends, splits and reorganizations; and

         - A liquidation preference of $1,000 per share of Series A Convertible Preferred Stock, plus accrued unpaid dividends, payable in the event of any liquidation, dissolution, or winding up of our company.

         After March 1, 2002, we will have the right to redeem any outstanding shares of the Series A Convertible Preferred Stock at a redemption price of $1,000 per share of Series A Convertible Preferred Stock, plus accrued dividends that have not been paid. We have authorized a total of 10,000 shares of Series A Convertible Preferred Stock. As of September 30, 2000, the 2,000 issued shares of Series A Convertible Preferred Stock were convertible into 147,066 common shares of our Common Stock.

-        ADDITIONAL SECURITIES ISSUANCES

         On July 25 and July 31, 2000, we sold 541,677 unregistered shares of our Common Stock and issued warrants to purchase an additional 1,083,353 shares of Common Stock for gross proceeds of $2,500,000. We committed to register the 541,677 shares under the Securities Act of 1933. The warrants have an exercise price of $4.625 per share, a term of five years, and cannot be exercised before January 31, 2001. Also, in connection with this transaction, we issued 27,084 unregistered shares of our Common Stock as a placement fee and committed to also register these shares under the Securities Act of 1933.

                                  ACQUISITIONS

-        ACQUISITION OF J.S.J. CAPITAL CORP.

         Under an Agreement and Plan of Merger dated April 18, 2000, with J.S.J. Capital Corp., a Nevada corporation, we acquired all of J.S.J. Capital's outstanding shares of common stock from its sole stockholder in exchange for 50,000 restricted shares of our Common Stock in a transaction in which we were the successor corporation.

-        ACQUISITION OF DOUGLAS MAY & CO., INC.

         Effective July 10, 2000, we acquired a marketing and advertising company, Douglas May & Co., Inc., a Texas corporation ("DMC"), in exchange for shares of our Common Stock. We are holding and operating DMC as a wholly-owned subsidiary. Mr. Douglas May, DMC's sole shareholder, joined our company as an employee and is currently our Executive Vice President and Chief Creative Officer. Before this transaction, Mr. May was not one of our shareholders and had no relations with us.

         In exchange for his conveying to us of all of DMC's outstanding capital stock, we issued a total of 183,070 shares of Common Stock to Mr. May in three installments as follows:

         - We issued 50,000 shares of Common Stock, coupled with a guarantee that if the OTC Bulletin Board(R) trading price of our Common Stock on July 10, 2001 is less than $10.00 per share, we will issue additional shares of Common Stock to make up the difference in value. The guaranteed value of these shares is $500,000. Based upon the closing price of our shares as quoted by the OTC Bulletin Board(R), the market value of these shares was $318,750 on July 10, 2000 and $250,000 on October 12, 2000;

         - We issued 45,572 shares of Common Stock, coupled with contractual obligations requiring us to register these shares. Since we did not register these shares by October 10, 2000, we must, at Mr. May's election, repurchase these shares from him by releasing funds escrowed under our acquisition agreement. Based upon the closing price of our shares as quoted by the OTC Bulletin Board(R), the market value of these shares was $290,522 on July 10, 2000 and $227,860 on October 12, 2000. As
                  of the date of this Prospectus, Mr. May has not elected to have us repurchase his shares; and

         - We issued 87,498 shares of Common Stock, coupled with contractual obligations requiring us to register these shares under the Securities Act of 1933. If we do not register these shares by January 1, 2001, we must, at Mr. May's election, repurchase these shares from him by making six equal installment payments to him in cash totaling $576,000. Based upon the closing price of our shares as quoted by the OTC Bulletin Board(R), the market value of these shares was $557,800 on July 10, 2000 and $437,490 on October 12, 2000.

-        NON-BINDING LETTER OF INTENT WITH SUMMUS, LTD.

         On August 31, 2000, we signed a non-binding Letter of Intent to purchase all of Summus' assets, including Summus' technology and intellectual property rights. This agreement required both parties to use their best efforts to consummate this transaction on or before September 15, 2000. In connection with this Letter of Intent, we loaned Summus $500,000 on August 31, 2000. Although the September 15, 2000 deadline has now passed, we are continuing to negotiate with Summus, and we are continuing to evaluate whether to consummate the transactions contemplated by the August 31, 2000, Letter of Intent at some point in the future.

-        RESULTS OF OPERATIONS

         SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1999.

         REVENUE

         We had no revenue during the six month periods ended June 30, 2000 or June 30, 1999. During the six month period ended June 30, 2000, we launched Rich Media Direct 1.0TM, and we have been working with potential customers to sign our contracts for services. During the six month period ended June 30, 1999 we had neither products to sell, nor the capacity to provide services.

         INTEREST INCOME

         Interest income for the six months ended June 30, 2000 of $16,952 represents interest earnings on cash balances in demand deposit accounts. During the six months ended June 30, 1999, we did not earn any interest income.

         GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses for the six months ended June 30, 2000 were $2,132,823 compared to $4,058,232 for the six months ended June 30, 1999. General and administrative expenses for the six months ended June 30, 2000 includes $868,938 of legal and accounting services. Of this amount, $400,000 relates to our merger with JSJ Capital, and the remaining portion is attributable to professional fees associated with Securities and Exchange Commission reporting matters and other general corporate activity. The remaining balance of the general and administrative expenses in 2000 is comprised of salaries and other operating costs. General and administrative expenses for the six months ended June 30, 1999 included non-cash costs of $3,640,000 related to the granting of stock options to acquire 1,825,000 shares of common stock for services rendered. These options were vested upon issuance and had nominal exercise prices. The remaining balance of the general and administrative expenses in 1999 is comprised of salaries and other operating costs.

         LOSS CONTINGENCY

         In June 2000, we entered into settlement agreement with William R. Dunavant and Michael Cimino to resolve a lawsuit filed in Florida. Under this agreement, we agreed to, among other things, register 350,000 shares of Common Stock owned by Mr. Dunavant under the Securities Act of 1933, which we are doing by filing the Registration Statement of which this Prospectus is a part.

         We also issued 175,000 new shares of Common Stock to Mr. Dunavant on June 6, 2000, which we agreed to register in the Registration Statement.

         Additionally, until we have registered all of the shares of Common Stock owned by Mr. Dunavant, including all of the new shares that we issue to him under our settlement agreement as this section describes, each month we must:

         -        Pay to Mr. Dunavant the sum of $12,750 in cash; and

         - Issuance to Mr. Dunavant 25,000 additional shares of Common Stock; however, if we have not registered the shares of Common Stock owned by Mr. Dunavant on or before January 1, 2001, the number of shares of Common Stock that we must issue to Mr. Dunavant each month will increase from 25,000 shares to 50,000 shares beginning in January 2001.

         Finally, we must also issue to, and register on behalf of Mr. Dunavant, a number of additional new shares of Common Stock. The number of shares that we must issue is equal to the difference between:

         (a)      the product obtained by multiplying $23.00 by the sum of:

                  (i)      400,000, plus

                  (ii) 25,000 shares per month from June 6, 2000 until the Registration Statement of which this Prospectus is declared effective, plus

                  (iii) 50,000 shares a month for each month after January 1, 2001 until the Registration Statement is declared effective, if necessary; and

         (b) the product obtained by multiplying the ten-day average closing price of High Speed's Common Stock as of the effective date of the Registration Statement, by the sum of:

                  (i)      450,000, plus

                  (ii) any additional shares received by Mr. Dunavant pursuant to items (a) (i), (ii) and (iii) above.

         Based on the terms of this settlement agreement, we accrued a loss of $9,166,875 during the six months ended June 30, 2000. This amount represents management's best estimate of the ultimate outcome of this matter. The most significant component of this amount relates to the estimate of the value of the additional shares we must issue to Mr. Dunavant based on the difference between the traded value of our Common Stock on the date the registration statement becomes effective and $23 per share. We calculate this loss accrual using the closing price of our Common Stock on June 30, 2000 as the estimated closing price on the date the registration statement covering Mr. Dunavant's shares will become effective. Prospectively, this accrual will increase or decrease at the end of each accounting period through completion of this process based on the closing price of our Common Stock.

         NET LOSS

         As a result of the factors discussed above, our net loss was $11,282,746 and $4,058,232 for the six month periods ended June 30, 2000 and June 30, 1999, respectively.

         YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1998.

         REVENUE

         We had no revenue during the years ended 1999 or 1998 because we had neither products to sell, nor the capacity to provide services.

         GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses for the year ended December 31, 1999 were $7,515,797 compared to $374,841 for the year ended December 31, 1998. General and administrative expenses for 1999 include $5,905,164 related to non-cash compensation and consulting costs related to the granting of stock options and stock awards to acquire 2,040,000 shares of common stock to employees and stockholders for services rendered and the execution of stock subscription agreements to acquire 250,000 shares of Common Stock with per share selling prices set below the traded value of the common stock. The stock options and stock awards were vested upon issuance and had nominal exercise prices. Of the 1999 general and administrative expenses, $800,000 relates to the initial accrual associated to the Dunavant lawsuit and settlement. The remaining balance of the 1999 general and administrative expenses relates to salary and other operating costs. General and administrative expenses for 1998 totaled $374,841, representing salary and other operating costs.

         INTEREST EXPENSE

         Non-cash interest expense of $2,655,749 was incurred relating to the issuance of convertible debentures during 1999 that included common stock conversion prices, which were below the fair market value of the common stock on the date the debentures were issued. Since all of the convertible debentures were convertible into common stock upon issuance, the beneficial conversion feature of $2,655,749, which reflects the difference between the debentures' conversion prices and the fair market value of the traded common stock, has been recorded as non-cash interest expense during 1999. There were debentures issued during 1998.

         LOSS FROM DISCONTINUED OPERATIONS

         The loss for the year ended December 31, 1998 reflects discontinuing the operations of Marketers World. Due to our inability to acquire in a timely the products and software necessary to commence its planned principle operations, coupled with our limited financial resources at that time, our management made the decision to make no further investments in Marketers World and to terminate all operations of Marketers World by the end of 1998. The loss on discontinued operations recorded in 1998 totaled $1,334,855. We incurred no costs after 1998 relating to the operations of Marketers World.

         NET LOSS

         As a result of the factors discussed above, our net loss for the year ended December 31, 1999 was $10,717,546 and our net loss for the year ended December 31, 1998 was $1,709,696.

         LIQUIDITY AND CAPITAL RESOURCES

         Our operations to date have been primarily funded by private placements of our Preferred and Common Stock and related party loans and debentures. As of June 30, 2000, we had cash and cash equivalents of $380,475, and other current assets of $66,001 and current liabilities of $9,968,609 resulting in a working capital deficiency of $9,522,133.

         Net cash used in operating activities of $1,544,545 during the six months ended June 30, 2000 reflects cash paid for salaries and our other operating expenses.

         Net cash used in investing activities of $74,450 during the six months ended June 30, 2000 represents capital expenditures for office furniture and computer equipment and services.

         Net cash provided by financing activities of $1,750,730 during the six months ended June 30, 2000 resulted from the net proceeds of the sale of our preferred stock of $1,850,952, net of a reduction in the amounts due to related parties of $100,222.

         Net cash used in operating activities from operations during the six months ended June 30, 1999 of $281,919, resulted from the payment of salaries and other operating expenses. Net cash provided by financing activities for the six months ended June 30, 1999 resulted from the sale of Common Stock and advances from related parties.

         Net cash used in operating activities of $885,885 during the year ended December 31, 1999 reflects cash paid for salaries and our other operating expenses plus $60,000 paid to Summus as a prepaid royalty. In connection with the Marketing License Agreement we executed with Summus in February 1999, we committed to pay Summus $3.0 million in the form of prepaid royalties in various cash installments. We made the final installment to Summus by issuing 1.5 million shares of our Common Stock. Based on the traded value of our Common Stock on the date these 1.5 million shares were issued, these 1.5 million shares were valued at $2,278,125. Therefore, the total value of the royalties we pre-paid to Summus as of December 31, 1999 is $4,528,125, which consists of:

         - The issuance of 1,500,000 shares of our Common Stock, valued at $2,278,125;

         -        The $60,000 cash payment we made to Summus; and

         - Various cash payments, totalling $2,190,000, were paid by a shareholder, Mr. Bradford Richdale, to Summus on our behalf and for which we issued debentures that were converted into 3,968,640 shares of Common Stock.

         At the time Mr. Richdale made these payments to Summus, he was our primary shareholder; however he did not have any ownership interest in Summus. During the time period in which prepaid royalties were made, there was no cross-ownership between Summus and us.

         Net cash used in investing activities of $106,052 during the year ended December 31, 1999 include $4,052 paid for office furniture, and $102,000 paid in connection with the acquisition of our ownership interest in Summus. Our total investment in Summus is $1,894,127, which consists of a cash payment of $102,000 and the issuance of 795,001 shares of Common Stock valued at $1,792,127.

         Net cash provided by financing activities of $1,222,068 during the year ended December 31, 1999 resulted from the proceeds of the sale of Common Stock of $242,062, proceeds from the issuance of convertible debentures of $558,640 and net advances from shareholders totaling $421,366. During 1999, $2,097,109 of convertible debentures were issued to a shareholder as partial settlement for cash advances made by the shareholder to Summus, on our behalf, for the payment of royalties.

         Net cash used in operating activities from continuing operations during the year ended December 31, 1998 of $291,685, resulted from the payment of salaries and other operating costs. Net cash used in discontinued operations of $1,334,855 represents the net cash used to operate Marketers World during 1998. Net investing activities for the year ended December 31, 1998 included the purchase of equipment. Net financing activities during the year ended December 31, 1998 of $1,626,407 included proceeds from the sale of Common Stock of $317,000, shareholder capital contributions of $1,091,648 and shareholder advances of $445,378, less $227,619 used to acquire 38,500 shares of our stock.

         On February 28, 2000, we sold, 2,000 shares of our Series A Convertible Preferred stock at a price of $1,000 per share. We received net proceeds from this issuance of $1,850,952. This amount included a stock subscription receivable of $250,000, which was collected in June 2000.

         Also, on July 25 and July 31, 2000, we sold 541,677 shares of our unregistered Common Stock and issued warrants to purchase an additional 1,083,353 shares of Common Stock for gross proceeds of $2,500,000. The proceeds from these issuances will not be sufficient to fund operations for the next 12 months.

         We currently have enough cash to fund our operations until December 2000. However, we anticipate that our existing cash resources, plus the proceeds from an anticipated private placement, plus expected internally generated cash from customers will be sufficient to fund our capital requirements for the 12 months commencing from December 2000. We believe we will generate cash from operations over the next 12 months from our Rich Media Direct(SM) service. While we do expect to generate cash from customers in the next 12 months, we still expect net cash flow from operations to be negative for that period. As discussed previously, we are also engaged in discussions to raise additional capital through a private placement of our capital stock. We cannot be certain that we will be able to obtain additional equity or debt financing.

         Cash generated from operations as well as future sales of debt or equity securities should provide liquidity for the time period subsequent to December 31, 2001. We anticipate that our operations will increase during the fourth quarter of 2000 and beyond. Cash from these operations is estimated to generate positive cash flow for periods subsequent to December 31, 2001. Management would consider the sale of debt or equity securities in order to expand our current infrastructure or to expand into other lines of business. We will not receive any of the proceeds from the sale of the shares of our Common Stock covered by the Registration Statement of which this prospectus is a part.

         Our continuation as a going concern depends on our ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitability. Management expects that we will obtain an increase in customer orders for our services, which will produce increased revenues to reduce our operating losses. Management also expects we can raise additional capital to further fund operations. However, we cannot guarantee that we will be able to execute management's plans as anticipated.

         NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal years beginning after June 15, 2000. We have not yet determined the effect that the adoption of SFAS will have on our consolidated financial statements.

         QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The following discusses our exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the section entitled "Risk Factors."

         We do not use any derivative financial instruments for hedging, speculative or trading purposes. We do not own any equity investments other than the shares of Summus. Summus is a private company and is not traded on any public market. Our investment in Summus is subject to changes in market conditions since the value of a private company can change according to perceptions of general market risk, industry-specific market risk, or company performance, although the private company is not being publicly traded.

                                    BUSINESS


                                     GENERAL

         We are an early stage company launching a new business offering Media Creation and Media Distribution services that will enable our current and prospective clients to deliver audio, video, graphic, and animated content and advertising over the Internet.

         - MEDIA CREATION

         We are already providing Media Creation services to our customers through our wholly-owned and fully operational subsidiary, Douglas May & Co. Inc., which we acquired on July 10, 2000. These services include creative design assistance and commercial content development, including audio and video images and animation, as well as website design and construction.

         - MEDIA DISTRIBUTION

         We plan to provide media distribution, embedded inside e-mail services, as well as customer targeting and tracking services (which identify potential e-mail recipients based upon demographic information, keep track of the number of times recipients view our e-mail messages, and record specific information about those viewers) for applications such as permissive marketing (whereby potential e-mail recipients agree in advance to receive solicitations).

         We intend to provide an integrated suite of Internet services, collectively called "Rich Media DirectSM" to our customers, utilizing software and technology that we have licensed from third-party providers, particularly vendors specializing in compression and decompression technology.

-        RICH MEDIA DIRECT(SM)

         Rich Media Direct(SM) is our brand name for the suite of Internet services we are offering in connection with the creation and distribution of "rich media" (media that contains one or more of the following: audio, video, graphics, and animation). Rich Media Direct(SM) is an Internet direct marketing service designed to deliver content through applications such as e-mail where recipients grant their permission in advance to receiving this media content. Our Rich Media Direct(SM) service will provide customers with dedicated bandwidth and a distribution infrastructure to efficiently distribute media content to targeted audiences. Our service will require our customers to provide to us the list of e-mail recipients to whom we will then deliver the media content, such as advertising or programming. Alternatively, we can identify a targeted group and purchase distribution lists from third parties, provided that these lists contain individuals who have requested that advertisements or programming be sent to them.

         Our business plan assumes that our Rich Media Direct(SM) services will enable our clients to achieve a higher response rate in the market than traditional Internet advertisements on a webpage that connects to or links to the advertiser's website known as banner advertisements. Our Rich Media Direct(SM) advertisements will initially be in the form of a rich media commercial (a commercial using audio, video, graphics, or animation) attached to an e-mail message that recipients have previously agreed to receive. This will offer advertisers, publishers and media buyers an advertising distribution medium through e-mail with the ability to target a selected audience based on specified demographic information. Our initial and current offering is Rich Media Direct 1.0(TM). Our long-term goal is to build a highly scalable media distribution service that can reach in excess of 3 million targeted users per day for each media transaction executed, and also collect, analyze, and store the results of that transaction.

         We originally attempted to launch Rich Media Direct 1.0(TM) in January 2000. However, after feedback from potential customers, we determined that we needed to upgrade our technology to improve its functionality. We have now licensed technology from All Video Network, Inc. which we believe will allow us to deliver effectively the

Media Distribution services that we intend to provide. We have also licensed from E.piphany, Inc. e-mail campaign management and customer response tracking software , and we have engaged NexGenix, Inc., a professional systems integration firm, to customize E.piphany's software for us. We recently received additional computers and other hardware that we purchased from Hewlett-Packard, Inc., and we have entered an agreement with Enflow, Inc., a commercial hosting services company (or "server farm"), to store our content on their computers and deliver it to our clients' designated recipients.

         We do not foresee the need to purchase any additional products or services from third parties in order to begin offering and delivering our services, and we believe that we will be in a position to launch our next generation of Rich Media Direct(SM) platform in the fourth quarter of 2000.

         Currently, we have service contracts with four customers using Rich Media Direct 1.0(TM). These contracts establish the commercial terms for our services, but do not require customers to purchase any specific volume of our services.

         We intend to continue to focus our marketing efforts on advertising agencies and dedicated Internet companies with web properties, as well as traditional companies seeking the commercial opportunities that Internet direct marketing provides. We intend to use a range of activities to market our Media Creation and Media Distribution services, including our own internal sales force, trade shows, trade advertisements, selected media events, and our own website and services. We also intend to publish printed marketing materials to support our sales staff, including company brochures, feature descriptions, technology research papers, and client case studies.

         Once our infrastructure is in place (hopefully, by the end of year
2000), we will not need to maintain a significant amount of working capital in order to deliver our services. Beyond the payment of the fixed costs associated with the development of our infrastructure, we will incur variable costs upon the delivery of our services. We expect to be able to pay these costs from our cash flows from operations; however, we cannot be certain that we will be able to do so. We will need customary working capital in order to provide any necessary funding during the interval between the collection of receivables and the payment of payables; however, we do not anticipate that this amount will be significant.

                    HISTORY OF HIGH SPEED NET SOLUTIONS, INC.

         We were originally incorporated in Florida in 1984, under the name of "EMN Enterprises, Inc." We remained a non-operating public shell company until August 1998, when we acquired all of the assets of Marketers World, Inc. ("Marketers World").

-  ACQUISITION OF MARKETERS WORLD'S ASSETS

         On August 24, 1998, we acquired all of the net assets of Marketers World, Inc., a private operating company incorporated in Florida in January 1988. Marketers World's planned principal operations were leasing computer systems to businesses, distributing Internet-oriented products, and performing related services.

         We effected this merger by issuing 9,275,000 shares of our Common Stock to Marketers World in exchange for its net assets, which consisted primarily of computer hardware and office furniture. At the time of this merger, we had no assets or liabilities; accordingly, we accounted for this transaction as a recapitalization of our company.

         In connection with this transaction, in September 1988, we changed our name from "EMN Enterprises, Inc." to "ZZAP.NET, Inc."

         During the remainder of 1998, we operated our business based on Marketers World's net assets. Due to our inability to acquire in a timely manner the products and software necessary to commence Marketers World's planned principle operations as described above (other than the sale of pilot products and services), coupled with our limited financial resources at that time, we decided not to make any further investments in Marketers World and to terminate all operations by the end of 1998. At that time, the net book value of Marketers World's assets was

$105,748. We wrote off this amount at the end of 1998 and presented Marketers World's operating results as discontinued operations. In 1998, we incurred a net loss of $1,709,696.

         In connection with the discontinuance of Marketers World's operations, we canceled 5,161,100 shares of the initial 9,275,000 shares of our Common Stock that we had issued to acquire Marketers World's net assets. The shareholders who owned these shares agreed with us that Marketers World's assets were initially over-valued, and they voluntary returned the 5,161,100 shares of our Common Stock to us for cancellation. Since we did not ascribe any value to the initial shares that we issued in connection with the Marketers World acquisition, we did not ascribe any value to their subsequent cancellation.

         During 1999, our operations were limited to obtaining financing and changing our business plan. In 1999, we incurred a net loss of $10,171,546.

         While we were operating under the name of ZZAP.NET, our Common Stock began trading on the National Association of Securities Dealers' OTC Bulletin Board(R). On December 29, 1998, we changed our name from "ZZAP.Net" to "High Speed Net Solutions, Inc.," and on January 25, 1999, we changed our OTC Bulletin Board(R) security symbol from "ZZNT" to "HSNS" to reflect our new name.

-        ACQUISITION OF J.S.J. CAPITAL CORP.

         Under an Agreement and Plan of Merger dated April 18, 2000, with J.S.J Capital Corp., a Nevada corporation, we acquired all of J.S.J. Capital's outstanding Shares of common stock from its sole stockholder in exchange for 50,000 restricted shares of our Common Stock in a transaction in which we were the successor corporation.

-        CROSS-OWNERSHIP WITH SUMMUS, LTD.

         In August 1999, Summus acquired 9,542,360 restricted shares, which at that time, represented approximately 51% of our outstanding Common Stock (approximately 49% on a fully diluted basis), from the shareholders who previously obtained our Common Stock in connection with our acquisition of Marketers World. Summus issued 132,888 shares of its own common stock to acquire, and in exchange for, these shares of our Common Stock. All of the shares of our Common Stock that Summus acquired had full voting rights.

         As of September 30, 2000, Summus held 8,389,360 shares, or 37.9%, of our outstanding Common Stock (32.7% on a fully diluted basis). Summus also has the power to vote an additional 1,279,667 shares of our Common Stock through voting agreements with and/or proxies from 14 persons. In total, as of September 30, 2000, Summus had the power to vote 9,669,027 shares, or 43.7%, of our outstanding Common Stock (37.6% on a fully diluted basis).

-        AGREEMENTS WITH SUMMUS

         In February 1999, we entered into the Marketing License Agreement with Summus, Ltd., in which we obtained the right to distribute specific Summus products and technology. The term of the Marketing License Agreement was three years. In exchange for these rights, we agreed to make an upfront payment of $3,000,000 dollars in several installments during the first year of the Marketing License Agreement. We made payments of $2,250,000 in cash toward payment of the $3,000,000. We satisfied the final installment due under the Marketing License Agreement by issuing 1,500,000 shares of Common Stock to Summus. We terminated the Marketing License Agreement on February 18, 2000 and on that same date entered into new agreements with Summus to support the requirements of our new business plan. The new agreements are for a six-year term and give us rights to use specific Summus products and rights to maintenance and support for these products. For a description of these new agreements, see "- Summus Ltd. Overview."

         On September 1, 2000, Summus delivered to us some components of its MaxxSystem(TM) software suite. This software suite came with the following products:

         -        MaxxShow(TM) :      A client-server tool for displaying media
                                      presentations through an Internet browser;

         -        MaxxLayout(TM) :    A content creation tool for combining
                                      video, audio, images, text hyperlinks
                                      and flash animation into compelling
                                      media presentations;

         -        MaxxCI(TM) :        An image compression editor; and

         -        Measurements(TM) :  A tracking and reporting tool.

         Summus did not deliver its MaxxServer(TM) component committed in the License Agreement, dated February 18, 2000, for streaming wavelet video as part of the September 1, 2000 delivery.

-        MANAGEMENT

         Andrew L. Fox became our acting President and Chief Executive Officer in August 1999, and our full-time President and Chief Executive Officer in July 2000 to develop and start-up our business operations. In September 1999, we moved our operations from Florida to Raleigh, North Carolina, into office space located at Two Hannover Square, 434 Fayetteville Street Mall, Suite 2120.

         Currently, we are building our team by hiring additional employees, and we are creating an information system infrastructure with which we plan to deliver our Internet e-mail advertising and media delivery services. We have not yet generated any revenue from Media Distribution services. Our energies are currently devoted to implementing our business plan, both from a sales and marketing perspective to gain new customers, and from a development and operational perspective to serve the customers we do acquire.

         DEVELOPMENTS IN THE YEAR 2000

         On July 27, 2000 we engaged NexGenix, Inc., an e-business systems integrator, to integrate E.piphany's software with our next generation Rich Media Direct(SM) platform. We had previously hired NexGenix in March 2000 to do a comparative study on Rich Media Management software. Based on this study and Summus' inability to deliver its MaxxSystem software suite on time, our management developed a new strategy for bringing its Rich Media Direct(SM) platform to market.

         In August 2000, we licensed E.piphany's campaign management and e-mail distribution software to serve as the foundation for its next generation Rich Media Direct(SM) media distribution service. The E.piphany software provides us with the ability to send up to 3 million e-mails per day to targeted demographic groups. With the help of NexGenix, we will have the ability to utilize the E.piphany software to run multiple campaigns, collect and analyze campaign results and deliver video advertisements and programming.

         In early August, we began looking at alternative media compression technologies to offer with its next generation Rich Media Direct(SM) offering. In August 2000, we entered into a Letter of Intent with Learnkey to utilize its streaming technology, based on RealNetworks technology, as one of the media compression offerings for our next generation Rich Media Direct(SM) platform. Learnkey has media compression technology that can stream screen-captures of animated graphics and images for very low bandwidth connections. This Letter of Intent called for us to license Learnkey's toolset for creating streaming screen-captures, a product known as "RealCBT(TM)."

         In September 2000, we signed a contract with All Video Network to utilize their MPEG4 streaming technology as one of the alternative media compression offerings for our next generation Rich Media Direct(SM) platform. We received an exclusive license to use this technology for streaming media through electronic mail. All Video Network has developed proprietary technology to improve the quality and delivery of its MPEG4 streaming video. All Video Network would digitize, compress and host all MPEG4 streaming video for High Speed's next generation of Rich Media Direct(SM) platform offering. In addition, All Video Network would help integrate MPEG4 streaming video into the E.piphany software.

         On September 1, 2000, we signed a non-binding Letter Of Intent to acquire Summus Ltd. and its Dynamic Wavelet(TM) technology. We believe that the value of this acquisition would be the ability to leverage Dynamic

Wavelet(TM) technology for positioning the Rich Media Direct(SM) offerings into the wireless and broadband marketplaces. This Letter of Intent called for us to acquire all of Summus' assets in exchange for 8,000,000 shares of our Common Stock. In addition, we made a $500,000 loan to Summus to help keep Summus solvent until a contract could be negotiated. This Letter of Intent called for a contract to be signed 30 days from the date of the agreement. As of October 13, 2000 we have not signed a contract with Summus.

         In September 2000, we signed an agreement with Enflow Systems. Enflow Systems is an Internet Service Provider who will host our next generation Rich Media Direct(SM) server and data storage systems.

-        BUSINESS STRATEGY

         In September of 1999, we began investigating Internet opportunities to generate revenue as a service bureau business. To become a service bureau business, we plan to license the use of various software products to distribute media over the Internet. This research and subsequent discussions with potential customers led us to launch our media distribution service business called Rich Media Direct(SM) on January 24, 2000.

         Our initial strategy was heavily dependent on Summus' software products and technology. However, due to delivery delays, we decided to move forward with alternate vendors for our current generation of Rich Media Direct(SM) 2.0 platform, including All Video Network and E.piphany. We have recently received some of the products we originally licensed from Summus. We are currently testing and evaluating these products for possible incorporation into the Rich Media Direct(SM) suite and other products and services in the future, including broadband and wireless applications. In July 2000, we made a number of changes to our initial strategy to reduce the dependence of our next generation Rich Media Direct(SM) platform on media compression technology from Summus Ltd.

         To help reach this objective, we have partnered with NexGenix, Inc., a systems integrator and e-business consultant. Following NexGenix's recommendation, we partnered with E.piphany, a leading provider of e-mail distribution and campaign management software. We have also contracted with NexGenix to customize the E.piphany system for our Rich Media Direct(SM) services. Our strategy is to base our next generation Rich Media Direct(SM) platform on E.piphany's software, because it gives us the ability to target end users through e-mail and can scale in excess of 3 million users per transaction.

         The Rich Media Direct(SM) platform also requires media compression technology to reduce the size of large media files that it will routinely deliver over its network. We have signed license agreements with a number of media compression suppliers for compressing and delivering media content over the Internet.

         In February 2000, we signed a license agreement with Summus Ltd. for the licensing of its Dynamic Wavelet(TM) media compression technology. We believe that Dynamic Wavelet(TM) technology is ideally suited for wireless and broadband networks and we intend to work with Summus to build a Rich Media Direct(SM) solution for those markets.

         In August 2000, we signed a Letter of Intent with Learnkey. Learnkey will provide us with media compression technology that compresses screen captures of animated images and graphics and delivers them over low speed modems.

         In September 2000, we signed a license agreement with All Video Network that gives us exclusive rights to All Video Network's "MPEG4 media compression technology" for delivery of streaming media through electronic mail.

         Both All Video Network and Learnkey provide a key product function that allows users to view the delivered video files immediately upon receiving them. This capability will be a key product feature of our next generation Rich Media Direct(SM) platform.

         We are continuing to evaluate Summus' technology in connection with acquisition discussions. On August 31, 2000, we signed a non-binding Letter of Intent to purchase all of Summus' assets, including Summus' technology and intellectual property rights. This agreement required both parties to use their best efforts to consummate this transaction on or before September 15, 2000. In connection with this Letter of Intent, we loaned Summus $500,000 an August 31, 2000. Although the September 15, 2000 deadline has now passed, we are continuing to negotiate with Summus and we continue to evaluate whether to consummate the transactions contemplated by the August 31, 2000, Letter of Intent at some point in the future.

-    COMPETITION

         We believe that the primary competitive factors in the rich media content and advertising delivery services market will include:

         -        Pricing and licensing terms;

         -        Compatibility with new and existing media formats;

         - Compatibility with the user's existing network components and software systems;

         - Scalability of rich media content and advertising delivery technology and cost per user;

         - Quality and reliability of the overall rich media advertisement or content;

         - Access to distribution channels necessary to achieve broad distribution and use of our services;

         - Availability of content for delivery over the Internet and access to necessary intellectual property rights;

         - Capability to license or develop and support secure formats for digital media delivery, particularly video;

         - Ability to license and support popular and emerging media formats for digital media delivery, particularly video, in a market where competitors may control the intellectual property rights for these formats;

         - Size of the active audience for rich media advertisements and its appeal to content providers and advertisers;

         - Features for creating, editing and adapting content for the Internet;

         -        Ease of use and interactive user features in products;

         -        Ease of finding and accessing content over the Internet; and

         - Challenges caused by bandwidth constraints and other limitations of the Internet infrastructure.

         Our failure to adequately address any of the factors listed above could harm our business strategy and our operating results.

         Our business plan calls for us to use Learnkey's RealCBT(TM) and All Video Network's Omnisuite(TM) software products for compressing and decompressing commercial e-mail messages for delivery over the Internet. If Learnkey's and All Video Network's technique has better compression performance than other compression methods then recipients of e-mail advertisements sent by us will have a more satisfactory viewing experience because they will receive and begin viewing the content attached or associated with the e-mail more quickly. In the case of All Video Network, we have signed an exclusive agreement to use its technology for streaming media through e-mail.

         The marketplace for rich media advertisement delivery is extremely competitive. Traditional Internet advertisement network companies such as CMGI Inc., 24/7 Media, Inc., and DoubleClick, Inc. have included rich media advertisements, through banner ads, as part of their product mix.

         We believe that direct response marketing rather than pure advertising will be a key application for Rich Media Direct(SM), and we will not initially compete directly with these companies, although we recognize that these companies may change their products and services and compete with us in the future.

         We will compete with many companies in the Internet direct marketing space, including companies that currently utilize e-mail (specifically "opt-in" e-mail) as a way to target specific demographic groups. These companies include Message Media, Inc., Digital Impact, Inc., yesmail.com, Inc., Juno Mail Services, Inc., and Mind Arrow, Inc. (formerly known as E-commercial.com, Inc.) and others. Several companies, such as Mind Arrow, Inc. and RadicalMail, Inc. are focusing more specifically on rich media delivery than on traditional banner advertisements.

         We may experience additional competition from Internet service providers, advertising and direct marketing agencies and other large established businesses such as America Online, Inc., DoubleClick, Inc., Microsoft, Inc., IBM, Inc., AT&T, Inc., Yahoo!, Inc. and RealNetworks, Inc. Each of these companies possesses large, existing customer bases, substantial financial resources and established distribution channels and could develop, market or resell a Rich Media Direct(SM) marketing service that could target customer demographic groups through applications like e-mail. These potential competitors may also choose to enter this marketplace by acquiring one of our existing competitors or by forming strategic alliances with these competitors or others, including alliances with Summus.

-        MARKET OPPORTUNITY

         According to Jupiter Communications, a leading consultant on online advertising, use of e-mail is the number one activity on the web (95.7% of all users) followed by searching (87.5%) and research products (71.7%). Our business plan assumes that advertisers are aware of the role that the Internet could play in influencing purchases and creating awareness, and will increase their spending for Internet advertising.

-        ADVERTISING ON THE WEB

         Our business plan anticipates that Internet advertising budgets in the United States and elsewhere will grow as companies' demand for media exposure continues to increase. Although Internet advertising was only 1.25% of the total amount spent by advertisers in 1998, by 2003, Jupiter Communications expects Internet advertising to be 5.3% of the total amount spent by advertisers in all media. Jupiter Communications believes that online advertising will grow from $2.1 billion in 1998 to $11.5 billion in 2003, fueled by increases in the online population, time spent online, and Internet commerce adoption. Our business plan anticipates that as the general online advertising market grows, our opportunity within this larger market will expand.

-        DIRECT RESPONSE MARKETING ON THE WEB

         Our business plan assumes that Internet direct response marketing will play an important role in helping web sites produce revenue. Forester Research expects direct response marketing on the web (mainly through e-mail) to make up 60% of all Internet advertising by 2003, compared to 15% in 1998.

         Our business plan anticipates that direct response marketing will migrate to the Internet, and that rich media will play an increasingly significant role in that migration.

-        SALES AND MARKETING

         Currently, we have service contracts with four customers. These contracts establish commercial terms for our services, but do not require customers to purchase any specific volume of services. We intend to continue to focus our marketing efforts on advertising agencies and dedicated Internet companies with web properties, as well as traditional companies seeking the commercial opportunities that Internet direct marketing provides. We intend to use a range of activities to market our Media Creation and Media Distribution, including our own internal sales force, trade shows, trade advertisements, selected media events and our own website and services. We also intend to publish printed marketing materials to support our sales staff, including company brochures, feature descriptions, technology research papers, and client case studies.

         We have been actively marketing our services since January 2000, and have two dozen customer prospects in development or negotiation stage. We currently have five full time sales personnel. We intend to sell our Rich Media Direct(SM) marketing services through a combination of both inside and outside sales forces, as well as resellers. We have two potential resellers, Williams Communications Group, Inc. and Dial2GO, Inc.

         We intend to focus our marketing efforts on advertising agencies, dedicated Internet companies with web properties, as well as traditional companies seeking to take advantage of the commercial opportunities afforded by Internet direct marketing. We intend to use a range of marketing activities to pursue our objectives, including trade shows, trade advertisements, selected media events and our own web site and service. Of these methods, to date we have only used our own web site to market our services. We intend to publish additional marketing materials to support the sales process, including company brochures, feature descriptions, technology research papers and client case studies.

         Currently, we lack funding for such activities and will need to raise approximately $5,000,000 to implement our business plan and fund these marketing activities from December 2000 to December of 2001. We plan to raise these funds in a private offering of our capital stock sometime during the remainder of the year 2000.

-        RESEARCH & DEVELOPMENT

         We do not conduct our own research and development of software products or technology. Instead, we rely on third parties to produce generally available software products with which we can build our service bureau business. One important example of these suppliers is Summus. We believe that our ability to build out its Rich Media Direct(SM) service for wireless and broadband networks will be dependent on Summus. We believe our ability to develop new markets and features for our product will be necessary to ensure our long term success.

         Our business plan anticipates that we will use third-party software products, including Summus' MaxxSystem(TM) and All Video Network Omnisuite software's product to implement and differentiate our services. Because of the central role that compression and decompression plays in the delivery of video e-mail advertisements, our plans are somewhat dependent on Summus' and All Video Network' research and development efforts toward improving their products.

         Summus has a limited track record in supplying generally available commercial software products; however, it has applied its Dynamic WaveletTM compression methodology in defense-related and contract research projects with success. In the last two years, Summus has focused on commercial applications. In doing so, it has not completed commercial products as quickly as we anticipated in 1999 when we first entered into agreements with Summus.

         Summus is currently working to complete a group or suite of software products designed to work together labeled MaxxSystem(TM). Summus has 45 full-time employees. Limited financial resources may limit Summus' ability to complete its products on a timely basis. Summus has disclosed to us that without additional financing (which could include additional sales of our Common Stock) or an increase in sales of its commercial software products it may not be able to continue its operations.

         All Video Network has developed a number of commercially available products and services to customers, such as CBSSportsLine.com, the Golf Video Network.com and TravelVideoNetwork.com. It has also developed a number of proprietary functions to increase the quality of its video.

-        DEVELOPMENTS IN THE YEAR 2000

         Summus and us signed a letter of intent with Samsung on February 15, 2000. Our agreement with Summus provides for revenue sharing between us and Summus. To date no definitive agreement has been signed with Samsung. The Samsung revenue sharing provisions do not split equally any revenue we may receive from

Samsung. The revenue split changes over time according to the schedule described in the remainder of this paragraph. To date, we have not generated any revenue from Samsung and neither Summus nor we have signed a definitive agreement with Samsung. Under the Samsung provisions, Summus will pay us 50% of the revenue it receives from Samsung during the first and second years of an agreement between Summus and Samsung; Summus will pay us 40% of the revenue it receives during the third year; and Summus will pay us 20% of the revenue it receives during the fourth, fifth, and sixth years. Similarly, we must pay Summus 50% of the revenue we receive from Samsung during the first and second years of an agreement between Samsung and us; we must pay Summus 40% of the revenue we receive during the third year; and we must pay Summus 20% of the revenue we receive during the fourth, fifth, and sixth years. We cannot guarantee that either Summus or we will enter into any agreement with Samsung.

-        TERMINATION OF THE MARKETING LICENSE AGREEMENT

         The New Agreements replace entirely the Terminated Agreements. The Terminated Agreements gave us specific exclusive and non-exclusive rights to market and distribute Summus products and technology. We no longer have these rights. Our former rights included:

         - Exclusive rights to license a streaming demonstration product utilizing Summus wavelet technology;

         - Nonexclusive rights to license MaxxNote 1.0 and 2.0 (a videomail product);

         - Nonexclusive rights to license "4U2C" (an image compression tool); and

         - Nonexclusive rights to license version 1.0 of a video conferencing product.

         To date, we have not used these rights to generate revenue in the marketplace.

-        INTELLECTUAL PROPERTY

         We do not hold any patents, nor do we hold any trademark or service mark registrations. We do not have any U.S. patent applications pending. We recently filed a United States service mark application for Rich Media Direct(SM), and we intend to file applications for the same mark in some foreign countries. There is no assurance, however, that our service mark application will result in our service mark being approved.

         Our success and ability to compete are substantially dependent upon technology and intellectual property. We intend to rely on copyright, trade secret and trademark law to protect our technology and intellectual property. We have no knowledge of any intellectual property infringement claims or suits against us of any kind, nor do we believe that any intellectual property claims have been filed against Summus. We also believe that factors such as the technological and creative skills of our personnel, new service developments and frequent service enhancements are essential to establishing and maintaining an intellectual property leadership position.

         We are currently entering into confidentiality agreements with all employees and consultants. We intend to implement confidentiality agreements, which require our employees and consultants to hold in confidence and not disclose any of our proprietary information. Despite our efforts to protect our proprietary information, unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and the steps we intend to take might not prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States.

         We intend to collect and use data derived from our clients. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with customers, including copyright or trademark infringement, invasion of privacy, or other legal theories. Our insurance may not cover potential claims of this type or may not be adequate to protect us for all liability that may be imposed.

         From time to time, third parties have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us or to third party providers of Technology to us, such as Summus. We and/or Technology partners may increasingly face infringement claims as the number of competitors in our industry segments grows and the functionality of products and services in different industry segments overlaps. We do not have any intellectual property infringement claims or suits against us of any kind. Although we have not been party to any litigation asserting claims that allege infringement of intellectual property rights, we may be party to litigation in the future. Any third-party claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. A successful claim of infringement against Summus or us could harm our future competitiveness and profitability.

-        EMPLOYEES

         As of September 30, 2000, we had nineteen full time employees. We are not subject to any collective bargaining agreements and believe that our relationship with our employees is good.

-        PROPERTIES

         Our headquarters are in 6,785 square feet of office space located at Two Hannover Square, 434 Fayetteville Street Mall, Suite 2120, in Raleigh, North Carolina. Our lease expires September 30, 2005, and we pay $118,650 annual rent. We believe these terms are consistent with local market conditions.

         We believe that the space that we currently occupy will be adequate for our projected growth needs over the next 12 months.

-        LEGAL PROCEEDINGS

         In January 2000, Mr. William R. Dunavant, a former Summus Technologies, Inc. stockholder who received 350,000 shares of our Common Stock and $100,000 in cash in exchange for his shares of Summus Technologies, filed a law suit against us. Our former management had agreed to register Mr. Dunavant's 350,000 shares of our Common Stock under the Securities Act of 1933 by December 11, 1999. Mr. Dunavant filed a lawsuit against us in January 2000, alleging that we failed to register his shares as agreed and seeking damages of $13.3 million.

         After our share exchange with Mr. Dunavant, Summus Ltd. merged with Summus Technologies. Summus Ltd. was the surviving company. Prior to this merger, Mr. Dunavant was not a stockholder of Summus Ltd., nor was he a High Speed shareholder. Mr. Dunavant became president of Summus Technologies, which shared common ownership with Summus Ltd.

         In June 2000, we entered into a settlement agreement with Mr. Dunavant and Michael Cimino to resolve the lawsuit against us by Mr. Dunavant. Mr. Cimino was formerly our President; he has never been a stockholder of Summus Ltd. or Summus Technologies.

         Under this agreement, we agreed to, among other things, register 350,000 shares of Common Stock owned by Mr. Dunavant under the Securities Act of 1933, which we are doing by filing the Registration Statement of which this Prospectus is a part.

         We also issued 175,000 new shares of Common Stock to Mr. Dunavant on June 6, 2000, which we agreed to register in the Registration Statement.

         Additionally, until we have registered all of the shares of Common Stock owned by Mr. Dunavant, including all of the new shares that we issue to him under our settlement agreement as this section describes, each month we must:

         -        Pay to Mr. Dunavant the sum of $12,750 in cash; and

         - Issuance to Mr. Dunavant 25,000 additional shares of Common Stock; however, if we have not registered the shares of Common Stock owned by Mr. Dunavant on or before January 1, 2001, the number of shares of Common Stock that we must issue to Mr. Dunavant each month will increase from 25,000 shares to 50,000 shares beginning in January 2001.

         Finally, we must also issue to, and register on behalf of Mr. Dunavant, a number of additional new shares of Common Stock. The number of shares that we must issue here is equal to the difference between:

                 (a) the product obtained by multiplying $23.00 by the sum of:

                           (i)      400,000, plus

                           (ii) 25,000 shares per month from June 6, 2000 until the Registration Statement of which this Prospectus is declared effective, plus

                           (iii) 50,000 shares a month for each month after January 1, 2001 until the Registration Statement is declared effective, if necessary; and

                  (b) the product obtained by multiplying the ten-day average closing price of High Speed's Common Stock as of the effective date of the Registration Statement, by the sum of:

                           (i)      450,000, plus

                           (ii) any additional shares received by Mr. Dunavant pursuant to items (a) (i), (ii) and
                                    (iii) above.

         Based on the terms of this settlement agreement, we have accrued a loss of $9,166,875 during the six months ended June 30, 2000. This amount represents our best estimate of the ultimate outcome of this matter. The most significant component of this amount relates to the number of additional shares of our Common Stock that we estimate we will have to issue and register with the Commission.

         We calculated this loss accrual using the closing price of our Common Stock as quoted on the OTC Bulletin Board(R) on June 30, 2000 as the estimated closing price on the date we expect that the Registration Statement of which this Prospectus is a part will become effective. Prospectively, this accrual will increase or decrease at the end of each accounting period based on the closing price of our Common Stock through completion of this process

                              SUMMUS LTD. OVERVIEW

         This section describes material information concerning Summus' business and products of Summus.

-        NEW AGREEMENTS WITH SUMMUS

         To facilitate the implementation of our business plan, in February 2000, we entered into a Master Agreement with Summus. The Master Agreement includes a Software License Agreement, a Software Maintenance Agreement and a Revenue Sharing Agreement (collectively with the Master Agreement and a letter agreement between Summus and us, dated March 13, 2000, the "New Agreements"). The New Agreements entirely replace the Marketing License Agreement and the related agreements incorporated by it or referenced by it, and replace the various letter agreements between Summus and us concerning one potential customer, Samsung Electronics of America, Inc. (collectively, the "Terminated Agreements"). Under the terminated Marketing License Agreement, we committed to pay Summus $3.0 million in the form of prepaid royalties in various cash installments. We, and a shareholder acting on our behalf, made installments in cash totaling $2,250,000 and we made the final installment by issuing 1.5 million shares of common stock in lieu of paying cash. Based on the traded value of our Common Stock on the date the 1.5 million shares were issued, the 1.5 million shares were valued at $2,278.125.

         The New Agreements give us a non-exclusive license to a suite of products Summus has labeled "MaxxSystem(TM)." MaxxSystem(TM) allows us to create, compress, decompress and manage audio, video, animation and graphical content. MaxxSystem(TM) uses a compression technique developed by Summus and marketed under the brand name of Dynamic Wavelet(TM).

         Our use of MaxxSystem(TM) requires us to make ongoing royalty payments of ten percent (10%) of the revenue we generate from the use of MaxxSystem(TM). Although the 10% fee is due as soon as we generate revenues, no royalty is payable by us until our cumulative revenue exceeds $10 million because the New Agreements grant us a $1,000,000 credit to be applied by offsetting the 10% revenue fee we would otherwise have to pay. We negotiated this credit as a condition of terminating the Marketing License Agreement.

         The credit will be exhausted when we exceed $10,000,000 in revenues from our use of MaxxSystem(TM). Our licensed use of MaxxSystem(TM) under the New Agreements also required an up-front license payment of $1,000,000. Like the revenue-based payment, we also negotiated a $1,000,000 credit to offset the up-front license fee as a condition to terminating the Marketing License Agreement.

         Under the New Agreements we also have: (i) rights to maintenance, support, and any new versions of MaxxSystem(TM) at an annual fee of $180,000, although this fee is waived for the first year; and (ii) the right to make a public announcement of our use of MaxxSystem(TM) two weeks in advance of our competition. The capabilities of MaxxSystem(TM) will allow us to offer a variety of customized services for advertising and content delivery.

         The term of the New Agreements is six years, three years longer than the Terminated Agreements. The New Agreements give us access to software support and upgrades from Summus. We had no maintenance or support rights under the Terminated Agreements.

         Under the New Agreements, we have the right to maintenance, support and all upgrades for six years. For software support and upgrades, we must pay $180,000 annually for maintenance, support and upgrades. Under the New Agreements, Summus has the right to increase, but is not scheduled or required to increase, the $180,000 payment at a rate no greater than a U.S. government published inflationary index. Summus waived our maintenance fee for the first year. Support from Summus will include the following:

         - "Level 2" and "Level 3" support. (We provide Level 1 support to our customers. Level 1 support consists of telephone support for basic questions about how to use Summus' software products and how to fix regularly recurring problems. Level 2 support is similar, except that Level 2 support provides a support person who has comprehensive in-depth knowledge of almost all aspects of Summus' software products. The software product development team that wrote Summus' software products provides Level 3 support directly.

         - Upgrades or "dot" releases of the software system or components of the software system. These are upgrades that increment to the right of the "dot" (i.e., Version "1.2" to "1.3").

         - Generational releases of the software system. These are upgrades to the left of the "dot" (i.e., Version "2.0" to "3.0").

         We do not have an exclusive license to MaxxSystem(TM) or any other Summus product or technology. Instead, Summus has agreed to pay us 20% of all revenues that Summus receives during the six-year term of the New Agreements from third-party licensees of MaxxSystem(TM) who also operate as a service bureau. Also, under the Letter Agreement, Summus has agreed that neither Summus nor its affiliates will operate as an Internet advertising service bureau during the term of the New Agreements. Further, Summus has also agreed that until July 1, 2001, it will not license MaxxSystem(TM) to others for Internet advertising service bureau use. Summus has not yet generated any revenue with MaxxSystem(TM).

     Initially, we heavily depended upon Summus to implement our business plan. However, due to delivery delays (although we recently received some of the products), we decided to move forward with alternate vendors for our next generation of Rich Media Direct(SM) platform - All Video Network and Epiphany.

     We believe that Summus' MaxxSystem(SM) may have value for delivering media content over wireless networks by effectively compressing media files for delivery over wireless networks.

     To facilitate the implementation of our business plan, we have restructured our license agreements with Summus Ltd. Our new license agreements give us a non-exclusive right to use Summus' software product, MaxxSystem(SM), to distribute compressed content over the Internet or over private network environments for the purposes of advertising or content delivery. In addition, the new license agreements with Summus gives us a 20% revenue share of all upfront or royalty based license revenue that might result from Summus licensing MaxxSystem(SM) to a third-party service bureau. As part of the new agreements, Summus cannot license MaxxSystem(SM) to a third party who wants to establish an online advertising service bureau until July 1, 2001. Under the New Agreements a service bureau means using MaxxSystem or its components to provide a service involving creation, distribution and management of rich media content to or for the benefit of licensee's unaffiliated customers, but excluding use by a licensee for its or its affiliates' internal promotional purposes. In addition, the new license agreements give us a percentage of the revenue Summus may derive from licensing its products or technology to Samsung Electronics of America, Inc., if Samsung signs an agreement with Summus. As of yet, we have not derived any revenue under the new license agreements from Summus.

     Under the terminated Marketing License Agreement, we made payments of $2,250,000 in cash toward payment of the $3,000,000 originally due under the Marketing License Agreement. We renegotiated the final amount due under the Marketing License Agreement and agreed to issue 1,500,000 shares of Common Stock to Summus in lieu of making the final cash payment of $750,000. These shares were valued at $2,278,125, bringing the total value of the transaction to $4,528,125. We prepaid these royalties to establish a relationship with Summus because we perceived at that time that Summus' products and technology had value.

     The New Agreements give us a non-exclusive license to a group of software products designed to work together that Summus has labeled MaxxSystem(SM). MaxxSystem(SM) allows us to create, compress, decompress and manage audio, video, animation and graphical content. We are evaluating the use of MaxxSystem(SM) product(s), when it becomes functionally stable, for creating and delivering media content over wireless networks at some future time. To perform this delivery, MaxxSystem(SM) uses a compression technique developed by Summus and marketed under the brand name of Dynamic Wavelet(TM). Summus was approximately two months late in delivering two of the various components of MaxxSystem(SM) under the New Agreements.

     During the six year term of the New Agreements, for all qualified engagements that we refer to Summus for technology licensing, consulting or other products and/or service sales, Summus will pay us 15% of the revenue received from such engagements during the first year of the agreement between Summus and the customer.

     Under the New Agreements, we have agreed to a mutual revenue sharing arrangement with Summus covering all revenues derived from Samsung Electronics of America, Inc. We have entered into a letter of intent by and among Samsung, Summus, and us. However, we cannot be certain that the letter of intent will result in an agreement with Samsung or actual revenues for us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations.

     On March 13, 2000, we signed a Letter of Agreement with Summus. This agreement is one of the New Agreements. Under the New Agreements, we do not have an exclusive license to MaxxSystem(SM) or any other Summus product or technology. However, Summus has agreed that neither Summus nor its affiliates will operate as an Internet advertising service bureau during the term of the New Agreements. Further, Summus has also agreed that until July 1, 2001, it will not license MaxxSystem(TM) to others for Internet advertising service bureau use. For the purpose of this paragraph, an Internet advertising service bureau under the letter agreement means a business that is directly competitive with our business as constituted as of the date of that agreement.

-    HISTORY OF SUMMUS LTD.

     Summus is a private Delaware corporation. Since it's founding in 1991, Summus has focused its business on contract engineering and research and development for the Department of Defense. For example, Summus wrote software to analyze images and pictures so that the software could recognize an object, such as a military vehicle, in an image or picture. Summus also wrote and implemented software for military applications in electronic components that compressed and transmitted images and pictures over low-bandwidth communications channels.

     As of September 30, 2000, Summus employed 62 persons on a full time basis, had 10 contract employees, and had 12 part-time employees. Summus has limited financial resources. Summus' failure to raise additional capital would have a material adverse affect on Summus' ability to deliver key software products to us.

     Summus' founder, Dr. Bjorn Jawerth, owns a majority of Summus' shares, for which there is no public market. As of September 30, 2000, we owned 167,000 shares, or 14.1% of Summus' common stock (12.8% on a fully diluted basis), and Summus owned 8,389,360 shares, or 37.9% of our Common Stock (32.7% on a fully-diluted basis). We expect that Summus will continue to seek to raise capital to support its investment in research and product development; therefore, our ownership in Summus could potentially become diluted.

     Despite our cross-ownership, High Speed and Summus are independent entities. Except as provided in the agreements between Summus and us that we have described in this Prospectus, we have no rights to any Summus products or technology.

     Summus' Dynamic Wavelet(TM) compression technology uses image outlines or edges to compress and decompress video and other data. In 1998, Summus commercialized some of its technology through software development kits and licensed its technology using the software development kits to the general software market. Summus' business plan calls for continued commercialization of its technology and expansion into the commercial products market and Internet solution business. Specific Summus' objectives include creating widespread use of its Dynamic Wavelet(TM) compression techniques through licensing and distribution and completion of its MaxxSystem(SM) suite of software products.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

CURRENT DIRECTORS

     The following table provides information about the members of our Board of
Directors:

                                FIRST YEAR
                                ELECTED AS            TERM
             NAME                DIRECTOR            EXPIRES            AGE
             ----               ----------           -------            ---
Dr. Bjorn Jawerth                  2000                2001              47
Andrew L. Fox                      2000                2001              36
Richard F. Seifert                 1999                2001              49
Herman Rush                        2000                2001              70
C. Cristine Wittress               2000                2001              34


EXECUTIVE OFFICERS OF THE REGISTRANT

     Executive Officers are elected annually and serve at the pleasure of our Board of Directors. Our current executive officers are as follows:

      NAME                                        OFFICE                         OFFICER SINCE      AGE
-------------------         -------------------------------------------------    -------------      ---
Andrew L. Fox               President and Chief Executive Officer                    1999            36
Alan R. Kleinmaier          Executive Vice President, Secretary and Treasurer        2000            52

Robert S. Lowrey            Chief Financial Officer, Vice President of               2000            40
                            Finance, Assistant Secretary

Gregory Gush                Executive Vice President, Chief Marketing Officer        2000            52

Douglas May                 Executive Vice President, Chief Creative Officer         2000            45


BIOGRAPHIES OF DIRECTORS AND EXECUTIVE OFFICERS

     ANDREW L. FOX is our President and Chief Executive Officer and our Executive Vice President. Before coming to us, Mr. Fox spent over two and a-half years at RealNetworks as a Senior Marketing Manager where he managed marketing and sales operations for the corporate enterprise division of RealNetworks. Before RealNetworks, Mr. Fox spent ten years at IBM in a variety of sales, marketing and product management roles. He was responsible for marketing and sales for IBM's Wireless Data Division and was a product manager at IBM's Networking Hardware Division. Summus Ltd. also employed Mr. Fox from August 1999 until January 2000 as its Executive Vice President of Sales and Marketing. Mr. Fox has a Masters in Business Administration degree from Duke University's Fuqua School of Business in Durham, North Carolina and an undergraduate degree in Computer Science and Electrical Engineering from Duke University's School of Engineering

     DR. BJORN JAWERTH, Chairman, President and Founder of Summus Ltd., received an Masters of Science in Mathematics and Statistics, as well as an M.Sc. in Technical Physics and Electrical Engineering in 1974 from Lund Institute of Technology, Lund, Sweden. He also received his Ph.D. in Mathematics from Lund Institute in 1977. Dr. Jawerth is the David W. Robinson Palmetto Professor, Professor of Mathematics and Adjunct Professor of Computer Science at the University of South Carolina. Dr. Jawerth founded Summus Ltd. in 1991 and has been employed with Summus since that time. He directs a group of approximately 50 researchers in Mathematics, Computer Science, Mechanical Engineering and Chemistry at the University of South Carolina and Chalmers University of Technology in Gothenburg, Sweden. Dr. Jawerth has more than 25 years of experience as a consultant in the areas of image processing and finite element analysis. Dr. Jawerth has over 90 publications to his credit in books and referred journals. He has won and administered numerous grant awards from both industry and government agencies. His research interests include computational harmonic analysis and partial differential equations, image processing and pattern recognition.

     RICHARD F. SEIFERT is a member of our Board of Directors, having joined us in March 1999 as the Vice President of Operations. In late 1999 Mr. Seifert discontinued his operational role but continued to serve us as a member of our Board of Directors. Under and advisory and consulting agreement with us, Mr. Seifert has been involved in formulating strategic partnerships and raising capital for us. Mr. Seifert has over 20 years experience in the areas of business development, finance, strategic planning and marketing. Mr. Seifert began his career in the aviation industry where he flew and ran operations for several private and commercial airlines, including Summit Airlines, Air Indiana, Nevada Airlines, and the Royal Family of Saudi Arabia. Mr. Seifert holds a degree in Business Administration from Montgomery County College and Penn State University.

     HERMAN RUSH is a member of our Board of Directors, having joined us in March 2000. Mr. Rush has over 30 years experience in the entertainment industry in executive, production and sales position. Since 1999 Mr. Rush has been Chairman of the Board and Chief Executive Officer of Infotainment International, Inc., a company that produces content for the Internet. He has been a partner in Rush Cooperman Associates since 1999 and Chairman of the Board of Internet Program Providers. From 1995 until 1998 Mr. Rush was Chairman of New Tech Entertainment, an Internet production company that, in association with American Interactive Media, is currently producing nine Internet program sites. From 1988 until 1997 he was a partner in Katz/Rush Entertainment, a television production company. Mr. Rush was the Chief Executive Officer and President of Columbia Pictures Television Group from 1980 to 1989. Mr. Rush was responsible for creating and producing such shows as The Montel Williams Show from 1991 to 2000, and remains an executive producer to that series. He also previously served as Chairman and Chief Executive Officer of Coca-Cola Telecommunications and senior vice president of the Entertainment Business Sector of The Coca-Cola Company from 1980 to 1989.

     C. CRISTINE WITTRESS is a member of our Board of Directors, having joined us in April 2000. Ms. Wittress has expertise in launching products and services to various marketplaces. Ms. Wittress was at Microsoft from 1994 to 1996 where she helped launch eight critical Microsoft products, including Microsoft Excel
3.0 and 4.0, Windows NT, and Microsoft SQL Server. Ms. Wittress was the overall business and product manager for the worldwide Visual FoxPro business, Microsoft's first Windows 95 and Internet-enabled product. Ms. Wittress was recruited by RealNetworks in August 1998 and was there until October 1999. At RealNetworks she managed strategic customer and third-party relationships for RealNetworks' business-to-business enterprise software sales, and launched a line of vertical business solutions to augment enterprise sales. Additionally, Ms. Wittress helped launch RealNetworks' consumer music product, RealJukebox. In July 1999, Ms. Wittress co-founded The Chakra Group, a hospitality company, where she is still currently a co-owner and on the Board of Directors. She is also on the Board of Advisors on a number of other Internet companies including Planetsquid.com, RadioRiot.com, BraTopia.com and NutrititionGrocer.com. She holds a Masters in Business Administration from the Harvard Business School in Cambridge, Massachusetts, where she focused on Internet entrepreneurship and public relations.

     ALAN R. KLEINMAIER is our Executive Vice President, Secretary, and Treasurer. Mr. Kleinmaier joined Summus Ltd. in May 1999 and was named our acting Chief Financial Officer from January 2000 to June 2000. Mr. Kleinmaier has more than 20 years of management experience. From 1976 to 1992, he served as President and Chief Executive Officer of Specialty Retail Concepts, Inc., a retail chain of more than 400 confectioneries and coffee stores which he founded in 1976. From 1993 to 1998, Mr. Kleinmaier was a principal and consultant for EK Retail Group, Inc., a privately held management and consulting firm. He joined Summus in May 1999. Mr. Kleinmaier is a graduate of the University of North Carolina at Chapel Hill, where he was a Morehead Scholar. Mr.

Kleinmaier is also a graduate of University of North Carolina at Chapel Hill School of Business's Executive Program and holds his North Carolina Real Estate Broker's license.

     ROBERT S. LOWREY is our Chief Financial Officer and Vice President of Finance. Before joining us on June 1, 2000, Mr. Lowrey served as a senior audit manager for Ernst & Young LLP in Raleigh, North Carolina since November 1993. During this time period, Mr. Lowrey participated extensively on initial public offerings, secondary debt and equity offerings and merger and acquisition due diligence. From July 1992 to November 1993, Mr. Lowrey was the Chief Financial Officer of Florida Dental Care, a company engaged in the delivery of full service dental care. From January 1985 to June 1992, Ernst & Young in Tampa, Florida employed Mr. Lowrey. Mr. Lowrey is licensed as a Certified Public Accountant in North Carolina and is a graduate of Grove City College in Grove City, Pennsylvania.

     GREGORY S. GUSH is our Executive Vice President and Chief Marketing Officer. Mr. Gush joined us on June 21, 2000. From July of 1998 to June 2000, he served as President of MMS Media, an interactive media consulting company located in Phoenix, Arizona. While at MMS Media, Inc. Mr. Gush was very involved with providing Media consulting services to e-commerce companies and focusing on establishing and building strategic media company alliances and partnerships. In July of 1996, he founded PKG Media and served as President and Chief Executive Office. Between 1992 and 1996, he was Executive Vice President Sales and Marketing of Independent Television Network. Both companies were based out of New York. Mr. Gush received a Bachelor of Arts Degree in Economics from Colgate University.

     DOUGLAS MAY, our Executive Vice President and Chief Creative Officer, joined us during our purchase of Douglas May & Co. in July 2000. Mr. May was employed by Douglas May & Co. from July 1990 to July 2000. Doug holds Advertising Design Degrees from the University of North Texas and the Art Central College of Design.

     On an annual basis, our Board of Directors appoints our executive officers, who serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

COMPOSITION OF OUR BOARD OF DIRECTORS

     Our bylaws provide that the number of members of our Board of Directors will consist of at least one director and that the board has the power to determine the number of directors, when not determined by the shareholders, and to fill vacancies on the Board of Directors. Currently, the number of Directors is fixed at five, and we have five Directors and no vacancies on our Board of Directors. All of our Directors are elected annually to serve until the next annual shareholders' meeting following their election and until their successors are elected and qualified.

     The Compensation Committee of our Board of Directors reviews the performance of all executive officers, determines the salaries and benefits for all executive officers and administers our stock option plan. The entire Board of Directors is currently administering the duties of the Compensation Committee. We plan to include the appointment of a Compensation Committee on the agenda of our Board of Directors' next meeting.

                             EXECUTIVE COMPENSATION

     The following table and the narrative text discloses the compensation paid during 1999 and 1998 to our current President and Chief Executive Officer and the three other individuals who served at different times during 1999 as our President and Chief Executive Officer. The table also shows the one (1) other highest paid executive officer(s) whose annual salary and bonus(es) exceeded $100,000 during 1999.


                           SUMMARY COMPENSATION TABLE


                                                                   LONG-TERM COMPENSATION
                                                                 ---------------------------
                                           ANNUAL COMPENSATION             AWARDS
                                        ----------------------------------------------------
                                                                                SECURITIES
                                                                  RESTRICTED    UNDERLYING
          NAME AND                         SALARY        BONUS      STOCK         OPTIONS         ALL OTHER
     PRINCIPAL POSITION        YEAR          ($)          ($)     AWARDS ($)        (#)         COMPENSATION
-----------------------------------------------------------------------------------------------------------------
Andrew L. Fox (2)              1999        $66,100      $85,891         --        240,000              --
   Director, President and
   Chief Executive Officer
-----------------------------------------------------------------------------------------------------------------
Michael Cimino (3)             1999             --           --         --        425,000        $ 50,879(7)
   Former President and        1998             --           --    $70,500             --        $ 11,000(8)
   Chief Executive Officer,
   Secretary, and Treasurer
-----------------------------------------------------------------------------------------------------------------
Myung K. Kim (4)               1999        $66,346           --         --        265,000         112,153(9)
   Former President and
   Chief Executive Officer
-----------------------------------------------------------------------------------------------------------------
Peter R. Rogina (5)            1999        $17,308           --         --        240,000         118,895(10)
   Former President and
   Chief Executive Officer
-----------------------------------------------------------------------------------------------------------------
Richard Seifert (6)            1999        $24,000           --         --        250,000        $112,646(11)
   Former Vice President of
   Operations
-----------------------------------------------------------------------------------------------------------------

     (1) Amounts in this column include amounts earned during the year specified but deferred for payment either the following year or thereafter.

     (2) Mr. Fox has served as our President and Chief Executive Officer and Executive Vice President from August 25, 1999 to present.

     (3) Mr. Cimino served as our President and Chief Executive Officer from September 10, 1998 to March 1, 1999. He continued to be employed as Chairman of the Board of Directors from September 10, 1998 to August 25, 1999.

     (4) Mr. Kim served as our President and CEO from April 20, 1999 to August 25, 1999.

     (5) Mr. Rogina served as our President and CEO from March 15, 1999 to April 20, 1999.

     (6) Richard F. Seifert served as our Vice President of Operations from February 10, 1999 to August 25, 1999.

     (7)  This amount represents consulting fees paid to Mr. Cimino in 1999.

     (8)  This amount represents consulting fees paid to Mr. Cimino in 1998.

     (9) This amount consists of a termination amount of $100,000 pursuant to a verbal agreement ($21,346 was disbursed to Mr. Kim in calendar 1999 and $78,654 was disbursed in 2000) and $12,153 in consulting fees paid to Mr. Kim during 1999.

     (10) This amount consists of $110,000 in connection with the termination of Mr. Rogina's employment contract and $8,895 in consulting fees paid to Mr. Rogina in 1999.

     (11) This amount consists of $100,000 paid to Mr. Seifert under our agreement with him in which he receives a fee for identifying successful financing opportunities for us and $12,646 in consulting fees paid to Mr. Seifert in 1999.

EMPLOYMENT AGREEMENTS

     The section below summarizes all material terms of the employment agreements that we have with our named executive officers and Messrs. Kleinmaier and Lowry.

     In January 2000, under an employment arrangement without a fixed term that either party may terminate at any time, we employed Andrew L. Fox as our acting President and Chief Executive Officer and Executive Vice President and elected him as a Director. In August 2000, Mr. Fox was appointed President and Chief Executive Officer. Under this agreement, Mr. Fox's base annual salary is $135,000 and he is eligible to receive a bonus initially targeted to be up to an amount equal to his base annual salary. The bonus is based upon goals and objectives to be established by the Compensation Committee of our Board of Directors annually following our fiscal year-end. While employed as acting Chief Executive Officer, Mr. Fox received an additional bonus of $2,500 per month. These bonuses may be increased or decreased by the Compensation Committee. Mr. Fox will receive COBRA reimbursement until we establish our health care plan, and will receive life insurance coverage through Summus Ltd. until we establish life insurance coverage. Finally, Mr. Fox receives a $600 per month car allowance. If we terminate Mr. Fox's employment we are obligated to pay him six months of salary paid monthly or in a lump sum.

     Mr. Fox received an option to purchase 240,000 shares of our Common Stock that vest in three equal installments over a three-year period beginning on August 25, 1999. The vesting of these options is dependent on the attainment of specific performance goals such as revenue, EBITDA or other metrics to be determined by our Board of Directors. The exercise price for the options is $4.38 per share for 80,000 of the 240,000 shares of Common Stock, and $13.00 per share for the remaining 160,000 shares of Common Stock.

     In August 1999, under an employment arrangement without a fixed term that either party may terminate at any time, we employed Alan R. Kleinmaier as our Executive Vice President, Secretary, Treasurer and acting Chief Financial Officer. Under this agreement, Mr. Kleinmaier's base annual salary is $100,000 and he is eligible to receive a bonus initially targeted to be up to an amount equal to his base annual salary. The bonus is based upon goals and objectives to be established by the Compensation Committee of our Board of Directors annually following our fiscal year-end. These bonuses may be increased or decreased by the Compensation Committee. Mr. Kleinmaier will receive full medical, dental and vision for himself and his dependents. Finally, Mr. Kleinmaier receives a $600 per month car allowance. If we terminate Mr. Kleinmaier's employment, we are obligated to pay him six months of salary.

     Mr. Kleinmaier received an option to purchase 50,000 shares of our Common Stock that were fully vested as of August 25, 1999. The exercise price for these options is $4.00 per share.

     Mr. Kleinmaier was employed by Summus and served as an Executive Vice President of Summus. Mr. Kleinmaier allocated approximately 10% of his time to Summus and the remainder of his time to us through September 2000. Mr. Kleinmaier was paid $25,000 annually by Summus and owns 5,000 shares of Summus

Common Stock. He has been granted an additional 5,000 shares of Summus stock, the restrictions on which are expected to lapse in December 2000 based upon the achievement of certain performance measures.

     In May 2000, under an employment arrangement without a fixed term that either party may terminate at any time, we employed Robert S. Lowrey as our Vice President and Chief Financial Officer. Under this agreement, Mr. Lowrey's base annual salary is $125,000 and he is eligible to receive a bonus initially targeted to be up to an amount equal to one-half of his annual base salary. The bonus will be based upon goals and objectives to be established by the Compensation Committee of our Board of Directors annually following our fiscal year end. The Compensation may increase or decrease bonuses. Mr. Lowrey will receive full medical, dental and vision insurance coverage for himself and his dependents. Finally, Mr. Lowrey receives a $500 per month car allowance. If Mr. Lowrey is terminated from his employment without cause, we are obligated to pay him severance pay equal to six months' salary. In the event of a sale of High Speed in which his employment would not continue, he will receive one year of base salary as a severance payment.

     Mr. Lowrey received an option to purchase 100,000 shares of our Common stock that will vest in three equal installments over a three-year period beginning on his date of employment. The exercise price for this option is $7.50 per share.

STOCK OPTIONS GRANTED

     The following table provides information about the stock options granted to our executive officers during our fiscal year 1999.


                        OPTION GRANTS IN FISCAL YEAR 1999



                                PERCENT OF
                   NUMBER OF      TOTAL
                   SECURITIES    OPTIONS                     MARKET
                   UNDERLYING   GRANTED TO                  PRICE ON                      POTENTIAL REALIZABLE VALUE
                    OPTIONS    EMPLOYEES IN   EXERCISE OR    DATE OF                        AT ASSUMED ANNUAL RATES
                    GRANTED    FISCAL YEAR     BASE PRICE    GRANT     EXPIRATION         OF STOCK PRICE APPRECIATION
      NAME            (#)         1999           ($/SH)      ($/SH)       DATE                FOR OPTION TERM (1)
      ----         ----------  ------------   -----------   --------   ----------    -------------------------------------
                                                                                         0%             5%           10%
                                                                                     -----------     --------     --------
Michael Cimino     425,000(2)      24%           $ 0.01      $2.375     01/01/05     $ 1,005,125           --(3)        --(3)
Peter R. Rogina    200,000(4)      11%           $ 0.01      $2.75       9/22/04     $   548,000     $699,955     $883,781
Peter R. Rogina     40,000(5)       2%           $ 0.01      $2.75       9/22/04     $   109,600     $139,991     $176,756
Richard F. Seifert  50,000(6)       3%           $ 4.00      $2.375      5/27/09              --(7)        --(7)  $108,007
Richard F. Seifert 200,000(6)      11%           $ 0.01      $2.375      5/27/09     $   473,000           --(3)        --(3)
Myung K. Kim       200,000(8)      11%           $ 0.01      $2.375      4/12/09     $   473,000           --(3)        --(3)
Myung K. Kim        65,000(8)       4%           $ 4.00      $2.375      4/12/09              --(7)        --(7)  $108,007
Andrew L. Fox      160,000(9)       9%           $13.00      $4.38       8/25/09              --(7)        --(7)        --(7)
Andrew L. Fox       80,000(9)       5%           $ 4.38      $4.38       8/25/09     $         0     $220,365     $558,447

     (1) The potential realizable value of the options reported above was calculated by assuming 5% and 10% annual rates of appreciation of the price of our Common Stock from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of our Common Stock. We chose not to report the present value of the options because we do not believe any formula will determine with reasonable accuracy a present value because of unknown or volatile factors. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options. We have reported the 0% column to describe the value of the options granted to the named executive on the date of the grant since these grants were at prices below the market price of the common stock on the date of the respective grants.

     (2) These options were granted in May 1999 per Mr. Cimino's verbal employment agreement.

     (3) No value is reported because these options have been exercised.

     (4) Under the terms of our settlement agreement with Peter R. Rogina, dated September 22, 1999, we granted Mr. Rogina an option, exercisable in full on September 22, 1999, to purchase 200,000 shares of Common Stock having an exercise price of $0.01. Mr. Rogina may exercise the option at any time during the five-year period commencing on September 22, 1999. The option includes protection from dilution due to recapitalizations, issuances of securities at less than 67% of fair market value, granting of other options or similar rights, and dividend or distribution rights. We have not issued any new diluting shares after the grant date of Mr. Rogina's option for 200,000 shares, therefore, Mr. Rogina's option is now exercisable for 200,000 shares.

     (5) Under the terms of our settlement agreement with Mr. Rogina, dated September 22, 1999, we granted Mr. Rogina an option to purchase 40,000 shares of Common Stock having an exercise price of $0.01. Mr. Rogina may exercise the option during the period commencing on July 1, 2000 and ending on September 22, 2004.

     (6) These options were granted on May 27, 1999 per Mr. Seifert's verbal employment agreement.

     (7) There is no calculated potential realized value for these options for the 5% and 10% annual rates of appreciation because at these rates the exercise price remains higher than the market price during the entire period of the options life.

     (8) Mr. Kim's options were originally granted as an option to purchase 200,000 shares at an exercise price of $0.01 per share of Common Stock and an option to purchase 50,000 shares at an exercise price of $4.00 price per share. Mr. Kim has exercised the option for 200,000 shares. The remaining option for 50,000 shares included protection from dilution due to recapitalizations, issuances of securities at less than 67% of fair market value, granting of other options or similar rights, and dividend or distribution rights. Mr. Kim has agreed to exchange an additional 15,000 options for termination of his antidilution rights. The additional 15,000 options are included in Mr. Kim's total number of options in the above table. Based on this, Mr. Kim's option is now exercisable for 65,000 shares of Common Stock.

     (9) These options were granted on August 25, 1999 per Mr. Fox's employment agreement and become exercisable, subject to continued employment, in cumulative annual increments of one-third each beginning on the date of grant and the first, second and third anniversaries of the date of grant.

STOCK OPTIONS EXERCISED AND YEAR END VALUES OF UNEXERCISED OPTIONS

     The following table provides information about the stock options exercised by our named executive officers during 1999.


                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                           AND FISCAL YEAR END VALUES

                                                       NUMBER OF SECURITIES
                    SHARES ACQUIRED       VALUE       UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                      ON EXERCISE       REALIZED       OPTIONS AT FY-END (#)        MONEY OPTIONS AT FY-END ($)
      NAME                (#)            ($)(1)      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE (2)
      ----          ---------------     --------     -------------------------      ----------------------------
Michael Cimino         425,000(3)       $952,000(3)                0/0                            $0/$0
Richard F. Seifert     200,000           448,000              50,000/0                        600,000/0
Myung K. Kim           200,000           448,000              65,000/0                        780,000/0
Peter R. Rogina              0                 0             240,000/0                3,198,000/639,600
Andrew L. Fox                0                 0             0/240,000                      0/1,409,600

----------------------

     (1) Upon exercise of the option an option holder did not receive the amount reported above under the column Value Realized. The amounts reported above under the column Value Realized merely reflect the amount by which the value of our Common Stock, on the date the option was exercised, exceeded the exercise price of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.

     (2) The value of our Common Stock on December 31, 1999 was $16.00 per share. Value was determined by taking the last sale price of our Common Stock on that date as reported by OTC Bulletin Board(R). The value of options was determined by subtracting the aggregate exercise prices of the options from the value of the Common Stock issuable upon exercise of the options.

     (3) This grant of an option to purchase 425,000 shares of Common Stock was exercised by Mr. Cimino for all 425,000 shares. Later, the shares acquired by Mr. Cimino were reduced to 95,000 shares of Common Stock through share cancellations we implemented. The cancellation of these shares were in connection with transactions we rescinded, primarily two proposed business combinations with National Direct Corporation and Healthtec, Inc. which were never consummated. The value realized amount at the grant date would have been $213,750 if the original option grant had been for 95,000 shares of our Common Stock.

STOCK OPTION PLAN

     The following summary description of our Equity Compensation Plan is not intended to be complete, and is qualified by reference to the copy of the Equity Compensation Plan, filed as an exhibit to the Registration Statement.

     Our Board of Directors adopted our Equity Compensation Plan on January 27, 2000, which our shareholders approved on February 11, 2000. This plan provides that our Board may grant stock options for Common Stock to officers, other employees, directors, consultants and independent contractors who provide services to us under the terms of the plan. We have reserved an aggregate of 2,000,000 shares of Common Stock for issuance under this plan, some of which have been issued and are outstanding. If shares subject to outstanding stock options are not purchased or are reacquired because of termination, expiration or cancellation of such stock options or for other reasons, those shares will be available for issuance through future stock option grants under the plan. Shares of

Common Stock subject to the stock option plan are made available from authorized and unissued shares of Common Stock.

     The Compensation Committee of the Board of Directors currently administers the plan. The Compensation Committee may interpret the plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the plan. The stock option plan permits the Compensation Committee to select the eligible parties who will receive stock option awards under the plan and generally to determine the terms and conditions of those awards.

     We may issue two types of stock options under this plan: incentive stock options, which are intended to qualify for specific tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended, and which may be granted only to eligible parties who are employees; and nonqualified stock options, which may be granted to all types of eligible parties. The plan contains special provisions applicable to incentive stock options granted under the plan, including but not limited to the requirement that the exercise price of each incentive stock option be at least equal to the fair market value of a share of Common Stock on the date the incentive stock option is granted. Stock options granted under the plan are generally not transferable by the optionees.

     In connection with any underwritten public offering of our equity securities covered by an effective registration statement filed under the Securities Act of 1933, as amended, including an initial public offering, an optionee may not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any, stock acquired under the plan without our or our underwriters' prior written consent. This restriction will be in effect for whatever period of time from and after the effective date of the final prospectus for the offering that our underwriters or we may request.

     If a reorganization, recapitalization, reclassification, stock split, stock dividend, or consolidation of shares of Common Stock, merger or consolidation of our company or sale or other disposition by us of all or a portion of our assets, other change in our corporate structure, or any distribution to shareholders other than a cash dividend results in the outstanding shares of Common Stock, or any securities exchanged therefore or received in their place, being exchanged for a different number or class of shares of Common Stock or other securities we might issue, or for shares of Common Stock or other securities of any other corporation, or new, different or additional shares or other securities of our or of any other corporation being received by the holders of outstanding shares of Common Stock, then the Compensation Committee of our Board of Directors shall make equitable adjustments in the limitation on the aggregate number of shares of Common Stock that may be awarded as stock option grants under the plan, the number and class of stock that may be subject to the grant of stock options under the plan and which have not been issued or transferred under outstanding stock options, and the terms, conditions or restrictions of any stock option or the corresponding award agreement (including the exercise price thereunder). However, the plan requires that all such adjustments shall be made such that incentive stock options granted under the plan shall continue to constitute incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986. The plan provides that our Board of Directors may amend or terminate this plan at any time, provided, however, that specific types of amendments require approval of our shareholders and no such action may be taken which adversely affects any rights under outstanding stock options without the holder's consent.

COMPENSATION OF DIRECTORS

     Directors who are not employed with us full-time: (i) are reimbursed for reasonable travel expenses incurred in attending meetings of the Board or committees of the Board; (ii) are paid a fee of $1,000 for each day on which the Board and/or committee meets or is in conference, which such Directors attend, except for committee meetings held on the same date as a Board meeting or conference; and (iii) in the future may be granted stock options under the terms of our Equity Compensation Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We have only recently established our employee stock plan and Compensation Committee, and currently all members of the Board of Directors serve on the Compensation Committee. The Compensation Committee made recent decisions concerning the compensation of our recently appointed executive officers, one of which, Andrew L. Fox, serves on our Board of Directors. Mr. Fox is the former Executive Vice President of Sales and Marketing and served as a member on the Board of Directors of Summus.

     Several of the members of our Board of Directors and our Compensation Committee are members of the Board of Directors of Summus. Dr. Bjorn Jawerth serves on our Board of Directors and on our Compensation Committee. Mr. Bradford Silvernail was a member of our Board of Directors from February 17, 2000 to June 1, 2000. During this time, our entire Board of Directors constituted our Compensation Committee; thus, during this time, Mr. Silvernail was on our Compensation Committee. Dr. Jawerth is the Chairman of our Board of Directors, the Chairman of the Board of Directors of Summus, and our largest shareholder.

     Other than the interlocking relationships with Summus, no other interlocking relationships exist.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table provides information about the beneficial ownership of shares of each class of our voting stock as of September 30, 2000, by each person known to be the beneficial owner of 5% or more of the outstanding voting stock of each class of our securities.

                                                                   SHARES
                                                                BENEFICIALLY
       CLASS          NAME AND ADDRESS                             OWNED(1)           PERCENT OF SHARES OUTSTANDING
       -----          ----------------                          ------------          -----------------------------
Common Stock          Summus Ltd.                               9,669,027(2)(3)                  43.7%
                      Two Hannover Square, Suite 600
                      434 Fayetteville St. Mall
                      Raleigh, NC  27601
                      Dr. Bjorn Jawerth                         9,669,027(2)(3)                  43.7%
                      Chairman of our Board of Directors
                      Two Hannover Square, Suite 600
                      434 Fayetteville St. Mall
                      Raleigh, NC  27601
                      William Bradford Silvernail (4)           8,389,360(3)(5)                  37.9%
                      Two Hannover Square, Suite 600
                      434 Fayetteville St. Mall
                      Raleigh, NC  27601

-----------------------------------------

     (1) The persons and entities named in the table have sole voting power and investment power for all shares they beneficially own as shown, except as otherwise noted.

     (2) Includes 8,389,360 shares beneficially owned by Summus Ltd. Summus also has the right to vote an additional 1,279,667 shares of Common Stock under voting agreements with and/or proxies from 14 persons. Total Summus voting power is 43.7% of our outstanding Common Stock. Dr. Jawerth owns 54.0% of the outstanding shares of Summus Ltd., and is the President and Chairman of the Board of Directors of Summus Ltd. Dr. Jawerth exercises shared voting and investment power for all High Speed shares Summus owns.

     (3) Includes 1,279,667 shares for which Summus has voting power through voting agreements with and/or proxies from 14 persons.

     (4) Mr. Silvernail resigned from our Board of Directors on June 1, 2000. We are not aware of any disagreements between Mr. Silvernail and us.

     (5)  Includes 8,389,360 shares beneficially owned by Summus Ltd.




                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table provides information about the financial ownership of our Common Stock as of September 30, 2000, owned by each Director, each Named Executive Officer, and by the Directors and executive officers as a group.

                                                SHARES BENEFICIALLY
NAME AND ADDRESS                                      OWNED (1)                 PERCENT OF SHARES OUTSTANDING
----------------                                --------------------            -----------------------------
Dr. Bjorn Jawerth                                     9,669,027 (2)(3)                  43.7%
Chairman of our Board of Directors
Two Hannover Square, Suite 600
434 Fayetteville St. Mall
Raleigh, NC  27601
Andrew L. Fox
Director, President and Chief Executive                       0 (5)                        *
Officer(4)
Richard F. Seifert                                      250,000 (6)(7)                   1.2%
Director(4)
Herman Rush                                                   0                            *
Director(4)
C. Cristine Wittress                                          0
Director(4)                                                                                *
Alan R. Kleinmaier                                       90,000 (8)                        *
Executive Vice President, Secretary, and
Treasurer(4)
Robert S. Lowrey, Chief Financial                             0                            *
Officer And Vice President of Finance(4)
Michael M. Cimino                                       800,000 (9)                      3.5%
Former Director, President, Secretary and
Treasurer(4)
Myung K. Kim                                            265,000 (10)                     1.2%
Former President and Chief Executive
Officer(4)
Peter R. Rogina                                         240,000 (11)                     1.1%
Former President and Chief Executive
Officer (4)
All current directors and executive                  10,029,027 (12)                    45.3%
Officers as a group (7 Persons)


     * Represents beneficial ownership of less than one percent (1%) of Common Stock.

------------------------------------------


          (1) The persons and entities named in this table have sole voting power and investment power for all shares they beneficially own as shown, except as otherwise noted.

          (2) Includes 8,389,360 shares beneficially owned by Summus Ltd. Summus also has the right to vote an additional 1,279,667 shares of Common Stock under voting agreements with and/or proxies from 14 persons. Total Summus voting power is 43.7% of our outstanding Common Stock. Dr. Jawerth owns 54.0% of the outstanding shares of Summus Ltd., and is the President and Chairman of the Board of Directors of Summus Ltd. Dr. Jawerth exercises shared voting and investment power for all High Speed shares Summus owns.

          (3) Includes 1,279,667 shares for which Summus has voting power through voting agreements with and/or proxies from 14 persons.

          (4) c/o High Speed Net Solutions, Inc., Suite 2120, 434 Fayetteville Street Mall, Raleigh, NC 27601.

          (5) Mr. Fox has options to acquire 240,000 shares of Common Stock through stock options exercisable over three years in equal installments from the anniversary date of August 25, 1999.

          (6) These shares include 50,000 shares that Mr. Seifert may immediately acquire through stock options.

          (7) These shares include 200,000 shares that are beneficially owned with his wife, Karen Seifert.

          (8) These shares include 20,000 shares that Mr. Kleinmaier owns with Pamela B. Kleinmaier, the wife of Mr. Kleinmaier. These shares include 50,000 shares that Mr. Kleinmaier may acquire through stock options immediately exercisable.

          (9) These shares include shares that Mr. Cimino beneficially owns with his wife, Gina M. Cimino.

          (10) These shares include 65,000 shares that Mr. Kim may immediately acquire through stock options.

          (11) These shares include 240,000 shares that Mr. Rogina may immediately acquire through stock options.

          (12) This total counts the percentage of ownership attributable to the Summus shares only once.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell or distribute some or all of their our Common Stock from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including privately negotiated transactions in the over-the-counter market, or in transactions in which Common Stock may be delivered in connection with the issuance of securities by issuers other than us that are exchangeable for (whether optional or mandatory), or payable in such Common Stock (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such Common Stock may be distributed (which securities issued by others will, to the extent required by applicable law, be registered under the Securities Act), or in a combination of such transactions.

     Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters, if any, participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder. Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus may be used, with our prior written consent, by the Selling Shareholders, or by other persons acquiring Common Stock and who wish to offer and sell such Common Stock under circumstances requiring or making desirable its use.

     The Selling Shareholders and any such underwriters, brokers, dealers or agents or underwriters that participate with the Selling Shareholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting commissions or discounts under the Securities Act. Neither we nor the Selling Shareholders can presently estimate the amount of that compensation. We know of no existing arrangements between any Selling Shareholder and any other Selling Shareholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Common Stock.

     We have agreed to pay all fees and expenses incident to the registration of the Common Stock, except commissions and discounts of underwriters, brokers, dealers or agents and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Shareholders. Each Selling Shareholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Common Stock against specific liabilities, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

     The following table provides information to reflect the potential sale of Common Stock in this offering by each Selling Shareholder. Except as otherwise indicated, and subject to applicable community property laws, the individuals named below have sole voting and investment power for all shares of Common Stock they hold. We based the applicable percentage ownership shown in the table on 22,121,479 shares of Common Stock outstanding as of September 30, 2000.

     If all 2,443,477 shares of Common Stock covered by this Registration Statement of which this Prospectus is a part and are sold, this would entail the issuance of 715,000 new shares of Common Stock. This would result in 22,836,479 shares outstanding at or shortly after the effective date of the Registration Statement. This excludes:

          - Any issuance of shares for stock options not included in the 115,000 options included in this offering; and

          - Any issuance of shares for conversion of the Series A Convertible Preferred Stock that we have outstanding.

     The Registration Statement of which this Prospectus is a part covers 2,443,477 shares of Common Stock, of which 1,728,477 shares of Common Stock are currently issued and outstanding, and of which 715,000 shares represent shares of Common Stock that would be issued if this entire offering is sold. These 715,000 shares represent options and other rights that the Selling Shareholders may exercise. Of the 715,000 shares that would be issued, 600,000 shares represent an estimate of the additional shares that we will have to issue for Mr. William R. Dunavant on or before the date the Registration Statement becomes effective under the terms of our settlement agreement with him.

     We have deemed options that are exercisable within 60 days of September 30, 2000 to be outstanding and to be "beneficially owned" by the shareholder holding those options for the purpose of computing that shareholder's percentage ownership; however, we have not treated these shares as being outstanding for the purpose of computing the percentage ownership of any other shareholder. We have determined "beneficial ownership" according to the Commission's rules that deem shares to be beneficially owned by any person or group who has or shares voting or investment power for these shares. Unless otherwise indicated, the individuals we have named on this table have sole voting and investment control for all of the shares that they beneficially own.

                           SELLING SHAREHOLDERS TABLE


                                                                                   SHARES OF           PERCENT OF
                                    SHARES OF COMMON                              COMMON STOCK      SHARES OF COMMON
                                    STOCK OWNED PRIOR      SHARES OF COMMON       OWNED AFTER       STOCK HELD AFTER
NAME AND ADDRESS                    TO THE OFFERING        STOCK TO BE SOLD       THE OFFERING        THE OFFERING
----------------                    ------------------     -----------------      ------------      -----------------
Myung K. Kim                              265,000(2)             65,000             200,000(2)              *
Former President and Chief
Executive Officer(1)
Ron De Jong(1)                            100,000(3)            100,000                   0                --
Darlene Beck(1)                            25,000                25,000                   0                --
John Hinton(1)                             25,000                25,000                   0                --
Mike Bissell(1)                             2,000                 2,000                   0                --
Tom Godfrey(1)                             25,000                25,000                   0                --
Joseph Repko(1)                             5,000                 5,000                   0                --
William D. Glycenfer(1)                    44,647                44,647                   0                --

                                                                                   SHARES OF           PERCENT OF
                                    SHARES OF COMMON                              COMMON STOCK      SHARES OF COMMON
                                    STOCK OWNED PRIOR      SHARES OF COMMON       OWNED AFTER       STOCK HELD AFTER
NAME AND ADDRESS                    TO THE OFFERING        STOCK TO BE SOLD       THE OFFERING        THE OFFERING
----------------                    ------------------     -----------------      ------------      -----------------
Richard J. Seifert(1)                     125,000               125,000                   0                --
Rita M. Seifert(1)                        125,000               125,000                   0                --
William R. Dunavant(1)                  1,200,000(4)(5)       1,200,000(4)(5)             0                --
Douglas May(1)                            133,070               133,070                   0                --
AAA Trust                                 281,672               281,672                   0                --
Van Ernst Jakobs                          287,089               287,089                   0                --

     * Represents beneficial ownership of less than one percent (1%) of Common Stock.

     -------------------

          (1) c/o High Speed Net Solutions, Inc., Suite 2120, 434 Fayetteville Street Mall, Raleigh, NC 27601.

          (2) These shares include 65,000 shares that Mr. Kim may immediately acquire through stock options.

          (3) These shares include 50,000 shares that Mr. De Jong may immediately acquire through stock options.

          (4)  In June 2000, we entered into a settlement agreement with William
               R. Dunavant and Michael Cimino to resolve a litigation suit filed in Florida. The settlement agreement provides, among other things, that we register 350,000 shares of Common Stock owned by Mr. Dunavant with the Securities and Exchange Commission. Under the settlement agreement, we issued 175,000 new shares of Common Stock to Mr. Dunavant on the execution date of the settlement agreement. In addition, the settlement calls for the payment of $12,750 per month and 25,000 shares of Common Stock per month until the registration of all shares are effective. If the Registration Statement is not effective on or before January 1, 2001, from that date forward and until we have delivered an effective registration statement, we pay Mr. Dunavant $12,750 and issue 50,000 shares of Common Stock each month. We must also register all shares delivered under these monthly allotments. Finally, we must also issue and register an allotment of shares of Common Stock, which is determined by a calculation that depends on the date upon which the Registration Statement becomes effective and the difference between the price of our Common Stock as traded on the OTC Bulletin Board(R) and $23.00 per share. See "Business-Legal Proceedings."

          (5) If all 2,443,477 shares of Common Stock in this registration are obtained for sale or are obtained for sale and are sold this would entail the issuance of 715,000 new shares of Common Stock. Of the 715,000 shares that would be issued, 600,000 shares represent an estimate of the additional shares that we will have to issue for Mr. William R. Dunavant on or before the date the Registration Statement becomes effective according to the terms of our settlement agreement with Mr. Dunavant. This estimate assumes that it will take approximately four months for the Registration Statement to become effective, and that the price of our Common Stock will be at a particular price per share at that time that is significantly below the $23.00 threshold value specified by the calculation in our settlement agreement with Mr. Dunavant.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     For all of the transactions described in this section the terms and conditions associated with each transaction resulted from arms-length negotiations between each party. The terms of each transaction were as good as could be obtained from unaffiliated third parties. Through Summus, we have used and in some minor aspects are still using resources from Summus, to satisfy basic business needs. These services are provided under an oral agreement in which we will pay Summus the fair value of the services provided, without interest, or are provided under the Master Agreement between us and Summus dated February 18, 2000. This arrangement is temporary until we complete our infrastructure. As of September 30, 2000, we have has hired 19 full time employees, and we no longer need to depend on Summus for basic business operational needs is minimal.

     Some Summus directors and executive officers serve on our Board of Directors. Dr. Bjorn Jawerth, the Chairman, President, and majority shareholder of Summus, is the Chairman of the Board of High Speed. Alan R. Kleinmaier, our Executive Vice President, Secretary, and Treasurer, was an Executive Vice President of Summus through September 2000.

OUR OWNERSHIP IN SUMMUS

     We own 167,000 shares of Summus Ltd. Our shares represent approximately 14.1% of Summus' outstanding common stock, but represent only 12.8% of Summus' common stock on a fully diluted basis. We acquired 1,000,182 shares of Summus Technologies, Inc.'s common stock during the first half of 1999. We acquired these shares from individuals in exchange for cash and shares of our Common Stock. Following our acquisition of these Summus Technologies, Inc. shares, Summus Ltd. and Summus Technologies, Inc. merged. Summus Ltd. was the surviving entity. As a result of this merger, we became a stockholder of Summus Ltd. The following table lists the individuals from whom we acquired the Summus Technologies, Inc.'s shares and the consideration for these transactions.


                           CONSIDERATION (IN         NUMBER OF HIGH                                  AGGREGATE VALUE OF
                                SHARES                   SHARES              CASH DISBURSED AS         CONSIDERATION
      INDIVIDUAL        OF SUMMUS TECHNOLOGIES)   OR OTHER CONSIDERATION       CONSIDERATION         GIVEN BY HIGH SPEED
      ----------        ----------------------    ----------------------     -----------------       -------------------
William R. Dunavant             250,000                  350,000                $   100,000              $   887,500
Wallace Permenter                 5,000                   18,334                         --              $    41,252
Rick Turbin                      27,000                   30,000                         --              $    67,500
Robert Chalnick                  20,000                   25,000                         --              $    56,250
Cale Yarborough                 100,000                  366,667                         --              $   825,000
StoneLeigh Ltd.                 418,182                       (1)                        --                       (1)
(an entity
established by Mr.
Bradford Richdale)
Debra Richdale                  180,000                       (1)                        --                       (1)

     (1) High Speed received these shares of Summus Technologies, Inc.'s common stock in connection with two related and contemporaneous transactions: (i) a stock purchase agreement executed in August 1999 between Summus and Mr. Bradford Richdale and various entities established by Mr. Richdale, under which Summus purchased 9,542,360 shares of our Common Stock from Mr. Bradford Richdale in exchange for 132,888 shares of Summus Ltd; and (ii) the merger of Summus Ltd. and Summus Technologies, Inc., described in the paragraph immediately below. Based upon negotiations between all parties to these related and contemporaneous transactions, it was agreed that High Speed would not issue any shares of its common stock in exchange for shares of Summus

Technologies stock held by either Bradford Richdale, Debra Richdale or entities established by Mr. Richdale. Therefore, we did not issue any shares of Common Stock to the individual or entity transferring Summus Technologies, Inc.'s shares to us because the consideration the individual or entity received was in connection with and satisfied under the two related and contemporaneous transactions described in this footnote.

     In August 1999, Summus Technologies, Inc. and Summus Ltd merged. Under the terms of that merger, our 1,000,182 shares of Summus Technologies, Inc. were converted into 167,000 shares of Summus Ltd. In conjunction with the merger, we entered into a shareholders agreement in August 1999, in some cases under which we cannot transfer our shares without first granting Summus the opportunity to purchase our shares. We cannot transfer our Summus shares to a third party without first offering Summus and then the other Summus stockholders the opportunity to purchase our shares on the same terms offered to us by the third party, except that Summus or the Summus stockholder purchasing our shares may pay 25% of the purchase price in cash and pay the remainder of the purchase price in three equal annual installments with interest at the prime rate of Bank of America. However, we can transfer our Summus shares if High Speed is sold through a stock sale and: (i) the transaction does not have an adverse effect on Summus; and (ii) the entity purchasing our shares is not an affiliate of Mr. William R. Dunavant. The shareholders agreement obligates parties to the agreement to vote on some matters as directed by Dr. Bjorn Jawerth, however, High Speed is exempt from these voting provisions of the shareholder agreement.


THE ASSET PURCHASE OF MARKETERS WORLD, INC.

     In August 1998, we acquired the business and assets of, and assumed the liabilities of, Marketers World, Inc. To pay the sole shareholder of Marketers World, Mr. Bradford Richdale, we issued 9,275,000 shares of Common Stock to Marketers World, Inc. Before this transaction Mr. Richdale was not a related party to High Speed. Immediately before issuing these 9,275,000 shares of Common Stock, we had 1,000,000 shares of Common Stock issued and outstanding.

     At the time of the merger with Marketers World, High Speed was a non-operating public shell with no assets or liabilities. Marketers World was a private operating company. In legal form, this merger was effected by High Speed issuing its shares in exchange for the net assets of Marketers World. For accounting purposes, this merger was accounted for as a reverse merger, with Marketers World treated as the accounting acquirer. Since Marketers World was treated as the accounting acquirer, the value of its recorded assets was maintained at their historical net book value of approximately $350,000. These assets were primarily office furniture and fixtures and computer equipment. The accounting literature for a reverse merger involving non-operating public shell considers such a transaction to be a capital transaction in substance. Therefore, we accounted for our issuance of the 9,275,000 shares of our Common Stock to acquire the net assets of Marketers World as a recapitalization of our company, with no resulting goodwill. Consequently, it was not necessary to record the value of the shares High Speed issued in this transaction. However, based on transactions in our Common Stock on the date of the merger, the estimated value of the 9,275,000 shares issued was approximately $742,000. At the time of the merger, our Common Stock was not publicly traded.

     In addition to the issuance of these shares, as the related party in the transaction, our President and then sole Director and Sole Corporate Officer, Mr. Rene Hamouth, transferred the 725,000 shares of our Common Stock that he personally owned to Marketers World to effect the transaction.

     Prior to the merger with us, Mr. Richdale owned 100% of Marketers World. Subsequently, the 10,000,000 shares that Marketers World received in the transaction were assigned by Mr. Richdale as follows: (i) 6,835,000 shares to Ormond Trust, an entity established by Mr. Richdale; (ii) 140,000 shares to Mr. Cimino; and (iii) the remaining 3,025,000 shares to 24 other persons. After these assignments, Mr. Richdale, including entities established by him, owned approximately 66.52% of our outstanding Common Stock.

     Marketers World was incorporated in January 1998, and its planned principal operations were to lease computer systems to businesses and to distribute Internet oriented products and perform related services. During 1998, Marketers World was unable execute its planned activities and consequently ceased all operating activities in December 1998. Since Marketers World was a development stage enterprise, there were minimal assets to be disposed. Assets and licensing rights which had no alternative use totaled $105,748 were written off. No proceeds were realized on the disposition of these assets. The purpose of our acquisition of Marketers World was our initial attempt to become an operating company. The effect of this transaction was the recording of a loss on discontinued operations of Marketers World of $1,334,855 in 1998 and the voluntary return of 5,161,100 shares of High Speed common stock initially issued to acquire Marketers World. The majority shareholder who held these shares agreed with us that the initial purchase price was over valued. Accordingly, we cancelled these shares after they were voluntarily surrendered to us.

     The Marketers World officer executing the asset purchase agreement as President of Marketers World was Mr. Michael Cimino, who was subsequently elected the sole director and executive officer of High Speed.

     Immediately after, and as a result of, the foregoing transaction, Mr. Bradford Richdale became our primary shareholder. No independent valuation was made of this transaction. After that transaction, we decided not to continue in the line of business we acquired in that transaction. We do not believe that the transaction added value to our company on an ongoing basis.

1998 OFFERING

     In September 1998, we issued 1,550,000 shares of Common Stock to Mr. Bradford Richdale, our controlling shareholder at the time of the transaction, as forgiveness of a debt valued at $149,820 that we owed to him. These amounts owed to Mr. Richdale resulted from various cash advances made by Mr. Richdale to High Speed for operating capital purposes. These amounts were classified and recorded as non-interest bearing, short-term advances from related parties, payable on demand. The total amount of $149,820 represents an accumulation of advances since January 1, 1998. Mr. Richdale loaned us these funds to finance our operations. We also issued 1,100,000 shares of Common Stock to StoneLeigh Ltd., an entity established by Mr. Richdale, and we issued 2,330,000 shares of Common Stock to Rene Hamouth, our president, sole director, and sole corporate officer at the time of the transaction. These shares of Common Stock were issued in conjunction with shares issued to thirty other investors. The aggregate consideration we received for these issuances was $317,000, including forgiveness of debt.

     The price per share of the 1,550,000 shares of Common Stock issued to Mr. Richdale was $0.097 per share, representing the fair value of our Common Stock on the date of issue. The price per share of the 1,100,000 shares issued to Stoneleigh Ltd., the 2,330,000 shares issued to Rene Hamouth, and the 336,600 shares issued to third parties was $0.084 per share, representing the fair value of our Common Stock on the dates of issuance.

BRD ACQUISITION

     In September 1998 we acquired Brad Richdale Direct, Inc., ("BRD"). In exchange for all of the outstanding and issued stock of Brad Richdale Direct we issued: (i) 775,000 shares of Common Stock to Ormond Trust, Brad Richdale Direct's major shareholder, and an entity established by Mr. Bradford Richdale, our controlling shareholder at the time of the transaction; and (ii) 225,000 shares of Common Stock to Mr. Michael Cimino, who at the execution of the transaction was president of Brad Richdale Direct and president of High Speed. At the time High Speed entered into the transaction with BRD, BRD had established a business relationship with Summus based on a letter agreement dated March 3, 1998. This letter agreement provided BRD with licensing and marketing rights to certain products to be provided by Summus. This agreement was terminated at the end of 1998 in connection with the decision to discontinue the operations of both BRD and Marketers World, as discussed in the following paragraphs. There were no further business relationships between BRD and Summus during 1998.

     The transaction was accounted for as an acquisition of licensing rights rather than a business combination because at the time of the acquisition BRD's primary asset was marketing and licensing rights for Summus technology. In connection with this transaction, in February 1999 we issued an immediately vested option for 1,000,000 shares of Common Stock to Mr. Bradford Richdale, exercisable at a price of $0.01 per share. Also, in connection with this transaction, in September 1998, we issued 140,000 shares of Common Stock to Mike Cimino. Finally, we issued 100,000 shares to Mr. Cimino as consideration for his services in effecting this transaction. BRD was incorporated in August 1997.



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



     The acquisition of BRD was a transaction between us and a company owned by our primary shareholder. No independent valuation was made. The value attributable to the licensing rights totaled $77,500. This amount represents the 775,000 shares issued that were valued using the most recent transactions in our Common Stock of approximately $0.10 per share. The acquisition of the licensing rights from BRD occurred in September 1998. At the time of this transaction, BRD was not an operating entity and its only significant asset was the marketing and licensing rights to Summus technology. The decision not to ramp up operations of BRD was made in December 1998 along with the decision to discontinue the operations of Marketers World. Consequently, as a part of the discontinuance of these operations, the net book value of the capitalized licensing rights was written off at December 31, 1998. Since BRD was a non-operating company, no consideration was received when the decision was made to not operate it.

     After that transaction, we decided not to operate the business that we acquired in that transaction. Other than the licensing rights for Summus technology, we do not believe that transaction added value to our company on an ongoing basis.

NATIONAL DIRECT CORPORATION AND HEALTHTEC ACQUISITION

     In September 1998, under a stock purchase agreement, we issued 300,000 shares of Common Stock for the purpose of acquiring HealthTec, Inc., and National Direct Corporation. We issued 100,000 of these shares to Mr. Bradford Richdale, our controlling shareholder at the time of the transaction, and we issued 100,000 of these shares to Mr. Michael Cimino, our president and chief executive officer. The final 100,000 shares were issued to an unrelated party.

     Mr. Cimino received his shares in the capacity as our employee. The value of these shares were compensatory in nature. Mr. Richdale received his shares in the capacity of the sole shareholder of both National Direct Corporation and HealthTec, Inc. The unrelated party received his shares in the capacity as a consultant. This transaction was rescinded in November 1998 and in August 1999 and we implemented the cancellation of the 300,000 shares issued for this acquisition. Any compensatory costs initially recorded in connection with this transaction were reversed as a consequence to the rescinding of the transaction. The Board of Directors of High Speed decided to rescind this transaction due to lack of consideration. The Board concluded that High Speed received little or no consideration as compared to the consideration it made in connection with this transaction.

VR MALL AND GOLF VACATIONS RESORT ACQUISITION

     In September 1998, under a stock purchase agreement, we agreed to issue 200,000 shares of Common Stock to Mr. Bradford Richdale, our controlling shareholder at the time of the transaction, for the purpose of acquiring all of the stock of VR Mall, Inc. In September 1998, under a stock purchase agreement, we agreed to issue 600,000 shares of Common Stock to Mr. Bradford Richdale for the purpose of acquiring all of the stock of Golf Vacations Resort. These two transactions were canceled in November 1998. The Common Stock issuances contemplated by these transactions were never implemented. Prior to the issuance of these shares, the Board of Directors decided to rescind this transaction based on evaluation of the consideration High Speed would have received had the transaction consummated. No shares were ever issued in connection with these proposed transactions; consequently, no accounting treatment was applied.

ADVISORY AGREEMENT WITH A DIRECTOR

     In February 1999 we entered into an advisory agreement with Mr. Richard F. Seifert under which Mr. Seifert provides advisory services for investor relations and identification of funding and revenue opportunities. Mr. Seifert is a member of our Board of Directors. For successful funding opportunities introduced by Mr. Seifert, we pay 10% of the amount secured for non-debt funding and revenue opportunities, and for introductions which result in successful debt funding we pay 5% of the amount secured. During 1999, Mr. Seifert served as our Vice President of Operations from February 10, 1999 through August 25, 1999. During 1999 when he was not an employee of High Speed, Mr. Seifert served in the capacity of a consultant. During 1999, Mr. Seifert received fees totaling $62,500 in connection with various fund raising activities for us during the year.



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


ISSUANCE OF CONVERTIBLE DEBENTURES

     During the period between March 3, 1999 and May 24, 1999, we issued $1,636,858 principal amount of convertible debentures. The debentures bore interest at a rate of 8% per annum and were convertible into shares of Common Stock at a conversion rate of $0.50 per share. The principal on these debentures was due July 31, 2000. The aggregate consideration we received by issuing these debentures was $1,636,858. All of these debentures were issued to Mr. Bradford Richdale, our controlling shareholder at the time of these transactions, or to entities established by Mr. Richdale: Ormond Trust and StoneLeigh Ltd. On May 24, 1999, all holders converted these debentures into shares of Common Stock and we issued 3,273,716 shares of Common Stock upon conversion of these debentures. The effective price paid by Mr. Richdale for these shares was $0.50 per share. These debentures were issued and converted between March 3, 1999 and May 24, 1999. The market value of our Common Stock between these dates ranged from a low of $1.13 per share for a high of $4.88 per share.

     On July 15, 1999, we issued a $62,500 principal amount convertible debenture to Mr. Bradford Richdale. The debenture bore interest at a rate of 8% per annum and was convertible into shares of Common Stock at a conversion rate of $0.25 per share. The principal on these debentures was due July 15, 2000. The consideration we received for this debenture was $62,500. On July 15, 1999, the holder converted this debenture into shares of Common Stock and we issued 250,000 shares of Common Stock upon conversion of this debenture. The effective price paid by Mr. Richdale for these shares was $0.25 per share. These debentures were issued and converted on July 15, 1999 and the market value of our Common Stock on that date was $1.63 per share at the close of the trading day.

     In August 1999 we issued $458,640 principal amount of convertible debentures to Mr. Bradford Richdale and to Ormond Trust, an entity established by Mr. Richdale. The debentures bore interest at a rate of 8% per annum and were convertible into shares of Common Stock at a conversion rate of $1.00 per share. The principal on these debentures was due August 5, 2000 and August 12, 2000. The consideration we received for these three debentures was $458,640. On the date they were issued, the holder converted these debentures into shares of Common Stock and we issued 458,640 shares of Common Stock upon conversion of these debentures. The effective price paid by Mr. Richdale for these shares was $0.50 per share. These debentures were issued and converted between August 5, 1999 and August 12, 1999. The market value of our Common Stock between these dates ranged from a low of $3.38 per share to a high of $4.72 per share.

     The aggregate value of all the debentures issued to Mr. Richdale described in the three preceding paragraphs totaled $2,157,998. All the debentures bore an interest rate of 8% per annum, had a one year maturity date and were convertible immediately into shares of High Speed common stock with conversion rates ranging from $0.25 to $1.00 per share. The convertible debentures described above with a total aggregate value of $2,157,998 were issued as partial consideration for $2,190,000 that was directly paid by Mr. Bradford Richdale to Summus to cover a portion of the first three payments that we were obligated to make to Summus under the Marketing License Agreement. Under the Marketing License Agreement, we were to make four payments of $750,000 each for our rights under the agreement. The terms of the Marketing License Agreement called for four equal installments of $750,000 beginning with the execution of the Marketing License Agreement in February 1999. Mr. Richdale, on our behalf, paid an aggregate amount of $2,190,000 in cash to Summus from February 1999 through May 1999. These amounts were not actually paid to Summus in equal installments. They were made based on available cash during this four-month time period. High Speed paid $60,000 as a partial payment during this time period. Total cash payment made to Summus equaled $2,250,000. The final installment due to Summus was satisfied though the issuance of 1.5 million shares of our Common Stock. The issuance of this common stock was valued at $2,278,125, based on the traded value of our Common Stock on the date of the transaction. The value attributable to each of the convertible debentures issued to Mr. Richdale was equal to the stated principal amount of each debenture. These debentures were issued to Mr. Richdale in consideration for the cash payments he personally made to Summus on behalf of High Speed. Accordingly, we did not realize any cash proceeds from the issuance of these debentures. Mr. Richdale did not receive any registration rights with respect to the common stock acquired in connection with the convertible debentures.



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



ISSUANCE OF SHARES FOR BRD OPTION

     In August 1999, we issued 1,000,000 shares of Common Stock when Mr. Bradford Richdale, our controlling shareholder at the time of the transaction, exercised his Common Stock option, which were issued with an exercise price of $0.01 per share. We waived payment of the exercise price in exchange for Mr. Richdale transferring to us specific marketing rights to Summus technology. These marketing rights were the rights to market Summus technology in direct marketing channels. Mr. Richdale received these stock options in connection with the purchase by High Speed of all of the stock of Brad Richdale Direct, Inc., as discussed above.

CANCELLATION OF PRIOR ACQUISITIONS

     In August 1999, we canceled 5,461,100 shares of Common Stock for the following transactions. We canceled 300,000 shares of Common Stock because we rescinded the acquisitions of National Direct Corporation and HealthTec. Furthermore, we canceled 5,161,100 shares of Common Stock as part of a partial voluntary unwinding of the Marketers World acquisition after we ceased operating the Marketers World assets.

PAYMENTS TO SUMMUS UNDER THE MARKETING LICENSE AGREEMENT

     During February 1999 we entered into a Marketing License Agreement with Summus. During 1999, we made payments of $2,250,000 in cash and a payment in the form of 1,500,000 shares of Common Stock, valued at $2,278,125, for the purpose of making the final cash payment of $750,000 due to Summus under the Marketing License Agreement as described in the section entitled "Business." Our original obligation was to pay $750,000 in cash for the final payment, but due to lack of available cash, we renegotiated the final payment so that we could pay by issuing Common Stock. In exchange for the $2,250,000 cash payment and the stock payment under the marketing License Agreement, we received the right to license Summus products and the right to share revenues from Summus technologies. As described in the section entitled "Business," we have replaced the Marketing License Agreement and its related agreements with new agreements under which we must make future payments to Summus for our use of their software products. These new agreements include: a Master Agreement, a Software License Agreement, a Revenue Sharing Agreement, and a Software Maintenance Agreement.

     As of August 1999, Summus became our controlling shareholder.

ISSUANCE OF COMMON STOCK TO THE PARENTS OF A DIRECTOR

     In August 1999, we issued 250,000 shares of Common Stock at $1.00 per share to two investors under a subscription agreement. These investors are the parents of Mr. Richard F. Seifert, a member of our Board of Directors. The market value of these shares when issued was $4.38.

LOANS DUE TO MR. BRADFORD RICHDALE, A HIGH SPEED SHAREHOLDER

     As of December 31, 1999, we owe $435,815 to entities controlled by Mr. Bradford Richdale. We owe these amounts to Mr. Richdale for loans that he extended to us to finance our operations. The loans are unsecured and are payable on demand. We do not pay any interest on these loans.

AMOUNTS DUE TO SUMMUS

     In order to ramp up our business operations and satisfy anticipated future customer demand, we have borrowed, and will continue to borrow in a minor fashion, resources from Summus to satisfy basic business operational needs. Obtaining resources in this manner is intended to temporarily support our operations until qualified individuals can be hired to operate these functions or we put in place facilities to support these functions. We are obtaining resources from Summus under an oral agreement and we will pay Summus, without interest, the fair value of the resources we are using, or under the Master Agreement between us and Summus dated February 18, 2000. Through September 30, 2000, we have hired 19 full time employees, and we have further developed our own operating



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


infrastructure. Consequently, reliance on Summus for basic operational support is minimal. The value of services provided to date is not yet determinable and is currently being negotiated between the parties. We plan on settling this matter with Summus prior to the end of 2000.

SUMMUS OWNERSHIP OF HIGH SPEED

     In August 1999, under a stock purchase agreement, Summus purchased 9,542,360 shares of our Common Stock from Mr. Bradford Richdale and various entities established by Mr. Richdale in exchange for 132,888 shares of Summus Ltd. Under amendment number 1 to this agreement, Mr. Richdale agreed that he would not serve on the Board of Directors of High Speed without Summus written consent. Amendment number 2 to this agreement states that the purchase of the High Speed shares by Summus is conditioned upon Mr. Michael Cimino resigning as a member of the Board of Directors of High Speed and Summus, and upon Mr. Michael Cimino signing a release in favor of High Speed for any claims, past or future. As of September 30, 2000, Summus held 8,389,360 shares of our Common Stock (37.9% of our outstanding Common Stock, and 32.7% on a fully diluted basis). Summus can also vote an additional 1,279,667 shares of our Common Stock under voting agreements with and/or proxies from 14 persons. Total Summus voting power is 43.7% of our outstanding Common Stock and 37.6% on a fully diluted basis.


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





                          DESCRIPTION OF CAPITAL STOCK

     In accordance with our amended and restated certificate of incorporation, we are authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

     As of September 30, 2000, we had 22,121,479 shares of Common Stock outstanding. As of September 30, 2000, there were 2,000 shares issued and outstanding of our Series A Convertible Preferred Stock. We have no other class or series of preferred stock.

COMMON STOCK

     As of September 30, 2000, we had 22,121,479 shares of Common Stock outstanding. In addition, as of September 30, 2000, there were outstanding stock options to purchase 1,733,000 shares of Common Stock. If the 2000 shares of Series A Convertible Preferred Stock issued and outstanding were to convert to Common Stock, then an additional 147,066 shares of Common Stock would be issued and outstanding. Based upon the number of shares outstanding as of September 30, 2000, and giving effect to the issuance of Common Stock upon the exercise of all outstanding stock options, assuming that these options fully vest, and the conversion of all of the Series A Convertible Preferred Stock into Common Stock, there would be 25,684,899 shares of Common Stock outstanding.

     Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Holders of Common Stock are entitled to receive ratably the dividends, if any, declared from time to time by the Board of Directors out of legally available funds. Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any of our securities. In the event of any liquidation, dissolution or winding-up of our affairs, holders of Common Stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of Common Stock may be subject to the rights of the holders of any shares of preferred stock, which we may issue in the future.

PREFERRED STOCK

     As of September 30, 2000, we had 2,000 shares issued and outstanding of our Series A Convertible Preferred Stock. We have no other class or series of preferred stock. Before February 28, 2000, we had never issued any shares of preferred stock.

     We have recently amended and restated our articles of incorporation to eliminate the specific rights and privileges originally associated with our preferred stock. We have replaced these specific rights and privileges with language in our articles of incorporation granting the Board of Directors the power to determine by resolution at a future date the designations, rights and privileges of the preferred stock.

     Our Board of Directors, without further action by shareholders, may from time to time authorize the issuance of shares of preferred stock in one or more series and with specific limitations, rights, preferences, qualifications, or restrictions thereon and the number of shares constituting such series and the designation of such series. Satisfaction of any dividend preferences on outstanding Preferred Stock would reduce the amount of funds available for the payment of dividends on Common Stock. Holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding up of High Speed before any payment is made to the holders of Common Stock. In addition, under some circumstances, the issuance of preferred stock may render more difficult or tend to discourage a change in control of High Speed. The Board of Directors of High Speed, without shareholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the rights of holders of Common Stock.

     On February 28, 2000, we designated a series of Preferred Stock called Series A Convertible Preferred Stock consisting of 10,000 shares. The rights of the Series A Convertible Preferred Stock include the following rights:


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



          - a cumulative dividend of $80 each year per share of Series A Convertible Preferred Stock, and we have the right to pay this dividend by issuing additional shares of Series A Convertible Preferred Stock;

          - no voting rights except for the right to approve by a majority vote of the holders of the Series A Convertible Preferred Stock our issuance of any shares of a series or class of preferred stock that ranks senior to the Series A Convertible Preferred Stock and any voting rights required under Florida law;

          - the right to convert the Series A Convertible Preferred Stock into shares of Common Stock at a conversion price of $14.24, subject to anti-dilution adjustment in the case of Common Stock dividends, splits and reorganizations; and

          - a liquidation preference of $1,000 per share of Series A Convertible Preferred Stock, plus accrued unpaid dividends, payable in the event of any liquidation, dissolution, or winding up of High Speed. After March 1, 2002, we have the right to redeem any outstanding shares of the Series A Convertible Preferred Stock at a redemption price of $1,000 per share of Series A Convertible Preferred Stock plus accrued dividends that have not been paid.

     On February 28, 2000 we issued 2,000 shares of our Series A Convertible Preferred Stock for gross consideration of $2,000,000. As of September 30, 2000, if the 2,000 shares of Series A Convertible Preferred Stock issued and outstanding were to convert to Common Stock, then an additional 147,066 shares of Common Stock would be issued and outstanding.

REGISTRATION RIGHTS

     The following summary description of registration rights outstanding on some of our Common Stock is not intended to be complete and is qualified by reference to the exhibits filed with the Registration Statement.

     In June 2000, we entered into a settlement agreement with William R. Dunavant and Michael Cimino to resolve a litigation suit filed in Florida. The settlement agreement provides, among other things, that we register 350,000 shares of Common Stock owned by Mr. Dunavant with the Securities and Exchange Commission. Under the settlement agreement, we issued 175,000 new shares of Common Stock to Mr. Dunavant on the execution date of the settlement agreement. In addition, the settlement calls for the payment of $12,750 per month and 25,000 shares of Common Stock per month until the registration of all shares are effective. If the Registration Statement is not effective on or before January 1, 2001, from that date forward and until we have delivered an effective registration statement, we pay Mr. Dunavant $12,750 and issue 50,000 shares of Common Stock each month. We must also register all shares delivered under these monthly allotments. Finally, we must also issue and register an allotment of shares of Common Stock, which is determined by a calculation that depends on the date upon which the Registration Statement becomes effective and the difference between the price of our Common Stock as traded on the OTC Bulletin Board(R) and $23.00 per share. See "Management's Discussion and Analysis."

     Excluding Mr. Dunavant, all of the other Selling Shareholders listed in the section entitled "Selling Shareholders" executed a form of the Selling Shareholder Agreement included with the Registration Statement as an exhibit. This Selling Shareholder Agreement terminated any prior registration rights that the Selling Shareholder may have had and specified that the registration rights granted by the Selling Shareholder Agreement would be implemented and satisfied in full by the Registration Statement.

RIGHTS TO COMMON STOCK AND OPTIONS FOR COMMON STOCK IN EXCHANGE FOR SERVICES

     We have a consulting agreement dated September 24, 1999 with Mr. Kyoung Park under which Mr. Park receives the rights to 2,000 shares of Common Stock for revenue we derive from Samsung Electronics of America, Inc., a potential customer of ours and Summus'. Under this consulting agreement we also pay Mr. Park 4% of all revenue we receive from this customer. If revenues with this potential customer in 2000 are $1,000,000 then Mr.



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


Park would receive 20,000 shares. As revenue levels rise Mr. Park has the right to proportionally receive more shares for higher revenue levels. To date, we have no agreement with this potential customer. Consequently, we have not paid Mr. Park any funds nor issued Mr. Park any shares under this agreement.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The following summary description of indemnification and limitation of liability for our officers is not intended to be complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, filed as exhibits to the Registration Statement, and is qualified by the applicable provisions of the Florida Business Corporation Act (the "FBCA").

     Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Florida law and, to the extent permitted by such law, eliminate, or limit the personal liability of directors to High Speed and its shareholders for monetary damages for specific breaches of fiduciary duties. The liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to High Speed or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for any improper distribution under the FBCA; or (iv) for any transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling High Speed under the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We intend to obtain liability insurance for our directors and officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the amended and restated certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for this type of indemnification.



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


                                 LEGAL MATTERS

         The law firm of Kilpatrick Stockton LLP of Raleigh, North Carolina will issue a legal opinion about the validity of the issuance of the shares of Common Stock that may be sold using this Prospectus.


                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 to the financial statements). We have included our financial statements in this Prospectus and the Registration Statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Ernst & Young LLP, independent auditors, have audited Summus Ltd.'s financial statements at December 31, 1999, and for the period ended December 31, 1999, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Summus Ltd.'s ability to continue as a going concern as described in Note 1 to the financial statements). We have included Summus Ltd.'s financial statements in this Prospectus and the Registration Statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Bauknight Pietras & Stormer, P.A., independent auditors, have audited Summus Ltd.'s financial statements at December 31, 1998, and for each of the two years in the period ended December 31, 1998 and 1997, as set forth in their report. We have included Summus Ltd.'s financial statements in this Prospectus and the Registration Statement in reliance on Bauknight Pietras & Stormer, P.A.'s report, given on their authority as experts in accounting and auditing.


                  CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT


         (A)      PREVIOUS INDEPENDENT ACCOUNTANT

                  (i) In November 1999, we engaged Ernst & Young LLP as our independent auditors. Ernst & Young has audited our financial statements for the years ended December 31, 1998 and 1999. Barry L. Friedman, P.C. ("Friedman"), which had served as our independent auditors in prior years, was dismissed by High Speed on the date Ernst & Young was engaged.

                  (ii) The report of Friedman on our financial statements for the period January 1, 1998 to July 22, 1998 and for the two years in the period ended December 31, 1997 included an explanatory paragraph about our ability to continue as a going concern.

                  (iii) Our Board of Directors approved the change in our independent auditors.

                  (iv) In connection with the audits performed by Friedman, there were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Friedman, would have caused it to make reference to the subject matter of the disagreement in connection with its report on our financial statements for those periods.

                  (v) During the time period Friedman performed his audits and through the date of dismissal, there were no "reportable events", as that term is defined in Item 304(a)(1)(v) of Regulation S-K, about the services provided by Friedman.

         High Speed requested that Friedman furnish it with a letter addressed to the Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. We have filed a copy of this letter as Exhibit 16 to the Registration Statement.

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



         (B)      NEW INDEPENDENT AUDITORS

                  During our two most recent fiscal years and through the date that we engaged Ernst & Young, LLP, we did not consult with Ernst & Young LLP on matters

                  (i) about the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on High Speed's financial statements, or

                  (ii) which concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation S-K, Item 304).



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



                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Southeast Regional Offices located at 1401 Brickell Avenue, Suite 200, Miami, Florida 33131, and copies of these materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the Commission at 1-800-732-0330 for further information on the operation of such public reference rooms. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of these documents from the Commission's web site: http://www.sec.gov.

         The Commission allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The Commission deems information incorporated by reference to be part of this Prospectus, except for any information superseded by information in, or incorporated by reference in, this Prospectus. This Prospectus incorporates by reference the documents listed below, which we have previously filed with the Commission (SEC file number 333-41730). These documents contain important information about our company and its finances.

         Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2000 (filed on October 18, 2000)

         Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (filed on August 14, 2000)

         Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2000 (filed on May 15, 2000)

         Current Report on 8-K/A dated October 18, 2000 (filed on October 18,
         2000)

         Current Report on Form 8-K dated September 5, 2000 (filed on September 5, 2000)

         Current Report on Form 8-K dated July 25, 2000 (filed on July 25, 2000)

         Current Report on Form 8-K dated June 14, 2000 (filed on June 14, 2000)

         Current Report on Form 8-K dated May 8, 2000 (filed on May 8, 2000)

                       INDEX TO THE FINANCIAL STATEMENTS

                                                                   PAGE
                                                                   ----
HIGH SPEED NET SOLUTIONS, INC.
  INTERIM FINANCIAL STATEMENTS - UNAUDITED

  Balance Sheets as of December 31, 1999 (audited) and
    June 30, 2000 (Unaudited).........................................F-2
  Statements of Operations for the six months ended
    June 30, 1999 and June 30, 2000 and for the period
    from January 2, 1998 (Inception) through June 30, 2000
    (Unaudited).......................................................F-3
  Statement of Stockholders' Equity (Deficit).........................F-4
  Statements of Cash Flows for the six months ended
    June 30, 1999 and June 30, 2000 and for the
    period from January 2, 1998 (Inception) through
    June 30, 2000 (Unaudited).........................................F-5
  Notes to the Financial Statements...................................F-7

  ANNUAL FINANCIAL STATEMENTS

  Report of Independent Auditors......................................F-13
  Balance Sheets as of December 31, 1998 and 1999.....................F-14
  Statements of Operations for the years ended
    December 31, 1998 and 1999 and for the period
    from January 2, 1998 (Inception) to December 31, 1999.............F-15
  Statement of Shareholders' Equity (Deficit)
    for the period from January 2, 1998 (Inception)
    to December 31, 1999..............................................F-16
  Statement of Cash Flows for the years ended
    December 31, 1998 and 1999 and for the period
    from January 2, 1998 (Inception) to December 31, 1999.............F-18
  Notes to the Financial Statements...................................F-20

  PROFORMA FINANCIAL INFORMATION - UNAUDITED

  Proforma Financial Information Introduction.........................F-33
  Proforma Combined Balance Sheet at December 31, 1999................F-34
  Proforma Combined Statement of Operations for the year ended
    December 31, 1999.................................................F-35

SUMMUS, LTD.
  INTERIM FINANCIAL STATEMENTS - UNAUDITED

  Balance Sheets as of December 31, 1999 (audited) and
    June 30, 2000 (unaudited).........................................F-36
  Statements of Operations for the six months ended
    June 30, 1999 and 2000............................................F-37
  Statements of Cash Flows for the six months ended
    June 30, 1999 and 2000............................................F-38
  Notes to the Financial Statements...................................F-39

  ANNUAL FINANCIAL STATEMENTS

  Report of Independent Auditors......................................F-43
  Report of Independent Auditors......................................F-44
  Balance Sheets as of December 31, 1998 and 1999.....................F-45
  Statements of Operations for the years ended
    December 31, 1997, 1998 and 1999..................................F-46
  Statements of Shareholder's Equity (Deficit) for the
    years ended December 31, 1997, 1998 and 1999......................F-47
  Statements of Cash Flows for the years ended
    December 31, 1997, 1998 and 1999..................................F-48
  Notes to the Financial Statements...................................F-49

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                                 Balance Sheets

                                                                                      JUNE 30         DECEMBER 31
                                                                                        2000              1999
                                                                                    -----------       -----------
                                                                                    (Restated)        (Restated)
                                                                                    (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                                        $    380,475       $    248,740
   Other current assets                                                                   66,001                 --
                                                                                    -------------------------------
Total current assets                                                                     446,476            248,740

Equipment and furniture, net                                                              74,436              3,720
Investment in common stock of related party                                            1,894,127          1,894,127
Prepaid royalties, net                                                                 4,398,129          4,528,125
                                                                                    -------------------------------
Total assets                                                                        $  6,813,168       $  6,674,712
                                                                                    ===============================


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Payables to related parties                                                         $    489,593       $    589,815
Accounts payable and accrued expenses                                                    618,642             99,876
Loss contingency accrual                                                               8,860,374            800,000
                                                                                    -------------------------------
Total current liabilities                                                              9,968,609          1,489,691

Stockholders' equity (deficit):
   Preferred stock, $.001 par value; authorized 5,000,000 shares, 2,000 shares issued and outstanding (liquidation preference of
     $1,000 per share)                                                                 2,000,000                 --
   Common stock, $.001 par value, authorized 50,000,000 shares;
     21,294,649 shares issued and outstanding at June 30, 2000 and 21,112,149
     shares issued and outstanding at December 31, 1999                                   21,295             21,112
   Additional paid-in capital                                                         18,563,104         17,272,770
   Deficit accumulated during the development stage                                  (23,512,221)       (11,881,242)
   Treasury stock, at cost (38,500 shares)                                              (227,619)          (227,619)
                                                                                    -------------------------------
Total stockholders' equity (deficit)                                                  (3,155,441)         5,185,021
                                                                                    -------------------------------
Total liabilities and stockholders' equity (deficit)                                $  6,813,168       $  6,674,712
                                                                                    ===============================

See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                      Statements of Operations (Unaudited)

                                                                                                     PERIOD FROM
                                                                SIX MONTHS        SIX MONTHS       JANUARY 2, 1998
                                                                  ENDED             ENDED          (INCEPTION) TO
                                                                 JUNE 30           JUNE 30            JUNE 30
                                                                  2000              1999                2000
                                                              ----------------------------------------------------
                                                                (Restated)         (Restated)         (Restated)
Selling, general and administrative expenses                  $  2,132,823       $  4,058,232       $  9,292,336
Loss contingency                                                 9,166,875                 --          9,966,875
Interest expense (income), net                                     (16,952)                --          2,638,812
                                                              ----------------------------------------------------
Loss from continuing operations                               $(11,282,746)      $ (4,058,232)      $(21,898,023)
Loss from discontinued operations                                       --                 --         (1,265,965)
                                                              ----------------------------------------------------
Net loss                                                      $(11,282,746)      $ (4,058,232)      $(23,163,988)
                                                              ====================================================

Net loss applicable to common shareholders:
    Net loss                                                  $(11,282,746)      $ (4,058,232)      $(23,163,988)
    Beneficial conversion feature of preferred stock              (294,900)                --           (294,900)
    Preferred stock dividends                                      (53,333)                --            (53,333)
                                                              ----------------------------------------------------
Net loss applicable to common shareholders                    $(11,630,979)      $ (4,058,232)      $(23,512,221)
                                                              ====================================================

Per share amounts (basic and diluted):

Loss applicable to common shareholders from continuing
    operations                                                $      (0.55)      $      (0.24)      $      (1.36)

Loss applicable to common shareholders from discontinued
    operations                                                          --                 --       $      (0.08)
                                                              ----------------------------------------------------
Net loss                                                      $      (0.55)      $      (0.24)      $      (1.44)
                                                              ====================================================

Weighted average shares outstanding                             21,135,597         17,011,596         16,372,995
                                                              ====================================================


See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                   Statement of Stockholders' Equity (Deficit)

                                        DATE OF      PREFERRED     PREFERRED       PREFERRED       COMMON        COMMON
                                      TRANSACTION      STOCK         STOCK        STOCK SUB.       STOCK         STOCK
                                                      SHARES        AMOUNT            REC.         SHARES        AMOUNT


                                      ---------------------------------------------------------------------------------
Balance December 31, 1999 (Restated)                     --               --              --      21,112,149    $21,112
Issuance of preferred stock at
   $1,000 per share                      Feb-00       2,000       $2,000,000              --              --         --
Preferred stock subscription             Feb-00          --               --       $(250,000)             --         --
Preferred stock issuance costs           Feb-00          --               --              --              --         --
Beneficial conversion feature
   related to preferred stock            Feb-00          --               --              --              --         --
Preferred stock dividend                 Mar-00          --               --              --              --         --
Preferred stock issuance costs           Apr-00          --               --              --              --         --
Preferred stock subscription
   collection                            Jun-00          --               --         250,000              --         --
Preferred stock dividend                 Jun-00          --               --              --              --         --
Issuance of common stock for
   services                              Jun-00          --               --              --           7,500          8
Issuance of common stock in
   partial settlement of loss
   contingency                           Jun-00          --               --              --         175,000        175
Net Loss                                                 --               --              --              --         --
                                                    -------------------------------------------------------------------
Balance June 30, 2000 (Restated)
   (Unaudited)                                        2,000       $2,000,000              --      21,294,649    $21,295
                                                    ===================================================================

See accompanying notes.

                                         ADDITIONAL        DEFICIT        TREASURY       TOTAL
                                          PAID-IN        ACCUMULATED        STOCK      STOCKHOLDERS'
                                          CAPITAL        DURING THE                       EQUITY
                                                         DEVELOPMENT                    (DEFICIT)
                                                           STAGE
                                      --------------------------------------------------------------
Balance December 31, 1999               $17,272,770     $(11,881,242)    $(227,619)   $  5,185,021
Issuance of preferred stock at
   $1,000 per share                              --               --            --       2,000,000
Preferred stock subscription                     --               --            --        (250,000)
Preferred stock issuance costs             (107,798)              --            --        (107,798)
Beneficial conversion feature
   related to preferred stock               294,900         (294,900)           --              --
Preferred stock dividend                         --          (13,333)           --         (13,333)
Preferred stock issuance costs              (41,250)              --            --         (41,250)
Preferred stock subscription
   collection                                    --               --            --         250,000
Preferred stock dividend                         --          (40,000)           --         (40,000)
Issuance of common stock for
   services                                  51,082               --            --          51,090
Issuance of common stock in
   partial settlement of loss
   contingency                            1,093,400               --            --       1,093,575
Net Loss                                         --      (11,282,746)           --     (11,282,746)
                                      --------------------------------------------------------------
Balance June 30, 2000 (Restated)
   (Unaudited)                          $18,563,104     $(23,512,221)    $(227,619)   $ (3,155,441)
                                      ==============================================================

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                      Statements of Cash Flows (Unaudited)

                                                                                                            PERIOD FROM
                                                                        SIX MONTHS        SIX MONTHS      JANUARY 2, 1998
                                                                          ENDED             ENDED         (INCEPTION) TO
                                                                         JUNE 30           JUNE 30           JUNE 30
                                                                           2000              1999              2000
                                                                      ---------------------------------------------------
                                                                        (Restated)        (Restated)        (Restated)
OPERATING ACTIVITIES
Loss from continuing operations                                       $(11,282,746)      $(4,058,232)      $(21,931,807)
Adjustments to reconcile net loss to net cash used in operating activities:
     Loss on disposal of equipment and abandonment of licensing
       rights                                                                   --                --            105,748
     Non cash compensation and consulting charges relating to
       stock awards and stock subscriptions                                 51,090         3,640,000          5,749,128
     Depreciation and amortization                                         133,730            13,026            189,746
     Common stock issued for services                                           --                --            116,064
     Interest expense relating to beneficial conversion feature
       of convertible debt                                                      --                --          2,655,749
     Changes in operating assets and liabilities:
       Prepaid royalties                                                        --           (60,000)           (60,000)
       Accounts receivable and other current assets                        (66,001)            7,559            (66,001)
       Accounts payable and accrued expenses                               465,257           175,728            465,257
       Loss contingency                                                  9,154,125                --          9,954,125
                                                                      -------------------------------------------------
Net cash used in operating activities from continuing operations        (1,544,545)         (281,919)        (2,821,991)

Net cash used in discontinued operations                                        --                --         (1,265,965)
                                                                      -------------------------------------------------
Total net cash used in operating activities                             (1,544,545)         (281,919)        (4,087,956)

INVESTING ACTIVITIES
Capital expenditures                                                       (74,450)               --           (128,650)
Cash investment in related party                                                --          (102,000)          (102,000)
                                                                      -------------------------------------------------
Net cash used in investing activities                                      (74,450)         (102,000)          (230,650)

FINANCING ACTIVITIES
Net proceeds from sale of preferred stock                                1,850,952                --          1,850,952
Proceeds from sale of common stock                                              --           242,062            559,062
Shareholder capital contributions                                               --                --          1,091,648
Advances from stockholders                                                      --                --            876,230
Increase (decrease) in amounts due related parties                        (100,222)          150,000             (9,832)
Proceeds from issuance of convertible debentures                                --                --            558,640
Purchase of treasury stock                                                      --                --           (227,619)
                                                                      -------------------------------------------------
Net cash provided by financing activities                                1,750,730           392,062          4,699,081
                                                                      -------------------------------------------------

Net increase in cash and cash equivalents                                  131,735             8,143            380,475
Cash and cash equivalents at beginning of period                           248,740            18,609                 --
                                                                      =================================================
Cash and cash equivalents at end of period                            $    380,475       $    26,752       $    380,475
                                                                      =================================================

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                Statements of Cash Flows (Unaudited) (continued)

                                                                                                       PERIOD FROM
                                                                       SIX MONTHS      SIX MONTHS    JANUARY 2, 1998
                                                                         ENDED            ENDED       (INCEPTION) TO
                                                                        JUNE 30          JUNE 30         JUNE 30
                                                                          2000            1999            2000
                                                                     -----------------------------------------------
Noncash investing and financing activities
Common shares issued for investment in related party                           --      $1,792,127      $1,792,127
                                                                     =============================================
Common stock issued in exchange for convertible debentures
                                                                               --              --      $2,665,749
                                                                     =============================================
Common stock issued for prepaid royalties                                      --              --      $2,278,125
                                                                     =============================================
Prepaid royalties paid by shareholder on behalf of Company                     --      $1,500,000      $2,190,000
                                                                     =============================================
Debentures issued for shareholder advances on behalf of Company                --              --      $2,097,109
                                                                     =============================================
Common stock issued for licensing rights                                       --              --      $   77,500
                                                                     =============================================
Common stock issued for payment of debt to stockholder                         --              --      $  149,000
                                                                     =============================================
Common stock issued in partial settlement of loss contingency        $  1,093,575              --      $1,093,575
                                                                     =============================================
Accrual of preferred stock dividends                                 $     53,333              --      $   53,333
                                                                     =============================================


See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements

1. BUSINESS, ORGANIZATION AND DEVELOPMENT STAGE COMPANY

High Speed Net Solutions, Inc. ("the Company" or "HSNS") was incorporated in 1984 and was inactive until it merged with Marketers World, Inc. ("MWI") on August 24, 1998. Prior to the merger, HSNS was a non-operating public shell and MWI was a private operating company. In legal form, this merger was effected by HSNS issuing its shares in exchange for the net assets of MWI. At the time of the merger, HSNS had no assets or liabilities, and accordingly, the transaction was accounted for as a recapitalization of HSNS.

MWI was incorporated in January 1998 and its planned principal operations were to lease computer systems to businesses and to distribute Internet oriented products and perform related services. During 1998, MWI was not able to execute its planned activities, other than the sale of pilot products and services, and consequently ceased all operating activities in December 1998. MWI was subsequently legally dissolved in September 1999. Accordingly, the operating results of MWI have been presented as discontinued operations during 1998. These amounts have been presented in the Statement of Operations for the period from January 2, 1998 (inception) to June 30, 2000. Revenues of MWI during 1998 were approximately $1,335,300 and the loss totaled $1,265,965. As of December 31, 1998, the Company had completed its disposal of the discontinued operations of MWI. There were no remaining assets or liabilities related to MWI at December 31, 1998. Since the Company has not yet completed its planned principal operations and since MWI also never commenced its planned principal operations, the accompanying financial statements are presented as those of a development stage company.

On April 24, 2000, the Company acquired 100% of the issued and outstanding shares of common stock of JSJ Capital Corp., a Nevada Corporation ("JSJ"), in exchange for 50,000 shares of Rule 144 restricted common stock of the Company. As a result of HSNS's 100% ownership of JSJ, the Board of Directors of HSNS approved the merger of JSJ into HSNS whereby HSNS was the surviving corporation. The acquisition was accounted for as an issuance of HSNS common stock in exchange for the net monetary assets of JSJ, accompanied by a recapitalization.

The 50,000 shares issued by the Company in connection with the acquisition of JSJ are considered a nominal issuance to effect the acquisition. All share and per share data presented herein have been restated to reflect the issuance of these shares. The Company also incurred fees of $400,000 in connection with this acquisition that were paid in cash and charged to expense upon consummation of the merger.

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-and six- month periods ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                    Notes to Financial Statements (continued)

2. BASIS OF PRESENTATION

The accompanying financial statements have been prepared on the basis that High Speed Net Solutions, Inc. will continue as a going concern. The Company has incurred operating losses since inception, has experienced negative cash flows, and expects these losses and negative cash flows to continue into the foreseeable future. The Company's ability to continue operations as a going concern is predicated on its ability to continue to raise capital, including significant new capital in 2000, the successful completion of its operational plan and ultimately, upon achieving profitable operations.

The accompanying financial statements have been restated to reflect the write-off of previously capitalized licensing rights at December 31, 1998 as part of discontinued operations for that year and to remove the related amortization expense previously associated with those capitalized licensing rights from the statements of operations for the three and six month periods ended June 30, 2000. The effect of these changes was to reduce assets at June 30, 2000 and December 31, 1999 by $35,106 and $43,060, respectively and to reduce selling, general and administrative expenses by $3,977 for the three months ended 2000 and $7,954 for the six months ended 2000.

3. SIGNIFICANT ACCOUNTING POLICES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT AND FURNITURE

Equipment and furniture is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets beginning when assets were placed in service. Based on the discontinuance of MWI's operations in 1998, along with no future alternative use, the net book value of MWI's equipment and furniture at December 31, 1998, totaling $36,858 was written off.

PREPAID ROYALTIES

Prepaid royalties represent prepayments made to Summus Ltd., ("Summus"), a related party, under various licensing agreements. Of the total balance, $1,000,000 has been characterized as a one-time, up-front license fee. This amount is being amortized on a straight-line basis over the six-year term of the License Agreement. Furthermore, $180,000 of the total balance has been characterized as an annual software maintenance fee. This amount is being amortized on a straight-line basis over the twelve-month term. The remaining balance represents prepaid royalties, which, as future revenues from services subject to the provisions of these agreements are earned, will be charged to royalty expense over the terms of the various agreements. Summus is currently in need of additional financial resources. Should Summus not be able to raise sufficient funding and consequently not be able to deliver technology to HSNS, an impairment to these prepaid amounts would need to be recognized.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                    Notes to Financial Statements (continued)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of unrestricted cash accounts and highly liquid investments with an original maturity of three months or less when purchased.

STOCK BASED COMPENSATION

The Company accounts for stock based compensation under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. In accordance with APB 25, the Company has valued employee stock awards and stock issued to employees for services performed based on the traded value of the Company's common stock, or its estimated fair value prior to it becoming traded, at the measurement date of the stock options or awards.

INCOME TAXES

Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

LOSS PER SHARE

Loss per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share". The Company has potential common stock equivalents related to its outstanding stock options and preferred stock. These potential common stock equivalents were not included in loss per share for all periods presented because the effect would have been antidilutive.

INVESTMENT IN COMMON STOCK OF RELATED PARTY

Investment in common stock of related party represents the Company's 14.1% ownership interest in Summus. The Company accounts for its investment in Summus using the cost method. Under this method, the investment is recorded at its historical cost. Although the market value of this investment is not readily determinable, management believes its fair value is not less than its carrying amount.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                    Notes to Financial Statements (continued)

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on the operations or financial position of the Company.

4. CONVERTIBLE DEBENTURES

During 1998, the company issued convertible debentures to officers, stockholders, and third parties. These debentures were convertible at the date of issuance. Since the conversion price of the debentures was below the fair market value of the common stock, the Company recorded a $2,655,749 beneficial conversion feature as debt discount and additional paid-in-capital on the date the debentures were issued. The resulting interest expense was immediately recognized in 1998 because the debentures were convertible upon issuance.

5. PREFERRED STOCK

On February 28, 2000, the Company issued 2,000 shares of its $.001 par value Series A Convertible Preferred Stock (the "Preferred Stock") at a price of $1,000 per share. Proceeds, net of issuance costs of $149,048 were $1,850,952. The subscription receivable for $250,000 was collected in June 2000.

The Preferred Stock holders are entitled to receive cumulative cash dividends at a rate of 8% per annum of the initial liquidation preference of $1,000 per share (the "Liquidation Preference"). Dividends shall be cumulative from the date of issuance and shall be payable, when, as and if declared by the Board of Directors on June 30 and September 30 of each year commencing on September 30, 2000. As of June 30, 2000 cumulative dividends accrued were $53,333.

Each share of the Preferred Stock shall be convertible at the option of the holder, at any time after the date of issuance, into shares of common stock equal to the Liquidation Preference divided by initial conversion price of $14.24. The conversion price is subject to adjustment as defined in the Company's articles of incorporation. Since the Preferred Stock was convertible at the date of issuance and since the conversion price was below the fair value of the common stock, the Company recorded a beneficial conversion feature in the amount of $294,900. The beneficial conversion feature has been added to the historical net loss for the six month period ended June 30, 2000, for purposes of computing the net loss applicable to common shareholders.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                    Notes to Financial Statements (continued)

6. LITIGATION CONTINGENCY

In January 2000, William R. Dunavant ("Dunavant"), a former shareholder of Summus Technologies, Inc. who received 350,000 shares of HSNS common stock and $100,000 in cash in exchange for his shares of Summus Technologies, Inc. stock, filed a lawsuit against the Company. Former management of HSNS had entered into an agreement with Dunavant which obligated the Company to register the 350,000 shares of HSNS common stock under the Securities Act of 1933 (the "Act") within a specified time period. The Company's alleged failure to register such shares resulted in a lawsuit against the Company seeking damages of $13,300,000.

In June 2000, we entered into a settlement agreement with Dunavant to resolve the lawsuit. The settlement agreement provides, among other things, that we register 350,000 shares of common stock owned by Mr. Dunavant with the Securities and Exchange Commission. Under the settlement agreement, we issued 175,000 new shares of our common stock to Dunavant on the execution date of the settlement agreement. In addition, the settlement calls for the payment of $12,750 per month and 25,000 shares of common stock per month until the registration of all shares are effective. If our registration statement is not effective on or before January 1, 2001, then from that date forward and until we deliver an effective registration statement, we will pay Mr. Dunavant $12,750 and issue 50,000 shares of common stock each month. We must also register all shares delivered under these monthly allotments. Finally, we must also issue and register an allotment of our common stock, which is determined by a calculation that depends on the date upon which the registration statement becomes effective and the difference between the price of our common stock as traded on the OTCBB and $23 per share.

Based on the terms of the settlement agreement, the Company has accrued an additional $8,982,500, representing management's best estimate of the ultimate outcome. The most significant component of this additional accrual relates to the estimation of the value of additional shares we must issue and register based on the difference of the traded value of our common stock on the date the registration statement becomes effective and $23 per share. The $8,982,500 additional accrual recorded as of June 30, 2000 was calculated using the closing traded price of our common stock on June 30, 2000 as the estimated closing price on the date the registration statement becomes effective. Prospectively, this accrual could increase or decrease at the end of each accounting period based on the closing price of our common stock through completion of this process.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                    Notes to Financial Statements (continued)

7. SUBSEQUENT EVENTS

Effective July 10, 2000, we acquired a marketing and advertising company, Douglas May & Co., Inc., a Texas corporation, for approximately $1,376,000 in fair market value consideration granted in the form of new issuances of our common stock. We plan to hold and operate Douglas May & Co. as a wholly-owned subsidiary. The sole shareholder of Douglas May & Co. has joined us as an employee with the position of Executive Vice President and Chief Creative Officer. Prior to the acquisition, Mr. May was not a stockholder in High Speed and had no relations with us. Under the terms of the acquisition, we issued three allotments of our common stock to Mr. Douglas May based on a negotiated partition of the $1,376,000 valuation assigned to Douglas May & Co. during our negotiations. The three allotments comprise and guarantee Mr. May approximately $1,376,000 in consideration for his conveyance to us of all of the outstanding capital stock of Douglas May & Co. The common stock we issued was assigned a value based on its OTCBB trading price on the date of the closing of the transaction. The terms of each allotment of common stock vary based on the partitioning of the $1,376,000. The first allotment corresponded to $500,000 of value and we issued 50,000 shares of our common stock coupled with a guarantee that if the OTCBB trading price of our common stock one year from the close of the transaction is less than $10.00 per share then we will issue additional shares of our common stock to make up the difference in value. The issuance of the 50,000 shares will be recorded at the guaranteed amount of $10.00 per share on the date of issuance, July 10, 2000. Payment or issuance of any additional shares will not change the cost of the acquisition of Douglas May & Co. The second allotment corresponded to $576,000 of value and we issued 87,498 shares of our common stock coupled with contractual obligations that (i) we would register these shares in a registration and (ii) if the registration is not effective by January 1, 2001 then Mr. May has the right to cause us to repurchase these shares from him by making six cash installment payments totalling $576,000 to Mr. May. The third allotment corresponded to $300,000 of value and we issued 45,572 shares of our common stock coupled with contractual obligations that (i) we would register these shares in a registration and (ii) if the registration is not effective by the date 90 days after the closing date then Mr. May has the right to cause us to repurchase these shares from him by releasing the funds the acquisition agreement places into an escrow account, the funds being from certain accounts receivable of Douglas May & Co., anticipated to be collected in the amount of $300,000 during the next several months. Until the time this contingency is settled, these shares will be treated as outstanding for loss per share purposes in accordance with the guidance set forth in SFAS No. 128. All shares issued that are subject to repurchase by the Company will be presented on the Company's balance sheet as redeemable stock outside of stockholder's equity.

On July 19, 2000, the Company filed a registration statement on Form S-1 to register for resale 1,874,717 shares of the Company's common stock held by early investors in the Company. These shares are being registered for the selling shareholders, and High Speed will not participate in any of the proceeds from the potential sale of the registered shares.

On July 27, 2000, the Company sold 216,671 shares of its unregistered common stock and issued warrants to purchase an additional 433,342 shares of common stock for gross proceeds of $1,000,000. The Company committed to register the 216,671 shares before December 31, 2000. The warrants have an exercise price of $4.625 per share, a term of five years and cannot be exercised before January 31, 2001. Also in connection with this transaction, the Company issued 10,884 shares of its unregistered common stock as a placement fee and committed to also register these shares before December 31, 2000.

                         Report of Independent Auditors


The Board of Directors and Shareholders
High Speed Net Solutions, Inc.

We have audited the accompanying balance sheets of High Speed Net Solutions, Inc. (a development stage company) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998 and for the period from January 2, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of High Speed Net Solutions, Inc. (a development stage company) at December 31, 1999 and 1998 and the results of its operations and its cash flows, for the years ended December 31, 1999 and 1998 and for the period from January 2, 1998 (inception) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that High Speed Net Solutions, Inc. (a development stage company) will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses since inception and will require additional capital in 2000 to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.



                                                          /s/ Ernst & Young LLP

February 15, 2000, except for Note 12, as to which date is April 24, 2000 Raleigh, North Carolina

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                                 Balance Sheets

                                                                                     DECEMBER 31
                                                                                1998              1999
                                                                            -----------       ------------
                                                                             (Restated)        (Restated)
ASSETS
Current assets:
   Cash and cash equivalents                                                $    18,609       $    248,740
   Accounts receivable                                                            7,559                 --
                                                                            -----------       ------------
Total current assets                                                             26,168            248,740

Furniture and equipment, net                                                         --              3,720
Investment in common stock of related party                                          --          1,894,127
Prepaid royalties                                                                    --          4,528,125
                                                                            -----------       ------------
Total assets                                                                $    26,168       $  6,674,712
                                                                            ===========       ============


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Payables to related parties                                                 $   295,558       $    589,815
Accounts payable and accrued expenses                                             8,457             99,876
Loss contingency accrual                                                             --            800,000
                                                                            -----------       ------------
Total current liabilities                                                       304,015          1,489,691

Stockholders' equity (deficit):
   Preferred Stock, $0.001 par value; 5,000,000 shares authorized,
     no shares issued and outstanding                                                --                 --
   Common stock, $.001 par value, authorized 50,000,000 shares; issued
     and outstanding 16,651,700 and 21,112,149 shares                            16,652             21,112
   Additional paid-in capital                                                 1,642,816         17,272,770
   Deficit accumulated during the development stage                          (1,709,696)       (11,881,242)
   Treasury stock, at cost (38,500 shares)                                     (227,619)          (227,619)
                                                                            -----------       ------------
Total stockholders' equity (deficit)                                           (277,847)         5,185,021
                                                                            -----------       ------------
                                                                            $    26,168       $  6,674,712
                                                                            ===========       ============


See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                            Statements of Operations

                                                                                        PERIOD FROM
                                                                                      JANUARY 2, 1998
                                                                                       (INCEPTION) TO
                                                       YEAR ENDED DECEMBER 31           DECEMBER 31
                                                      1998              1999                1999
                                                  ------------       ------------       ------------
                                                   (Restated)         (Restated)         (Restated)
Selling, general and administrative expenses      $    374,841       $  7,515,797       $  7,890,638
Interest expense                                            --          2,655,749          2,655,749
                                                  ------------       ------------       ------------
Loss from continuing operations                       (374,841)       (10,171,546)       (10,546,387)
Loss from discontinued operations                   (1,334,855)                --         (1,334,855)
                                                  ------------       ------------       ------------
Net loss                                          $ (1,709,696)      $(10,171,546)      $(11,881,242)
                                                  ============       ============       ============

Per share amounts (basic and diluted):
   Loss from continuing operations                $      (0.03)      $      (0.53)      $      (0.74)
                                                  ============       ============       ============
   Loss from discontinued operations              $      (0.11)      $         --       $      (0.09)
                                                  ============       ============       ============
Net loss                                          $      (0.14)      $      (0.53)      $      (0.83)
                                                  ============       ============       ============

Weighted average shares outstanding                 11,898,867         19,080,492         14,324,778
                                                  ============       ============       ============


See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                  Statements of Stockholders' Equity (Deficit)

                                                                      DATE OF                  COMMON STOCK
                                                                    TRANSACTION            SHARES        PAR VALUE
                                                                   --------------      ------------      ---------
Balance at January 2, 1998 (inception) reflecting the
   recapitalization of the Company                                                        9,325,000       $  9,325
Founders shares issued for no consideration                        Jan. 1998                    100             --
Shareholders capital contributions                                 June-July 1998                --             --
Common Stock issued to acquire net assets of Marketers World,
   Inc                                                             Aug. 1998              1,000,000          1,000
Common stock sold for cash at $0.08 per share                      Sept. 1998             3,766,600          3,767
Common stock issued for payment of debt to a shareholder
   $0.10 per share                                                 Sept. 1998             1,550,000          1,550
Treasury stock acquired for cash                                                                 --             --
Common stock issued for licensing rights at $0.10 per share
   (Note 5)                                                        Sept. 1998               775,000            775
Common stock issued for services at $0.10 per (Note 8)             Sept. 1998               765,000            765
Net loss for the year ended December 31, 1998                                                    --             --
Cancellation of compensatory stock                                 Sept. 1998              (530,000)          (530)
                                                                                       ------------       --------
Balance at December 31, 1998 (Restated)                                                  16,651,700         16,652
Compensation expense related to grant of stock option to
   purchase 1,000,000 shares at no exercise price (Note 8)         Feb. 1999                     --             --
Common stock sold for cash at $1.08 per share                      March 1999               118,188            118
Common stock sold for cash at $1.00 per share                      April 1999               220,000            220
Compensation expense related to grant of options to purchase
   825,000 shares at $.01 per share (Note 8)                       May 1999                      --             --
Common stock issued for investment in related party at             May 1999                 795,001            795
   $2.25 per share (Note 8)
Common stock issued for services at $1.53 per share (Note 8)       July 1999                 85,500             85
Common stock issued for advance royalty payment at $1.52 per
   share (Note 4)                                                  July 1999              1,500,000          1,500
Common stock issued in exchange for convertible debentures at
   $0.55 per share                                                 Aug. 1999              4,852,860          4,853
Beneficial conversion feature related to convertible debt          Aug. 1999                     --             --
(Note 6)
Common stock canceled in connection with merger between High
   Speed Net Solutions, Inc. and Marketers World, Inc. in
   August 1998 (Note 8)                                            Aug. 1999             (5,161,100)        (5,161)
Cancellation of compensatory stock                                 Aug. 1999                (25,000)           (25)
Stock option exercises                                             Aug. 1999              1,825,000          1,825
Common stock issued in conjunction with subscription
   agreement, 250,000 shares at $1.00 per share (Note 8)           Aug. 1999                250,000            250
Compensation expense related to grant of option to purchase
   240,000 shares at $.01 per share (Note 8)                       Sept. 1999                    --             --
Net loss for the year ended December 31, 1999                                                    --             --
                                                                                       ------------       --------
Balance at December 31, 1999 (Restated)                                                  21,112,149       $ 21,112
                                                                                       ============       ========

                      DEFICIT
                    ACCUMULATED
                    DURING THE
    PAID-IN         DEVELOPMENT       TREASURY
    CAPITAL            STAGE            STOCK             TOTAL
-------------      ------------      ------------      -----------
 $     (9,325)      $        --       $       --       $        --
           --                --               --                --
    1,091,648                --               --         1,091,648

       (1,000)               --               --                --
      313,233                --               --           317,000

      148,270                --               --           149,820
           --                --         (227,619)         (227,619)

       76,725                --               --            77,500
       75,735                --               --            76,500
           --        (1,709,696)              --        (1,709,696)
      (52,470)               --               --           (53,000)
-------------      ------------      ------------      -----------
    1,642,816        (1,709,696)        (227,619)         (277,847)

    2,000,000                --               --         2,000,000
      127,382                --               --           127,500
      219,780                --               --           220,000

    1,640,000                --               --         1,640,000
    1,791,332                --               --         1,792,127

      130,729                --               --           130,814

    2,276,625                --               --         2,278,125

    2,650,896                --               --         2,655,749
    2,655,749                --               --         2,655,749



        5,161                --               --                --
      (38,225)               --               --           (38,250)
       (1,825)               --               --                --

    1,094,750                --               --         1,095,000

    1,077,600                --               --         1,077,600
            -       (10,171,546)              --       (10,171,546)
-------------      ------------      ------------      -----------
$  17,272,770      $(11,881,242)     $   (227,619)     $ 5,185,021
=============      ============      ============      ===========


See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows

                                                                                                            PERIOD FROM
                                                                                                          JANUARY 2, 1998
                                                                                                          (INCEPTION) TO
                                                                          YEAR ENDED DECEMBER 31            DECEMBER 31
                                                                          1998               1999               1999
                                                                      -----------       ------------       ------------
                                                                       (Restated)        (Restated)          (Restated)
OPERATING ACTIVITIES
Loss from continuing operations                                       $  (374,841)      $(10,171,546)      $(10,546,387)
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Loss on disposal of equipment                                         36,858                 --             36,858
     Non cash compensation and consulting charges relating to
       stock awards and stock subscriptions                                    --          5,698,038          5,698,038
     Depreciation and amortization                                         21,900                332             22,232
     Common stock issued for services                                      23,500             92,564            116,064
     Interest expense relating to beneficial conversion feature
       of convertible debt                                                     --          2,655,749          2,655,749
     Changes in operating assets and liabilities:
       Prepaid royalties                                                       --            (60,000)           (60,000)
       Accounts receivable                                                 (7,559)             7,559                 --
       Accounts payable and accrued expenses                                8,457             91,419             99,876
       Loss contingency                                                        --            800,000            800,000
                                                                      -----------       ------------       ------------
Net cash used in operating activities from continuing operations
                                                                         (291,685)          (885,885)        (1,177,570)
Net cash used in discontinued operations                               (1,265,965)                --         (1,265,965)
                                                                      -----------       ------------       ------------
Total net cash used in operating activities                            (1,557,650)          (885,885)        (2,443,535)

INVESTING ACTIVITIES
Capital expenditures                                                      (50,148)            (4,052)           (54,200)
Cash investment in related party                                               --           (102,000)          (102,000)
                                                                      -----------       ------------       ------------
Net cash used in investing activities                                     (50,148)          (106,052)          (156,200)

FINANCING ACTIVITIES
Proceeds from sale of common stock                                        317,000            242,062            559,062
Shareholder capital contributions                                       1,091,648                 --          1,091,648
Advances from stockholders                                                445,378            430,852            876,230
Repayments to stockholders                                                     --             (9,486)            (9,486)
Proceeds from issuance of convertible debentures                               --            558,640            558,640
Purchase of treasury stock                                               (227,619)                --           (227,619)
                                                                      -----------       ------------       ------------
Net cash provided by financing activities                               1,626,407          1,222,068          2,848,475
                                                                      -----------       ------------       ------------
Net increase in cash and cash equivalents                                  18,609            230,131            248,740
Cash and cash equivalents at beginning of year                                 --             18,609                 --
                                                                      -----------       ------------       ------------
Cash and cash equivalents at end of year                              $    18,609       $    248,740       $    248,740
                                                                      ===========       ============       ============

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                      Statements of Cash Flows (continued)

                                                                                                     PERIOD FROM
                                                                                                    JANUARY 2, 1998
                                                                                                    (INCEPTION) TO
                                                                        YEAR ENDED DECEMBER 31        DECEMBER 31
                                                                          1998           1999            1999
                                                                       ---------      ----------      ----------

NONCASH INVESTING AND FINANCING ACTIVITIES

Common shares issued for investment in related party                   $      --      $1,792,127      $1,792,127
                                                                       =========      ==========      ==========
Common stock issued in exchange for convertible debentures             $      --      $2,665,749      $2,665,749
                                                                       =========      ==========      ==========
Common stock issued for prepaid royalties                              $      --      $2,278,125      $2,278,125
                                                                       =========      ==========      ==========
Debentures issued for shareholder advances on behalf of company        $      --      $2,097,109      $2,097,109
                                                                       =========      ==========      ==========
Common stock issued for payment of debt to stockholder                 $ 149,820      $       --      $  149,000
                                                                       =========      ==========      ==========
Common stock issued for stockholder advances on behalf of Company      $      --      $  220,000      $  220,000
                                                                       =========      ==========      ==========



See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


                                DECEMBER 31, 1999

1. BUSINESS, ORGANIZATION AND DEVELOPMENT STAGE COMPANY

High Speed Net Solutions, Inc. ("the Company" or "HSNS") was incorporated in 1984 and was inactive until it merged with Marketers World, Inc. ("MWI") on August 24, 1998. Prior to the merger, HSNS was a non-operating public shell and MWI was a private operating company. In legal form, this merger was effected by HSNS issuing its shares in exchange for the net assets of MWI. Total outstanding shares of HSNS common stock subsequent to the merger were 10,275,000, which consisted of the 1,000,000 shares outstanding prior to the merger and the 9,275,000 shares issued to acquire the net assets of MWI. At the time of the merger, HSNS had no assets or liabilities, and accordingly, the transaction was accounted for as a recapitalization of HSNS, and the outstanding shares are recorded accordingly.

MWI was incorporated in January 1998 and its planned principal operations were to lease computer systems to businesses and to distribute Internet oriented products and perform related services. For the period prior to August 24, 1998 the historical amounts are those of MWI. During 1998, MWI was not able to execute its planned activities, other than the sale of pilot products and services, and consequently ceased all operating activities in December 1998. MWI was subsequently legally dissolved in September 1999. Accordingly, the operating results of MWI have been presented as discontinued operations for the year ended December 31, 1998. Revenues of MWI during the year ended December 31, 1998 were approximately $1,335,300, and the loss totaled $1,334,855. As of December 31, 1998, the Company had completed its disposal of the discontinued operations of MWI. There were no remaining assets or liabilities related to MWI at December 31, 1998. Results for the year ended December 31, 1999 represent solely the activity of HSNS which primarily related to raising capital and establishing strategic relationships. Since the Company has not yet commenced its planned principal operations and since MWI also never commenced its planned principal operations, the accompanying financial statements are presented as those of a development stage company.

In 1984, the Company was incorporated under the name EMN Enterprises, Inc. The Company was inactive from the time of its incorporation in 1984 until the time of the MWI transaction in 1998. In September 1998, in conjunction with the MWI merger, the Company changed its name to ZZAP.NET, Inc. and in January 1999 the name changed to High Speed Net Solutions, Inc.

                        High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


1. BUSINESS, ORGANIZATION AND DEVELOPMENT STAGE COMPANY (CONTINUED)

In August 1999, Summus Ltd. ("Summus") acquired 51% of the outstanding common stock of the Company. Subsequently, Summus sold certain of the shares it acquired and at December 31, 1999, Summus owned 40.7% of the Company's outstanding common stock. The Company's operating and business strategy is dependent on the development of Summus' technology and products under the terms of various agreements between both parties. Summus is developing media compression and delivery software that the Company intends to use to deliver its services to its customers.

2. BASIS OF PRESENTATION

The accompanying financial statements have been prepared on the basis that High Speed Net Solutions, Inc. will continue as a going concern. The Company has incurred operating losses since inception and has experienced negative cash flows and expects these losses and negative cash flow to continue into the foreseeable future. The Company's ability to continue operations as a going concern is predicated on its ability to continue to raise capital, including significant new capital in 2000, the successful completion of its operational plan and, ultimately, upon achieving profitable operations.

The accompanying financial statements have been restated to reflect the write-off of previously capitalized licensing rights at December 31, 1998 as part of the loss on discontinued operations for that year and to remove the related amortization expense previously associated with those capitalized licensing rights from the 1999 statement of operations. The effect of these changes was to reduce assets and increase the loss from discontinued operations in 1998 by $68,890 and to reduce selling, general and administrative expenses by $25,830 in 1999.

3. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT AND FURNITURE

Equipment and furniture is stated at cost. Depreciation, as recorded by MWI, was computed using the straight-line method over the estimated useful lives of the assets beginning when assets were placed in service. Depreciation expense amounted to $13,290 for the year ended

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

December 31, 1998. Based on the discontinuance of MWI's operations in 1998, along with no future alternative use, the net book value of MWI's equipment and furniture at December 31, 1998, totaling $36,858, was written off.

PREPAID ROYALTIES

Prepaid royalties represent prepayments made to Summus under various agreements further described in Note 4. As future revenues from services subject to the provisions of these agreements are earned, the prepaid royalties will be charged to royalty expense. Credits earned under the SLA (see description in Note 4) will be applied directly to reduce the prepaid balances and the remaining amount will be amortized over the term of the agreements.

Management will assess, on a going forward basis, the need for any impairment charges related to the realization of these amounts.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of unrestricted cash accounts and highly liquid investments with an original maturity of three months or less when purchased.

STOCK BASED COMPENSATION

The Company accounts for stock based compensation under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. In accordance with APB 25, the Company has valued employee stock awards and stock issued to employees for services performed based on the traded value of the Company's common stock, or its estimated fair value prior to it becoming traded, at the measurement date of the stock options and awards.

INCOME TAXES

Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (See Note 10).

LOSS PER SHARE

Loss per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128 "Earnings per Share." The Company has potential common stock equivalents

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

related to its outstanding stock options. These potential common stock equivalents were not included in loss per share for all periods because the effect would have been antidilutive.

INVESTMENT IN COMMON STOCK OF RELATED PARTY

Investment in common stock of related party represents the Company's 14.0% ownership interest in Summus (see Note 8). The Company accounts for its investment in Summus using the cost method. Under this method, the investment is recorded at its historical cost. Although the market value of this investment is not readily determinable, management believes its fair value is not less than its carrying amount.

REVENUE RECOGNITION

Revenue was recognized by MWI when products were shipped and services were performed. Operating activity for MWI has been presented as discontinued operations for the year ended December 31, 1998. To date, no revenues have been generated by HSNS. On a prospective basis, the Company expects to generate revenue from the sale of services such as design and execution of email marketing campaigns and advertising design. Revenue from such services will include upfront fees and a fee based on the number of emails delivered. Revenue will be recognized when each campaign is completed and there are no significant remaining obligations, and collection of the fee is probable. Advertising design revenues will be recognized at the time the services are rendered based upon the terms of individual contracts.

The Company is entitled to receive a percentage of revenues Summus earns from third party licenses of its products for rich media distribution as well as revenue sharing with respect to sales to a potential customer (See Note 4).

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, The Financial Accounting Standards Board issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on operations or the financial position of the Company.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING

MWI expensed advertising costs as incurred. Advertising expense was approximately $128,000 for the year ended December 31, 1998. To date, High Speed Net Solutions has not incurred any advertising expense.

4. PREPAID ROYALTIES

In February 1999, the Company entered into a Marketing and Licensing Agreement ("MLA") with Summus. As consideration for this agreement, the Company prepaid royalty payments to Summus. The amount of prepaid royalties consists of cash payments of $2,250,000 ($2,190,000 of which was made by a stockholder on behalf of the Company) and the issuance of 1,500,000 shares of the Company's common stock valued at $2,278,125, for a total aggregate value of $4,528,125. The value assigned to the 1,500,000 common shares was based on the traded value of the Company's common stock on the date of the transaction. This amount is presented as a non-current asset in the accompanying balance sheet as of December 31, 1999.

The Shareholder of the Company who made the cash payments to Summus on behalf of the Company controlled a trust which owned 8.2% of Summus Technologies, Inc. On August 16, 1999, Summus Technologies, Inc. and Summus, Ltd. merged (see note 8). The Company recorded a payable to the shareholder which was subsequently offset by debentures issued to the shareholder (see Note 6).

In January 2000, the Company and Summus entered into a Master Agreement, which includes a Software License Agreement ("SLA"), a Software Maintenance Agreement ("SMA") and an Agency and a Revenue Sharing Agreement ("RSA") (collectively with the Master License Agreement, the "New Agreements"). The New Agreements entirely replace the MLA entered in February 1999.

The SLA gives the Company the right to license Summus' current and future products for digital content management solutions for rich media distribution. Additionally, the SLA gives the Company non-exclusive rights to distribute wavelet encoded content over the Internet or over private network environments for the purposes of advertising or content delivery. The Company will be credited for the $1.0 million upfront license fee due under the SLA from the prepayments made under the MLA. Upon commencement of the SLA, this $ 1.0 million will be amortized on a straight-line basis over the six-year term of the SLA. The remaining amount of the Prepaid Royalties will be charged to royalty expense on a systematic basis, as revenues are earned, over the term of the agreement. The Company is also required to make ongoing payments equal to 10% of revenues generated from use of the Summus' products, as defined in the agreement. The

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


4. PREPAID ROYALTIES (CONTINUED)

Company was granted a $1.0 million credit, from the prepayments made under the MLA, for such payments. The Company has been granted other rights under the SLA which are defined in the agreement. The SLA has a term of six years.

The RSA entitles the Company to receive 20% of all revenues that Summus receives from third party licenses of its products for rich media distribution. For all customers that the Company refers to Summus for technology licensing, consulting or other product or services sales, the Company will receive 15% of the first year revenue earned by Summus. The RSA also provides for revenue sharing with respect to sales to a potential customer by either the Company or Summus. Revenue earned from this customer in the first two years by either the Company or Summus will be shared equally between both parties. Beginning in the third year, 40% of revenue earned by the Company will be remitted to Summus decreasing to 20% in the final two years. Conversely, 40% of revenue earned by Summus in the third year and 20% of revenue earned by Summus in years four, five and six will be shared with the Company.

Under the new agreements discussed above, the Company is required to make annual payments to Summus for approximately $ 180,000 in return for software maintenance and upgrades. The payment for the first year beginning February 2000 has been waived. The Company will recognize the aggregate amount of the annual fees on a straight-line basis over the entire six-year term of the agreements.

5. LICENSING RIGHTS

In September 1998, the Company issued 775,000 shares of its common stock, valued at $77,500 for all of the issued and outstanding common stock of Brad Richdale Direct, Inc. ("BRD"). The primary purpose of this transaction was to obtain certain licensing and marketing rights held by BRD for certain products to be developed by Summus. Since BRD had nominal assets and operations, this transaction was accounted for as an acquisition of licensing rights, rather than as a business combination. The value of this transaction was based on recent transactions in the Company's common stock on the date of the transaction. The products to be delivered by Summus under these licensing rights were to be used in the planned operations of MWI. Since these products were not completed by the end of 1998 and in connection with the discontinuance of MWI operations, the Company abandoned its rights to these yet-to-be delivered products. Accordingly the net book value of these costs of $68,890 was written off at December 31, 1998 and is included as part of the loss on discontinued operations.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


6. CONVERTIBLE DEBENTURES

During 1999, the Company issued $2,655,749 in convertible debentures (the "debentures") to officers, stockholders and third parties. These debentures were issued in exchange for both cash of $558,640 and in partial satisfaction of advances of $2,097,109 from a stockholder of the Company. The remaining amounts owed to the stockholder are included in Payables to Related Parties in the Company's balance sheet. The debentures were convertible into the Company's common stock at conversion prices ranging from $0.25 to $1.33 per share (all of which were substantially "in-the-money" at date of issuance).

Shortly after the issuance of the debentures, the debenture holders exercised the conversion feature and converted all outstanding debentures into 4,852,860 shares of the Company's common stock. The debentures were convertible at the date of issuance. Since the conversion price of the debentures was below the fair market value of the common stock, the Company recorded a $2,655,749 beneficial conversion feature as debt discount and additional paid-in-capital on the date the debentures were issued. The resulting interest expense was immediately recognized because the debentures were convertible upon issuance.

As of December 31, 1999, all debentures had been converted.

7. RELATED PARTY TRANSACTIONS

As of December 31, 1999 Summus holds a 40.7% ownership interest in the Company. The Company's operating and business strategy is dependent on the development of Summus' technology and products under the New Agreements. Summus is developing media compression and delivery software that the Company has rights to use to deliver services to its customers under its various agreements with Summus.

During 1999, Summus funded certain expenses of the Company. For the year ended December 31, 1999, Summus paid $154,000 of operating expenses on behalf of the Company. This amount is owed to Summus and is included in Payables to Related Parties in the accompanying balance sheet at December 31, 1999.

Payables to related parties, also includes advances made to the Company from a former majority shareholder during 1998 and 1999. These amounts are unsecured and are payable on demand.

8. STOCKHOLDERS' EQUITY

On June 20, 1998, the Company amended its articles of incorporation to increase the number of authorized shares of its $.001 par value common stock to 50,000,000 and to effect a 200 for one stock split thereby increasing its issued and outstanding shares to 1,000,000. The Company has

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


8. STOCKHOLDERS' EQUITY (CONTINUED)

5,000,000 authorized shares of $.001 par value preferred stock. No preferred shares have ever been issued and outstanding as of December 31, 1999.

During the year ended December 31, 1998 the Company issued 765,000 shares of its stock to employees for services rendered. These shares were valued at $76,500 based on the estimated fair value of the common stock, as determined by a recent sale of the Company's common stock. At that time, the Company's common stock was not publicly traded. During the year ended December 31, 1999, the Company issued 85,500 shares of common stock to employees for services rendered. These shares were valued at $130,814 based on the traded value of the common stock.

During 1998, the Company acquired 38,500 shares of its common stock for $227,619 in cash and currently holds these shares as treasury stock.

In August 1999, the Company issued 795,001 shares of its common stock valued at $1,792,127, along with a cash payment of $102,000, to acquire 1,000,182 shares of common stock, or 19%, of Summus Technologies Inc. The value assigned to these shares was based on the traded value of the Company's common stock. Subsequently, Summus Technologies, Inc. and Summus Ltd. merged. Summus Ltd. was the surviving entity. The Company's ownership in Summus Ltd. after the merger was 16.7% and as of December 31, 1999 is 14.0%. The Company's shares of Summus Ltd. are subject to a shareholder agreement, which restricts the Company's ability to transfer or sell its shares without first granting Summus Ltd. the opportunity to purchase them.

In August 1999, former management of the Company entered into a stock subscription agreement with a related party. The agreement provided for the Company to sell 250,000 shares of its common stock for $1.00 per share. Since the subscription price was below the fair market value of the underlying stock on the date of the agreement, $845,000 of expense related to this transaction has been charged to the statement of operations in 1999.

Stock Options

During 1999, the Company granted to certain employees and directors 2,520,000 stock options that had exercise prices below the fair value of the underlying common stock. Compensation expense of $4,717,600 has been recognized based upon the difference between the exercise price and the traded value of the common stock on the date of grant. These options vested immediately upon issuance and 1,825,000 of these options were exercised during 1999. Unexercised options expire between 5 and 10 years from date of grant.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


8. STOCKHOLDERS' EQUITY (CONTINUED)

In connection with a 200,000 stock option grant, the optionee received protection from potential dilution resulting from future issuances of the Company's securities, as defined. The maximum number of common shares issuable under this agreement is 400,000.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123; "Accounting for Stock-Based Compensation." As permitted by the provisions of SFAS No. 123, the Company continues to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations for its stock-based awards.

A summary of the Company's stock option activity is as follows:
                                                                 WEIGHTED
                                                                 AVERAGE
                                                                 EXERCISE
                                              SHARES              PRICE
                                             ----------          --------

Outstanding - December 31, 1998                      --          $     --
   Granted                                    2,520,000              1.21
   Exercised                                 (1,825,000)             0.06
                                             ----------          --------
Outstanding - December 31, 1999                 695,000              2.29
                                             ==========          ========

The following table summarizes information about stock options outstanding at December 31, 1999:

                        OPTIONS OUTSTANDING
------------------------------------------------------------------------
    RANGE OF            NUMBER      WEIGHTED AVERAGE    WEIGHTED AVERAGE
EXERCISE PRICES      OUTSTANDING    CONTRACTUAL LIFE    EXERCISE PRICE
----------------     -----------    ----------------    ----------------

$    .01                240,000          5 years           $   .01
    2.00 - 4.38         295,000        6.9 years              3.45
   10.00 - 13.00        160,000          7 years             13.00
                     -----------
                        695,000        6.4 years              5.70
                     ===========

                            OPTIONS EXERCISABLE
                     -------------------------------
   RANGE OF              NUMBER     WEIGHTED AVERAGE
EXERCISE PRICES      EXERCISABLE    EXERCISE PRICE
----------------     -----------    ----------------

$    .01                240,000         $   .01
    2.00 - 4.38         165,000            4.00
   10.00 - 13.00             --              --
                     -----------
                        405,000            1.18
                     ===========

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


8. STOCKHOLDERS' EQUITY (CONTINUED)

In accordance with SFAS 123, the fair value of each option grant was determined by using the Black-Scholes option pricing model with the following weighted average assumptions for the twelve month period ended December 31, 1999: dividend yield of 0%; volatility of 2.054; risk free interest rate of 4.25% and expected option lives of 5 years. The weighted average fair value at the date of grant was $2.29 per option. Had the compensation expense for the Company's stock options been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have been $13.5 million and $.71 for the twelve months ended December 31, 1999.

During August 1999, the Company negotiated and Board of Directors approved the cancellation of 5,161,100 shares of its common stock which were originally issued in connection with the merger between the Company and MWI. This cancellation was a result of MWI ceasing its operations in 1998. Both the majority holder of these shares and the Company agreed that the initial purchase price was over valued and accordingly, the shares were voluntary returned to the Company and the Company then canceled the shares. Since no value was ascribed to the initial shares issued in connection with the MWI merger, no value was ascribed to the subsequent cancellation. Also during 1999, the Company executed the cancellation of 555,000 shares of its common stock, 530,000 of which were originally issued in 1998 and 25,000 issued in 1999 for services rendered by an employee for a total value of $91,250. During 1999, it was determined that these services had not been performed satisfactorily and therefore the common stock was voluntarily returned to the Company and canceled.

9. LEASES

During 1999, the Company established it headquarters in Raleigh, North Carolina and entered into a noncancelable lease for office space and certain office equipment. Rent expense incurred during the twelve months ended December 31, 1999 was $11,375.

The following is a schedule of future minimum lease payments for operating leases:

             2000                          $   32,973
             2001                              32,973
             2002                              32,973
             2003                              32,973
             2004                              32,973
                                           ----------
                                           $  164,865
                                           ==========

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


9. LEASES (CONTINUED)

During 1998, MWI leased its office facility and certain office equipment under noncancelable operating leases, all which were terminated in 1998. Total rent expense incurred in 1998 by MWI was approximately $40,000.

10. INCOME TAXES

No provision for income taxes has been recorded during the current year due to the Company's significant losses.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                DECEMBER 31         DECEMBER 31
                                                   1998                1999
                                                -----------         -----------

Deferred tax assets:
   Net operating loss carryforwards             $    57,000         $   224,000
   Start-up expenses                                134,000             100,500
   Related party expenses                           178,000             234,000
   Other deductible temporary differences            79,000              79,000
                                                -----------         -----------
Total deferred tax assets                           448,000             637,500
Deferred tax asset valuation allowance             (448,000)           (637,500)
                                                -----------         -----------
Net deferred taxes                              $        --         $        --
                                                ===========         ===========

Management has determined that a 100% valuation allowance for existing deferred tax assets is appropriate given uncertainty regarding the ultimate realization of any such assets.

At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $560,000 for income tax purposes. The tax benefit of these carryforwards are reflected in the above table of deferred tax assets. If not used, these carryforwards begin to expire in 2018 for federal tax purposes and in 2003 for state tax purposes. U. S. tax rules impose limitations on the use of net operating losses following certain changes in ownership. If such a change occurs, the limitation could reduce the amount of these benefits that would be available to offset future taxable income each year, starting with the year of ownership change.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


11. COMMITMENTS

In December 1999, the Company entered into a consulting agreement whereby the consulting firm received options rights to purchase, up to 200,000 shares of the Company's common stock at an exercise price of $10.00 per share. The options vest and become exercisable in increments of 50,000 shares based on the achievement of certain levels of revenue earned by the Company. As of December 31, 1999, no options were vested under this agreement. These options will be accounted for under the provisions of FAS 123.

In October 1999, the Company entered into a consulting agreement whereby the consultant will receive the rights to purchase 2,000 shares of the Company's common stock based on the achievement of revenue, as defined, from a potential customer of the Company and Summus. The Company is also obligated to pay the consultant 4% of all revenue the Company earns from this potential customer. As revenues earned from this potential customer increase, the consultant has the right to proportionally receive more shares based on the higher levels of revenues earned. As of December 31, 1999, no amounts have been earned under this agreement. As options are granted, they will be accounted for under the provisions of FAS 123.

All non-employee and non-director stock option grants will be valued on the appropriate measurement date using the Black Scholes option-pricing model. The weighted average assumptions to be used in this option-pricing model include the dividend yield, volatility, risk free interest rate and the expected option life.

12. SUBSEQUENT EVENTS

In January 2000, a former shareholder of Summus Technologies, Inc., who received 350,000 shares of HSNS common stock and $100,000 in cash in exchange for his shares of Summus Technologies, Inc. stock (see Note 8) has filed a lawsuit against the Company seeking damages of $13.3 million resulting from the Company's alleged failure to register such shares under the Securities Act of 1933 (the "Act"). Under an agreement between the former shareholder and the Company, the Company is required to issue and include in a registration statement under the Act additional 25,000 shares of the Company's common stock for each additional month that passes subsequent to the Company's initial deadline date to register the 350,000 shares. Management is attempting to settle this matter out-of-court. The Company as accrued $800,000 for settlement of this matter, representing management's best estimate of the ultimate outcome. However, the ultimate exposure could be more or less, depending on the outcome of settlement discussions the length of time that passes prior to the effectiveness of a registration statement covering shares of the Company held by the plaintiff and the ultimate value of the Company's shares on the date of settlement. Because the matter is expected to be resolved by issuing additional shares, the

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


12. SUBSEQUENT EVENTS (CONTINUED)

ultimate outcome is not expected to have an adverse impact on the Company's liquidity or cash flow.

On April 24, 2000, the Company acquired 100% of the issued and outstanding shares of common stock of JSJ Capital Corp., a Nevada Corporation ("JSJ"), in exchange for 50,000 shares of 144 restricted common stock of the Company. As a result of HSNS's 100% ownership of JSJ, the Board of Directors of HSNS approved the merger of JSJ into HSNS whereby HSNS will be the surviving corporation. The acquisition was accounted for as an issuance of HSNS common stock in exchange for the net monetary assets of JSJ, accompanied by a recapitalization.

The 50,000 shares issued by the Company in connection with the acquisition of JSJ are considered a nominal issuance to effect the acquisition. All shares and per share data presented herein have been restated to reflect the issuance of these shares. The pro forma impact of the JSJ acquisition is a $400,000 charge to retained earnings on the Company's balance sheet, representing cash legal fees paid in excess of the net assets acquired.
This charge was recognized in earnings upon consummation of the acquisition.

Subsequent to year-end, the Company entered into a settlement agreement with William Dunavant and Michael Cimino to resolve a litigation suit filed in Florida. The settlement agreement provides, among other things, that the Company register 350,000 shares of common stock with the Securities and Exchange Commission.

PRO FORMA FINANCIAL INFORMATION

On April 21, 2000, High Speed Net Solutions, Inc., a Florida Corporation ("HSNS") acquired 100% of the issued and outstanding shares of common stock of JSJ Capital Corp., a Nevada Corporation ("JSJ"), in exchange for 50,000 shares of 144 restricted common stock of HSNS and $400,000 in cash. As a result of HSNS's 100% ownership of JSJ, the Board of Directors of HSNS approved the merger of JSJ into HSNS whereby HSNS will be the surviving corporation.

The pro forma exhibits include a combining consolidated balance sheet as of December 31, 1999 that reflects the effect of the stock issued and cash paid for legal service in connection with the acquisition. The acquisition has been accounted for as an issuance of HSNS common stock in exchange for the net monetary assets of JSJ, accompanied by a recapitalization. In addition, a combining consolidated statement of operations is included which presents loss from operations for the year ended December 31, 1999. The pro forma balance sheet is presented assuming the reverse acquisition occurred as of December 31, 1999 and the pro forma statements of operations are presented assuming the reverse acquisition occurred on January 1, 1999.

High Speed Net Solutions, Inc.
Pro Forma Combined Balance
Sheet (Unaudited)
December 31, 1999

                                          10/31/99
                                            JSJ
                                           Capital  Pro Forma       Pro Forma
                               Audited      Corp    Adjustment       Combined
                        ------------------------------------------------------
ASSETS
CURRENT ASSETS
  Cash and Equivalents        $  248,740     $30   $ (400,000)(a)   $       --
                                                    1,642,202 (b)    1,490,972
  Other Current Assets                --                                    --
                        ------------------------------------------------------
TOTAL CURRENT ASSETS             248,740      30    1,242,202        1,490,972

  Fixed Assets, Net                3,720                                 3,720
  Investment in Common
    Stock of Related Party     1,894,127                             1,894,127
  Prepaid Royalties            4,528,125                             4,528,125
                        ------------------------------------------------------
TOTAL ASSETS                  $6,674,712     $30   $1,242,202       $7,916,944
                        ======================================================
LIABILITIES AND
STOCKHOLDERS' EQUITY
  Accounts Payable and
     Accrued Expenses         $  899,876      --           --       $  899,876
  Payables to Related
    Parties                      589,815      --           --          589,815
                        ------------------------------------------------------
TOTAL CURRENT LIABILITIES      1,489,691      --           --        1,489,691

Stockholders' Equity:
  Series A Convertible
    Preferred Stock, $0.001
    par value, 5,000,000 shares
    authorized 2,000 shares
    issued and outstanding on
    a pro forma basis                 --            1,642,202 (b)    1,642,202
  Common Stock, $0.001 par
    value, 50,000,000 shares
    authorized, 21,062,149
    issued and outstanding at
    December 31, 1999 and
    21,112,149, pro forma         21,062      67          (67)(c)
                                                           50 (d)       21,112
  Additional Paid-in Capital  17,272,820     233           67 (c)
                                                          (50)(d)
                                                         (270)(e)   17,272,800
  Deficit accumulated during
    development stage        (11,881,242)   (270)    (400,000)(a)
                                                          270 (e)  (12,281,242)
  Treasury Stock, at cost       (227,619)     --           --         (227,619)
                        ------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY     5,185,021      30    1,242,202       (6,427,253)
                        ------------------------------------------------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY        $6,674,712     $30   $1,242,202       $7,916,944
                        ======================================================

(a) Represents $400,000 in legal fees paid in connection with the merger. As this amount exceeds the net assets of the acquired Company, this charge will be recognized in earnings upon consummation of the acquisition.

(b) Reflects the issuance of 2,000 shares of preferred stock for net cash proceeds of $1.6 million in February, 2000.

(c) Reflects the elimination of the historical common stock of JSJ Capital Corporation.

(d) Records the issuance of 50,000 restricted common shares of HSNS to effect the recapitalization.

(e) Reflects the elimination of the historical accumulated deficit of JSJ Capital Corporation.

High Speed Net Solutions, Inc.
Pro Forma Combined Statement of Operations
(Unaudited)
Year ended December 31, 1999

                                          10/31/99
                                            JSJ
                                           Capital  Pro Forma       Pro Forma
                               Audited      Corp    Adjustment       Combined
                        ------------------------------------------------------
Selling, general and
  administrative expenses   $  7,515,797     $270      $-- (b)    $  7,516,067
Interest Expense               2,655,749       --                    2,655,749
                        ------------------------------------------------------
Net loss                    $(10,171,546)    $270      $-- (b)    $(10,171,816)
                        ======================================================
Per share amounts (basic
and diluted)                                                                --
  Net loss                         (0.53)               --               (0.53)

Weighted average shares
outstanding                   19,030,492            50,000 (a)      19,080,492
                        ======================================================

(a) The adjustment records the effect of the acquisition and merger which resulted in an increase in the weighted average shares outstanding.

(b) Upon consummation of the merger, the Company will recognize $400,000 in legal expenses representing legal fees paid in connection with the merger in excess of net assets of JSJ acquired. This charge is not included as a pro forma adjustment as it is not expected to have a continuing impact on the Company.

                                  Summus, Ltd.

                                 Balance Sheets


                                                                             JUNE 30              DECEMBER 31
                                                                              2000                   1999
                                                                          ------------           ------------
                                                                          (unaudited)

ASSETS
Current assets:
   Cash                                                                   $  1,098,435           $    647,704
   Accounts receivable (net of allowance of $11,800)                           493,479                 59,314
   Receivable from related party                                                   215                154,000
   Other current assets                                                         44,247                 64,967
                                                                          ------------           ------------
Total current assets                                                         1,636,376                925,985

Furniture and equipment, net                                                   629,105                610,787
Capitalized software development costs, net                                    182,636                290,960
Investment in equity investee                                                       --              4,361,579
                                                                          ------------           ------------
Total assets                                                              $  2,448,117           $  6,189,311
                                                                          ============           ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                                  $    853,201           $    330,179
   Compensation payable to shareholder                                          81,050                 91,050
   Deferred royalty revenue                                                    166,656                352,778
   Note payable, current portion                                               119,277                119,268
   Capital lease obligations, current portion                                  123,501                161,087
                                                                          ------------           ------------
Total current liabilities                                                    1,343,685              1,054,362

Capital lease obligations, net of current portion                              184,136                187,718
Note payable, net of current portion                                                --                 59,647
Deferred royalty revenue, less current portion                               2,569,543              2,466,754

Shareholders' equity:
   Common stock, $.0001 par value, 10,000,000 shares authorized,
     1,186,289 shares issued and outstanding                                       118                    118
   Additional paid-in capital                                               15,729,143             13,804,378
   Deferred compensation                                                    (1,145,671)                    --
   Accumulated deficit                                                     (16,232,837)           (11,383,666)
                                                                          ------------           ------------
Total shareholders' (deficit) equity                                        (1,649,247)             2,420,830
                                                                          ------------           ------------
Total liabilities and shareholders' (deficit) equity                      $  2,448,117           $  6,189,311
                                                                          ============           ============

See accompanying notes.

                                  Summus, Ltd.

                      Statements of Operations (Unaudited)


                                                                   SIX MONTHS
                                                                  ENDED JUNE 30
                                                          2000                  1999
                                                      -----------           -----------

Revenue                                               $   753,679           $   260,959

Cost of revenues                                          109,337               135,694
Selling, general and administrative expenses            4,605,512               913,061
Research and development                                  633,962               335,801
                                                      -----------           -----------
Operating loss                                         (4,595,132)           (1,123,597)

Gain on sale of stock of equity investee                4,057,500                    --
Loss on investment in equity investee                  (4,361,579)                   --
Interest income (expense)                                  50,040                (7,066)
                                                      -----------           -----------
Net loss                                              $(4,849,171)          $(1,130,663)
                                                      ===========           ===========

See accompanying notes.

                                  Summus, Ltd.

                            Statements of Cash Flows
                                   (Unaudited)


                                                                                      SIX MONTHS
                                                                                     ENDED JUNE 30
                                                                                2000                 1999
                                                                            -----------           -----------

OPERATING ACTIVITIES
Net loss                                                                    $(4,849,171)          $(1,130,663)
   Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation and amortization                                            129,236               131,148
       Loss on disposal of assets                                                    --                    --
       Gain on sale of investment in equity investee                         (4,057,500)                   --
       Non-cash compensation charge                                             779,094                    --
       Loss on investment in affiliate                                        4,361,579                    --
       Changes in operating assets and liabilities:
         Accounts receivable                                                   (434,165)              (15,459)
         Receivable from related party                                          153,785
         Accounts payable and accrued expenses                                  513,022                91,428
         Deferred revenue                                                       (83,333)                   --
         Other current assets                                                    20,720                (3,149)
                                                                            -----------           -----------
Net cash used in operating activities                                        (3,466,733)             (926,695)

INVESTING ACTIVITIES
Proceeds from deferred revenue                                                       --             2,250,000
Proceeds from sale of investment in equity investee                           4,057,500
Purchases of furniture and equipment                                            (39,230)              (81,905)
                                                                            -----------           -----------
Net cash provided by (used in) investing activities                           4,018,270             2,168,095

FINANCING ACTIVITIES
Repayments to affiliate                                                              --              (608,634)
Principal payments on note payable                                              (59,638)              (23,065)
Principal payments on capital lease obligations                                 (41,168)               (6,519)
                                                                            -----------           -----------
Net cash used in financing activities                                          (100,806)             (638,218)
                                                                            -----------           -----------
Net change in cash                                                              450,731               603,182
Cash and cash equivalents at beginning of year                                  647,704               137,038
                                                                            -----------           -----------
Cash and cash equivalents at end of year                                    $ 1,098,435           $   740,220
                                                                            ===========           ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                                      $     8,833           $     7,066
                                                                            ===========           ===========



See accompanying notes.

                                  Summus, Ltd.

                          Notes to Financial Statements
                                  June 30, 2000
                                   (Unaudited)


1.       DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Summus, Ltd. ("Summus" or the "Company") markets proprietary software products for sound, image, and video compression for license to third party software developers. The Company also performs related research and development under various contracts with the U. S. government and others. In the opinion of management, all normal and recurring adjustments necessary to present fairly the financial position, results or operations and cash flow at June 30, 2000 and for all periods presented have been made.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION AND DEFERRED REVENUE

The Company recognizes revenue on time and materials consulting projects at the time services are rendered based upon the terms of individual contracts.

The Company follows the provisions of AICPA Statement of Position 97-2, "Software Revenue Recognition", as amended by AICPA Statement of Position 98-9 "Modification of SOP No. 97-2 Software Revenue Recognition with Respect to Certain Transactions." Revenues from software license fees and hardware sales are generally recognized upon delivery provided that a contract has been executed, the vendor fee is fixed or determinable, no significant vendor obligations or uncertainties surrounding customer acceptance remain, and collection of the resulting receivable is deemed probable.

Deferred revenue represents prepaid amounts from High Speed Net Solutions, Inc. ("HSNS"), a related party, under various licensing agreements. Revenue subject to the provisions of these agreements will be recognized as earned over the various terms of the agreements.

FURNITURE AND EQUIPMENT

Furniture and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the assets (generally 3-7 years) using the straight-line method.

                                  Summus, Ltd.

1.       DESCRIPTION OF BUSINESS SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

SOFTWARE DEVELOPMENT COSTS

Capitalization of software development costs begins with the establishment of technological feasibility of new or enhanced software products. Technological feasibility of a computer software product is established when the Company has completed all planning, designing, coding and testing that is necessary to establish that the software product can be produced to meet design specifications including functions, features and technical performance requirements. All costs incurred prior to establishing technological feasibility of a software product are charged to research and development expense as incurred.

The Company amortizes capitalized software development costs on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the estimated remaining economic life of the software products, generally three years. Amortization begins when the product is available for general release to customers.

INCOME TAXES

The Company uses the liability method to account for income taxes. Under this method, deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established if and when necessary to reduce deferred tax assets to the amounts expected to be realized.

2.       INVESTMENT IN EQUITY INVESTEE

Investment in equity investee represents the Company's 40% ownership interest in HSNS as of June 30, 2000. The Company accounts for its investment using the equity method of accounting. The Company adjusts the carrying value of its investment in HSNS for its share of HSNS's earnings and losses, and records such earnings or losses in income. Additionally, the Company is amortizing the excess of the cost of its investment over the amount of underlying equity in net assets of HSNS at the time of the investment over a five-year period.

During the six months ended June 30, 2000, the Company's loss in equity of HSNS exceeded the carrying value of its investment. Accordingly, the carrying value was adjusted to zero.

                                  Summus, Ltd.

3.       STOCK-BASED COMPENSATION

The Company accounts for stock options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". Under APB No. 25, no compensation expense is recognized for stock options issued to employees at fair value. For stock options granted at exercise prices below the deemed fair value, the Company records deferred compensation expense for the difference between the exercise price of the shares and the deemed fair market value. The deferred compensation expense is amortized ratably over the vesting period of the related options. During the six months ended June 30, 2000, the Company recognized $779,094 of compensation expense related to vested options issued at less than fair market value.

4.       DEFERRED ROYALTY REVENUE

In February 1999, the Company entered into a Marketing and Licensing Agreement ("MLA") with High Speed Net Solutions, Inc. ("High Speed"). As consideration for this agreement, the Company received prepaid royalty payments. The amount of prepaid royalties received consisted of cash payments of $2,250,000 and the receipt of 1,500,000 shares of High Speed common stock valued at $569,532, for total aggregate consideration of $2,819,532. The value assigned to the 1,500,000 common shares was based on the estimated fair value of High Speed's common stock on the date of the transaction. This deferred revenue amount is presented as a non-current liability in the accompanying balance sheet as of December 31, 1999.

In February 2000, the Company and High Speed entered into a Master Agreement, which includes a Software License Agreement ("SLA"), a Software Maintenance Agreement ("SMA") and an Agency and a Revenue Sharing Agreement ("RSA") (collectively with the Master License Agreement, the "New Agreements"). The New Agreements entirely replace the MLA entered in February 1999.

The SLA gives High Speed the right to license Summus' products for digital content management solutions for rich media distribution. Additionally, the SLA gives High Speed non-exclusive rights to distribute wavelet encoded content over the Internet or over private network environments for the purposes of advertising or content delivery. High Speed will be credited for the $1.0 million upfront license fee due under the SLA from the prepayments made under the MLA. The deferred royalty revenue will be recognized as royalty income on a systematic basis, over the term of the agreement. High Speed is also required to make ongoing payments equal to 10% of revenues generated from the use of Summus' products, as defined in the agreement. High Speed was granted a $1.0 million credit, from the prepayments made under the MLA, for such payments. High Speed has been granted other rights under the SLA which are defined in the agreement. The SLA has a term of six years.

                                  Summus, Ltd.

4.       DEFERRED ROYALTY REVENUE (CONTINUED)

The RSA entitles High Speed to receive 20% of all revenues that Summus receives for rich media distribution from third party licenses of its products that operate as a service bureau. For all customers that High Speed refers to Summus for technology licensing, consulting or other product or services sales, High Speed will receive 15% of the first year revenue earned by Summus. The RSA also provides for revenue sharing with respect to one potential customer by either High Speed or Summus. Revenue earned from this customer in the first two years by either the Company or High Speed will be shared equally between both parties. Beginning in the third year, 40% of revenue earned by High Speed will be remitted to Summus decreasing to 20% in the final two years. Conversely, 40% of revenue earned by Summus in the third year and 20% of revenue earned by Summus in years four, five and six will be shared with High Speed.

During the six months ended June 30, 2000, the Company recognized $83,333 of revenue under these agreements.

                         Report of Independent Auditors


The Board of Directors
Summus, Ltd.

We have audited the accompanying balance sheet of Summus, Ltd. as of December 31, 1999 and the related statements of operations, shareholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Summus, Ltd. at December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred operating losses for each year during the three year period ended December 31, 1999 and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                    /s/ Ernst & Young LLP


March 31, 2000, except for Note 12
as to which the date is September 28, 2000

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Summus, Ltd.

We have audited the accompanying balance sheet of Summus, Ltd. as of December 31, 1998, and the related statements of operations, changes in shareholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Summus, Ltd. as of December 31, 1998, and the results of its operations, and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

As disclosed in Note 10, the 1998 financial statements have been restated to reflect the combination of Summus, Ltd. and Summus Technologies, Inc. in a manner similar to a pooling of interests, since the companies were under common control.


                                           /s/ Bauknight Pietras & Stormer, P.A.

March 24, 1999
Columbia, South Carolina

                                  Summus, Ltd.

                                 Balance Sheets


                                                                       DECEMBER 31
                                                                 1999                 1998
                                                             ------------         -----------
ASSETS
Current assets:
   Cash                                                      $    647,704         $   137,038
   Accounts receivable (net of allowance of $11,800))              59,314              24,487
   Receivable from related party                                  154,000                  --
   Other current assets                                            64,967              15,015
                                                             ------------         -----------
Total current assets                                              925,985             176,540

Furniture and equipment, net                                      610,787             179,457
Capitalized software development costs, net                       290,960             370,767
Investment in equity investee                                   4,361,579                  --
                                                             ------------         -----------
Total assets                                                 $  6,189,311         $   726,764
                                                             ============         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable and accrued expenses                     $    330,179         $   133,600
   Compensation payable to shareholder                             91,050              96,382
   Deferred royalty revenue, current portion                      352,778                  --
   Short-term note payable                                             --             144,000
   Note payable, current portion                                  119,268                  --
   Capital lease obligations, current portion                     161,087              13,074
                                                             ------------         -----------
Total current liabilities                                       1,054,362             387,056

Capital lease obligations, net of current portion                 187,718              22,882
Note payable, net of current portion                               59,647                  --
Deferred royalty revenue, less current portion                  2,466,754                  --

Shareholders' equity (deficit):
   Common stock, $.0001 par value, 10,000,000 shares
     authorized, 1,196,489 and 571 shares issued and
     outstanding at December 31, 1999 and 1998                        118                 100
   Additional paid-in capital                                  13,804,378           3,432,578
   Accumulated deficit                                        (11,383,666)         (3,115,852)
                                                             ------------         -----------
Total shareholders' equity                                      2,420,830             316,826
                                                             ------------         -----------
Total liabilities and shareholders' equity                   $  6,189,311         $   726,764
                                                             ============         ===========


See accompanying notes.

                                  Summus, Ltd.

                            Statements of Operations


                                                             YEAR ENDED DECEMBER 31
                                                     1999               1998             1997
                                                 ------------       -----------       ----------
Revenue:                                         $    515,216       $   556,638       $  606,633

Cost of revenues                                      281,254         1,074,633          317,008
Selling, general and administrative expenses        3,364,278         1,917,220          342,833
Non-cash compensation charge                        2,670,050                --               --
Research and development                            1,142,435           421,685          211,338
                                                 ------------       -----------       ----------
Operating loss                                     (6,942,801)       (2,856,900)        (264,546)

Other income (expense):
   Gain on sale of stock of equity investee         2,314,390                --               --
   Equity in loss of equity investee               (3,447,110)               --               --
   Loss on disposal of assets                        (119,180)           (9,869)            (262)
   Interest income (expense)                           (5,239)          (14,455)         (15,617)
                                                 ------------       -----------       ----------
Other income (expense)                             (1,257,139)          (24,324)         (15,879)
                                                 ------------       -----------       ----------

Net loss                                         $ (8,199,940)      $(2,881,224)      $ (280,425)
                                                 ============       ===========       ==========


See accompanying notes.

                                  Summus, Ltd.

                  Statements of Shareholders' Equity (Deficit)


                                                                                                                       TOTAL
                                                                               ADDITIONAL                          SHAREHOLDERS'
                                                    NUMBER OF     COMMON        PAID-IN          ACCUMULATED           EQUITY
                                                      SHARES       STOCK        CAPITAL            DEFICIT            (DEFICIT)
                                      ------------------------------------------------------------------------------------------
Balance at December 31, 1996                          169,071         17           (67,422)            45,797            (21,608)
   Net loss                                                --         --                --           (280,425)          (280,425)

Balance at December 31, 1997                          169,071         17           (67,422)          (234,628)          (302,033)
   Net loss                                                --         --                --         (2,881,224)        (2,881,224)
   Sale of common stock                               831,000         83         3,500,000                 --          3,500,083
                                      ------------------------------------------------------------------------------------------
Balance at December 31, 1998                        1,000,071        100         3,432,578         (3,115,852)           316,826
   Repurchase of common stock                             (71)        --          (200,499)           (67,874)          (268,373)
   Common stock issued in exchange for
     investment in equity investee                    132,888         13         7,902,254                 --          7,902,267
   Issuance of common stock for services               53,401          5         2,670,045                 --          2,670,050
   Net loss                                                --         --                --         (8,199,940)        (8,199,940)
                                      ==========================================================================================
Balance at December 31, 1999                        1,186,289       $118      $ 13,804,378       $(11,383,666)      $  2,420,830
                                      ==========================================================================================



See accompanying notes.

                                  Summus, Ltd.

                            Statements of Cash Flows

                                                            1999             1998             1997
                                                        ------------      -----------      -----------
OPERATING ACTIVITIES
Net loss                                                $ (8,199,940)     $(2,881,224)     $  (280,425)
   Adjustments to reconcile net loss to net cash
     (used in) provided by operating activities:
       Depreciation and amortization                         262,295          244,495          163,226
       Loss on disposal of assets                            119,180            9,869              262
       Gain on sale of investment in equity investee      (2,314,390)              --               --
       Non-cash compensation charge                        2,670,050               --               --
       Loss on investment in equity investee               3,447,110               --               --
       Changes in operating assets and liabilities:
         Accounts receivable                                 (34,827)        (110,033)          21,107
         Receivable from related party                      (154,000)              --               --
         Accounts payable and accrued expenses               127,779          (12,046)         199,301
         Deferred revenue                                         --          (31,018)         (46,982)
         Other current assets                                (49,952)         (15,015)              --
                                                        ------------      -----------      -----------
Net cash (used in) provided by operating activities       (4,126,695)      (2,794,972)          56,489

INVESTING ACTIVITIES
Proceeds from deferred revenue                             2,250,000               --               --
Proceeds from sale of investment in equity investee        2,977,500               --               --
Purchases of property and equipment                         (318,289)        (205,100)         (34,668)
Capitalized software development costs                            --         (307,490)        (165,756)
                                                        ------------      -----------      -----------
Net cash provided by (used in) investing activities        4,909,211         (512,590)        (200,424)

FINANCING ACTIVITIES
Capital contributions                                             --        3,500,000               --
Proceeds from short-term borrowings                               --           25,000          125,000
Principal payments on short-term borrowings                 (233,458)         (76,000)         (25,294)
Principal payments on capital lease obligations              (38,392)         (16,219)         (10,060)
                                                        ------------      -----------      -----------
Net cash (used in) provided by financing activities         (271,850)      (3,432,781)          89,646
                                                        ------------      -----------      -----------
Increase in cash                                             510,666          125,219          (54,289)
Cash and cash equivalents at beginning of year               137,038           11,819           66,108
                                                        ------------      -----------      -----------
Cash and cash equivalents at end of year                $    647,704      $   137,038      $    11,819
                                                        ============      ===========      ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest                                  $     21,792      $    14,455      $    15,617
                                                        ============      ===========      ===========
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITY
Assets acquired under capital leases                    $    351,241      $    44,965      $        --
                                                        ============      ===========      ===========
Acquisition of common stock of equity investee
in exchange for common stock and
deferred revenue                                        $  8,459,298      $        --      $        --
                                                        ============      ===========      ===========
Repurchase of common stock with a note payable          $    268,373      $        --      $        --
                                                        ============      ===========      ===========


See accompanying notes.

                                  Summus, Ltd.

                          Notes to Financial Statements

                                December 31, 1999




1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Summus, Ltd. ("Summus" or the "Company") markets proprietary software products for image and video compression for license to third party software developers and others. The Company also performs research and development under various contracts with the U. S. government and others.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements for the year ended December 31, 1999, the Company has incurred a net loss of $8,199,940, has an accumulated deficit of $11,383,666, and has experienced negative cash flows from operations. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing and ultimately to attain profitability. The Company is actively promoting its product line and pursuing additional financing from third parties. However, there can be no assurance that management's plans will be executed as anticipated.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                  Summus, Ltd.

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company recognizes revenue on time and materials consulting projects at the time services are rendered based upon the terms of individual contracts.

The Company follows the provisions of AICPA Statement of Position 97-2, "Software Revenue Recognition", as amended by AICPA Statement of Position 98-9 "Modification of SOP No. 97-2 Software Revenue Recognition with Respect to Certain Transactions." Revenues from software license fees and hardware sales are generally recognized upon delivery provided that a contract has been executed, the vendor fee is fixed or determinable, no significant vendor obligations or uncertainties surrounding customer acceptance remain, and collection of the resulting receivable is deemed probable.

FURNITURE AND EQUIPMENT

Furniture and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the assets (generally three to seven years) using the straight-line method.

RECLASSIFICATIONS

Certain 1998 and 1997 balances have been reclassified to conform to the 1999 presentation. The reclassifications had no impact on net loss or shareholders' equity (deficit).

                                  Summus, Ltd.

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF CREDIT RISK

During 1999 and 1998, revenue from the U.S. Government and related entities represented 76%, 72% of total revenue, respectively.

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of its trade accounts receivable. Collateral is generally not required.

At certain times, cash on deposit in the bank may exceed the limit on insured deposits.

SOFTWARE DEVELOPMENT COSTS

Capitalization of software development costs begins with the establishment of technological feasibility of new or enhanced software products. Technological feasibility of a computer software product is established when the Company has completed all planning, designing, coding and testing that is necessary to establish that the software product can be produced to meet design specifications including functions, features and technical performance requirements. All costs incurred prior to establishing technological feasibility of a software product are charged to research and development expense as incurred.

The Company amortizes capitalized software development costs on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the estimated remaining economic life of the software products, generally three years. Amortization begins when the product is available for general release to customers. During 1999, the Company capitalized $136,837 of costs incurred related to product development that met the criteria for capitalization. Capitalized software development costs are presented net of accumulated amortization of $634,199, $417,554 and $229,906 as of December 31, 1999, 1998
and 1997, respectively. Amortization expense related to software development costs of $216,644 for the year ended December 31, 1999 is included in the cost of revenues in the accompanying statement of operations.

                                  Summus, Ltd.

1. DESCRIPTION OF BUSINESS SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

INCOME TAXES

The Company uses the liability method to account for income taxes. Under this method, deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established if and when necessary to reduce deferred tax assets to the amounts expected to be realized.

2. FURNITURE AND EQUIPMENT

Furniture and equipment consists of the following at December 31:

                                             1999              1998
                                          ---------         ---------

    Computer equipment                    $ 596,400         $ 126,483
    Computer software                        45,623            49,661
    Automobiles                                  --            18,395
    Furniture and office equipment           23,379            72,757
                                          ---------         ---------
                                            665,402           267,296
    Less accumulated depreciation           (54,615)          (87,839)
                                          ---------         ---------
                                          $ 610,787         $ 179,457
                                          =========         =========

3. LEASES

The Company leases equipment and office space under long-term operating lease agreements and also leases certain equipment under capital leases. Rental expense amounted to $180,215, $95,089 and $39,872 for the years ended December 31, 1999, 1998 and 1997, respectively.

                                  Summus, Ltd.

3. LEASES (CONTINUED)

Minimum future lease payments at December 31, 1999 are as follows:

                                                           CAPITAL         OPERATING
                                                            LEASES          LEASES
                                                          --------        ----------
           2000                                           $177,499        $  232,937
           2001                                            167,240           231,796
           2002                                             29,214           238,678
           2003                                                 --           245,766
           2004                                                 --           253,067
           Thereafter                                           --           215,554
                                                          --------        ----------
           Total minimum lease payments                    373,953        $1,417,798
                                                                          ==========
           Less amounts representing interest              (25,148)
           Present value of minimum lease payments         348,805
           Less current portion                           (161,087)
                                                         ---------
                                                         $ 187,718
                                                         =========

4. INCOME TAXES

At December 31, 1999 and 1998, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $2,400,000 and $1,775,000, respectively, which begin to expire in 2009 for federal and 2013 for state purposes. The Company has recorded a valuation allowance of $950,000 which is equal to the entire deferred tax asset balance because the Company's financial condition, its lack of earnings, and possible limitations on the use of carryforwards give rise to uncertainty as to whether the deferred tax asset is realizable.

The Company made no income tax payments during the years ended December 31, 1999, 1998 and 1997.

                                  Summus, Ltd.

5. RELATED PARTY TRANSACTIONS

During 1999, the Company provided cash advances to High Speed Net Solutions, Inc. ("High Speed"), its equity investee. The balance outstanding related to these advances as of December 31, 1999 was $154,000.

During 1999 and 1998, the Company deferred a portion of the salary of an officer and significant shareholder of the Company in the amount of $91,050 and $96,382, respectively.

At December 31, 1998, the Company maintained a liability to Summus Technologies, Inc., an entity under common control, for approximately $1.7 million. During 1999, the Company merged with Summus Technologies, thus eliminating this intercompany balance (see Note 10).

6. NOTE PAYABLE

During 1999, the Company entered into an agreement with a shareholder to repurchase 71.428 shares of its common stock from that shareholder for an aggregate value of $268,373. Concurrently, the Company entered into a promissory note with the shareholder whereby Summus agreed to pay approximately $10,000 monthly over a 27-month period in exchange for these shares. During any period where the Company is in default of the note agreement, it shall bear interest at an annual rate of 18%. As of December 31, 1999, $178,915 remains outstanding on this note, and all payments are current.

During 1998, the Company maintained a $170,000 line of credit with a financial institution, which bore interest at an annual rate of prime plus 1% and had a maturity date of July 2, 1999. The line was collateralized by a security interest in substantially all of the Company's assets. As of December 31, 1998, $144,000 was outstanding on this line, which was subsequently repaid in 1999.

                                  Summus, Ltd.

7.  INVESTMENT IN EQUITY INVESTEE

During 1999, the Company acquired 1,500,000 restricted shares of High Speed Net Solutions, Inc. ("High Speed") common stock in connection with a Marketing and Licensing Agreement between the Companies. Subsequently, the Company acquired an additional restricted 9,542,360 shares from a significant shareholder of High Speed in exchange for the issuance of 132,888 shares of the Company's common stock. This resulted in the Company having a 51% ownership interest in High Speed. As of December 31, 1999, the Company's ownership percentage decreased to 44% since Summus sold a portion of the shares initially acquired. The Company is accounting for this investment using the equity method of accounting. The initial carrying amount was recorded at estimated fair value considering that the stock was not registered and thus was not freely tradable. The Company adjusts the carrying amount of its investment in High Speed for its share of High Speed's earnings or losses subsequent to the date of investment, and record such earnings or losses in income. Additionally, the Company is amortizing the excess of the cost of the investment over the amount of the underlying equity in net assets of High Speed at the time of the investment over a 5-year period. For the year ended December 31, 1999, the Company recognized approximately $2.7 million as its share of High Speed's 1999 net loss, as well as $1.6 million of amortization expense related to this investment. These amounts are included in other income (expense) on the statement of operations for the year ended December 31, 1999.

The condensed results of operations and financial position of High Speed at December 31, 1999 are summarized below:

   Total assets                               $   6,717,772
                                              ==============
   Total liabilities                          $   1,489,691
                                              ==============
   Total stockholders' equity                 $   5,228,081
                                              ==============
   Net loss                                   $ (10,197,376)
                                              ==============

                                  Summus, Ltd.

8.  DEFERRED ROYALTY REVENUE

In February 1999, the Company entered into a Marketing and Licensing Agreement ("MLA") with High Speed Net Solutions, Inc. ("High Speed"). As consideration for this agreement, the Company received prepaid royalty payments. The amount of prepaid royalties received consisted of cash payments of $2,250,000 and the receipt of 1,500,000 shares of High Speed common stock valued at $1,252,969, for total aggregate consideration of $3,502,969. The value assigned to the 1,500,000 common shares was based on the estimated fair value of High Speed's common stock on the date of the transaction. This deferred revenue amount is presented as a non-current liability in the accompanying balance sheet as of December 31, 1999.

In February 2000, the Company and High Speed entered into a Master Agreement, which includes a Software License Agreement ("SLA"), a Software Maintenance Agreement ("SMA") and an Agency and a Revenue Sharing Agreement ("RSA") (collectively with the Master License Agreement, the "New Agreements"). The New Agreements entirely replace the MLA entered in February 1999.

The SLA gives High Speed the right to license Summus' products for digital content management solutions for rich media distribution. Additionally, the SLA gives High Speed non-exclusive rights to distribute wavelet encoded content over the Internet or over private network environments for the purposes of advertising or content delivery. High Speed will be credited for the $1.0 million upfront license fee due under the SLA from the prepayments made under the MLA. The deferred royalty revenue will be recognized as royalty income on a systematic basis, over the term of the agreement. High Speed is also required to make ongoing payments equal to 10% of revenues generated from the use of Summus' products, as defined in the agreement. High Speed was granted a $1.0 million credit, from the prepayments made under the MLA, for such payments. High Speed has been granted other rights under the SLA which are defined in the agreement. The SLA has a term of six years.

                                  Summus, Ltd.

8. DEFERRED ROYALTY REVENUE (CONTINUED)

The RSA entitles High Speed to receive 20% of all revenues that Summus receives for rich media distribution from third party licenses of its products that operate as a service bureau. For all customers that High Speed refers to Summus for technology licensing, consulting or other product or services sales, High Speed will receive 15% of the first year revenue earned by Summus. The RSA also provides for revenue sharing with respect to one potential customer by either High Speed or Summus. Revenue earned from this customer in the first two years by either the Company or High Speed will be shared equally between both parties. Beginning in the third year, 40% of revenue earned by High Speed will be remitted to Summus decreasing to 20% in the final two years. Conversely, 40% of revenue earned by Summus in the third year and 20% of revenue earned by Summus in years four, five and six will be shared with High Speed.

9. PROFIT SHARING PLAN

The Company has established a 401(k) profit sharing plan for the benefit of employees who have a minimum of six months of service and have attained the age of 21 years. The Company's contribution to the Plan is discretionary and is not limited to profits. For the years ended December 31, 1999, 1998 and 1997, the Company contributed approximately $26,000, $21,000 and $21,000 to the Plan, respectively.

10. MERGER WITH SUMMUS TECHNOLOGIES, INC.

During 1998, shareholders of the Company formed Summus Technologies, Inc. ("Technologies"). Technologies was formed for the purpose of marketing Summus, Ltd.'s products. In August 1999, Summus Ltd., and Summus Technologies, Inc. merged, resulting in Summus Ltd. being the surviving entity.

The acquisition of Summus Technologies, Inc. has been accounted for in a manner similar to a pooling of interests since it was acquired from a company under common control. Approximately 999,500 shares of stock was issued to the shareholders of Summus Technologies, Inc. in exchange for the net assets of the company.

11. CHANGE IN PAR VALUE

In 1999, the Company's shareholders approved a change in the par value of the Company's common stock retroactively from $1 per share to $.0001 per share. Amounts in the financial statements have been restated to reflect this change.

                                  Summus, Ltd.

12. SUBSEQUENT EVENT

During 2000, the Company's investment in the restricted stock of High Speed Net Solutions has experienced a significant decline. As of September 28, 2000, the public market trading price of High Speed stock was $5-1/8 compared to $16 at December 31, 1999. As private sales of these restricted shares at a significant discount from the public market trading price have been the primary source of liquidity for the Company, this decline in market value and the resulting lack of market for private sales indicates that the Company's continuation as a going concern is dependent upon its ability to obtain adequate liquidity necessary to continue its operations and to satisfy its obligations. In this regard, management plans to raise additional capital in the near future; however, there can be no assurances that management will be successful in executing its plans.

On September 5, 2000, the Company entered into a letter of intent to merge with High Speed Net Solutions, Inc. in a stock for stock transaction.

================================================================================

         You should rely only on the information contained in this Prospectus or contained in a prospectus supplement. Neither we nor the selling shareholders have authorized anyone else to provide you with different or additional information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

================================================================================



                                [High Speed Logo]





                                2,443,477 SHARES



                         HIGH SPEED NET SOLUTIONS, INC.



                                  COMMON STOCK




                                   ----------

                               P R O S P E C T U S

                                   ----------







                                October __, 2000

================================================================================

                                     PART II



ITEM 13.  EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table provides the fees and expenses, payable by us in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by us. Except for the SEC registration fee, all amounts are estimates.


         SEC registration fee ........................          $   3,289.90
         Other fees ..................................          $  20,000.00
         Printing and filing expenses ................          $  30,000.00
         Legal fees and expenses .....................          $ 100,000.00
         Accounting fees and expenses ................          $  15,000.00
         Blue sky fees and expenses ..................          $   5,000.00
         Transfer agent fees .........................          $   5,000.00
                                                                ------------
         Total .......................................          $ 178,289.90
                                                                ============


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The following summary description of indemnification and limitation of liability for our officers is not intended to be complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, filed as exhibits to the Registration Statement, and is qualified by the applicable provisions of the Florida Business Corporation Act (the "FBCA").

         Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Florida law and, to the extent permitted by such law, eliminate, or limit the personal liability of directors to High Speed and its shareholders for monetary damages for specific breaches of fiduciary duties. The liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to High Speed or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for any improper distribution under the FBCA; or (iv) for any transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling High Speed under the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         We intend to obtain liability insurance for our directors and officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the amended and restated certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for this type of indemnification.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     As of January 1, 1997, 5,000 shares of Common Stock were issued and outstanding. Of this 5,000 shares, High Speed's sole director and corporate officer at this time owned beneficially 4,875 shares of Common Stock and 25 non-affiliates of High Speed each owned five shares of Common Stock. From our inception until corporate action taken on July 20, 1998, our articles of incorporation authorized the issuance of up to 5,000 shares of Common Stock. On this same date we increased our authorized Common Stock to 50,000,000 shares.

     Since January 1, 1997, we have issued the following securities as described below. In the summary below, all references to "High Speed," "us," "we," or "our" refer to High Speed Net Solutions, Inc. under any of its prior corporate names (ZZAP.NET Inc., and EMN Enterprises, Inc.).

(1) During the period commencing on January 1, 1997, and ending on June 20, 1998, no Common Stock was issued.

(2) On July 20, 1998, we took the following corporate actions: (i) our authorized Common Stock was increased to 50,000,000 shares; and (ii) the outstanding 5,000 shares of Common Stock were split 200:1, creating an issued and outstanding capitalization of 1,000,000 shares of Common Stock.

(3) In September 1998, we issued 1,550,000 shares of Common Stock to Mr. Bradford Richdale as forgiveness of a debt valued at $149,820 that we owed to him. Mr. Richdale loaned us these funds to enable us to finance our operations during 1998. The per share value for these shares is $0.097.

(4) In August 1998, we issued 3,766,600 shares of Common Stock for an aggregate consideration of $317,000. Included in these issuances were:
         (i) issuance of 1,100,000 shares to StoneLeigh Ltd., an entity established by Mr. Richdale; (ii) issuance of 2,330,000 shares to Mr. Rene Hamouth, the sole director and sole corporate officer of High Speed; (iii) issuance of 116,600 shares to 24 investors; and (iv) issuance of 220,000 shares to five investors. All of these issuances were at $0.084 per share. The proceeds from these transactions were used to finance operations.

         The 116,600 shares issued to 24 investors and the 220,000 shares issued to five investors are listed below with the number of shares issued to each of the individuals or entities listed:

                      Individual                       Number of Shares
                      ----------                       ----------------

                  J. Danny Hodge                              1,500
                  Frank D. Brigio                            10,000
                  Joseph W. Veight                           10,000
                  Corsica Marketing Services                  4,000
                  International
                  Forest C. Troutner/Janet L.                 3,000
                  Troutner
                  Todd Surgill                                1,000
                  Robert P. Atwood                            2,500
                  Jim Estep                                  10,000
                  Paul Vernon, MD                             4,000
                  Malone Enterprises, Inc.                    1,000
                  Fairwind Investments Limited               10,000
                  Ira Butler                                  2,000
                  Dawkins Concrete Products, Inc.             6,000
                  Randy Sells                                 3,300
                  Jerry Wilhite                              11,100
                  John Allen                                  5,000
                  Mike/Judy Johnson                           1,500
                  Tim/Linda Johnson                          10,000
                  Joe Morgan                                  1,100
                  Prosper International Trust 9206            7,000
                  David Crescenzo                             1,100
                  David Arnold                                  500
                  Richard Allen                               1,000


                  Frick Enterprises, Inc.                    10,000
                  Mike Pruit                                125,000
                  Virtual Realty Mall, Inc.                  20,000
                  Clair Calvert                              30,000
                  Jule Berar                                 35,000
                  Catherine Cox                              10,000

(5) In August 1998, we acquired the business and assets of, and assumed the liabilities of, Marketers World, Inc. The planned principal operations of Marketers World were to lease computer systems to businesses and to distribute Internet oriented products and perform related services. Its assets were $495,259, and its liabilities were $75,000. To pay Marketers World, we issued 9,275,000 shares of Common Stock to Marketers World, Inc. Mr. Bradford Richdale was the sole shareholder of Marketers World. In addition, the president and then sole director and sole corporate officer of High Speed, Mr. Hamouth, transferred 725,000 shares of his personal Common Stock to Marketers World to effect the transaction. No independent valuation was made of the amount of assets we acquired and the liabilities we assumed.

        The book value of assets obtained from Marketers World was $420,259. Before and at the time of the merger, High Speed was a non-operating public shell that had no assets or liabilities. Marketers World was a private operating company. Accordingly, this transaction was accounted for as a recapitalization of High Speed. Since this merger was accounted for as a recapitalization of High Speed, the common shares issued to acquire Marketers World were not valued and consequently, no goodwill was recorded. The Marketers World officer executing the asset purchase agreement was Mr. Michael Cimino, who subsequently was elected the sole director and officer of High Speed. Subsequently, the 10,000,000 shares that Marketers World received in the transaction were assigned by Mr. Richdale as follows: (i) 6,835,000 shares to Ormond Trust, an entity established by Mr. Richdale; (ii) 140,000 shares to Mr. Cimino; and
        (iii) the remaining 3,025,000 shares to 24 other persons.

(6) In September 1998, we acquired the business, assets and liabilities of Brad Richdale Direct, Inc. The planned principal operation of Brad Richdale Direct was to acquire product-licensing rights and sell the products through direct marketing channels. Brad Richdale Direct's assets were its rights to license and market Summus technology. Its liabilities were nominal. In exchange for all of the outstanding and issued stock of Brad Richdale Direct we issued: (i) 775,000 shares of Common Stock to Ormond Trust, Brad Richdale Direct's major shareholder, and an entity established by Mr. Bradford Richdale; and (ii) 225,000 shares of Common Stock to Mr. Michael Cimino, who at the execution of the transaction was President of Brad Richdale Direct and President of High Speed.

        The primary purpose of this transaction was to obtain specific licensing and marketing rights held by Brad Richdale Direct for specific products to be developed by Summus. Since Brad Richdale Direct had nominal assets and operations, this transaction was accounted for as an acquisition of licensing rights, rather than as a business combination. The value of this transaction was based on recent transactions in our Common Stock on the date of the transaction, and has been recorded as an intangible asset in High Speed's balance sheet. The 225,000 shares issued to Mr. Cimino were valued based on recent transactions in our Common Stock on the date of the transaction and has been recorded as compensation expense.

        In connection with this transaction, in February 1999, we issued an immediately vested option for 1,000,000 shares of Common Stock to Mr. Bradford Richdale, exercisable at a price of $0.01 per share. As discussed below, this option was later exercised in August 1999. Also, in connection with this transaction, in September 1999, we issued 140,000 shares of Common Stock to Mike Cimino. Finally, we issued 100,000 shares to Mr. Cimino as consideration for his services in effecting this transaction. The value of these transactions was recorded as compensation expense based on the traded value of our Common Stock on the date each transaction occurred.

(7) In September 1998, we issued 300,000 shares of Common Stock for the purpose of acquiring HealthTec, Inc., and National Direct Corporation. We issued 100,000 of these shares to Mr. Bradford Richdale and we issued 100,000 of these shares to Mr. Michael Cimino. This transaction was rescinded in November 1998 and in August 1999 we implemented the cancellation of the 300,000 shares issued for this acquisition.

         In September 1998, under a stock purchase agreement, we agreed to issue 200,000 shares of Common Stock to Mr. Bradford Richdale for the purpose of acquiring all of the stock of VR Mall, Inc. In September 1998, under a stock purchase agreement, we agreed to issue 600,000 shares of Common Stock to Mr. Bradford Richdale for the purpose of acquiring all of the stock of Golf Vacations Resort. These two transactions were rescinded in November 1998. The Common Stock issuances contemplated by these transactions were never implemented.

(8) In February 1999, we issued 157,323 shares of Common Stock to GEM Singapore for an agreement that GEM Singapore pay us $471,987. On July 16, 1999, we canceled these shares for lack of consideration because the transaction did not close.

(9) From February to April 1999, we issued 338,188 shares of Common Stock to 15 individuals or entities identified below for a price per share ranging from $1.00 to $2.50 per share and we received an aggregate investment of $347,500 for these shares, net of stock issuance costs of $109,168. The proceeds from these investments were used to finance operations.

         The 15 investors purchasing the 338,188 shares are listed below with details concerning the price paid and number of shares issued to each of the individuals listed:

                                                                    Number
                   Individual                  Price Paid           of Shares
                   ----------                  ----------           ---------
                  Joel Holt                    $ 100,000            49,286
                  Joe Pacifico                 $  11,668             4,667
                  Tom Godfrey                  $  25,000            10,000
                  D. Mark White                $  50,000            24,268
                  First Southwest              $  50,000            29,967
                  C. Dawkins                   $  30,000            30,000
                  Greg Thompson                $  15,000            15,000
                  OL Thompson                  $  15,000            15,000
                  N. Maero                     $  15,000            15,000
                  John D. Allen                $  15,000            15,000
                  Jerry Wilhite                $  45,000            45,000
                  Rene Hansen                  $  20,000            20,000
                  D.L. and J.P. Smith          $  30,000            30,000
                  J. Walsh                     $  25,000            25,000
                  J & L Nadelman               $  10,000            10,000

(10) In May 1999, we issued 795,001 shares of Common Stock in exchange for a 16.7% investment in Summus Technologies, Inc. After this transaction, Summus Technologies merged with Summus Ltd. giving us a 16.7% ownership in Summus Ltd. We issued the 795,001 shares to five individuals for their shares of Summus Technologies. Except for one individual, we gave no other consideration for the Summus Technologies shares beyond the issuance of Common Stock. Of the 795,001 shares issued, 350,000 shares were issued to Mr. William R. Dunavant under a stock purchase agreement. In addition to the issuance of the 350,000 shares, we also paid Mr. Dunavant $100,000 in cash. In return we received 250,000 shares of the Common Stock of Summus Technologies.

         The five investors receiving 795,001 shares are listed below with details concerning the consideration and number of shares issued to each of the individuals listed:

                            Individual                               Consideration               Number of Shares
                            ----------                           --------------------      ----------------------------
                                                                 (in shares of Summus      (and other consideration, as
                                                                     Technologies)                 applicable)
                            William R. Dunavant                         250,000                      350,000

                                                                                               (and $100,000 cash)

                            Wallace Permenter                             5,000                       18,334
                            Rick Turbin                                  27,000                       30,000
                            Robert Chalnick                              20,000                       25,000
                            Cale Yarborough                             100,000                      366,667

(11) In May 1999, we issued 200,000 shares of Common Stock when Myung K. Kim exercised his Common Stock options for an exercise price of $0.01 per share. Mr. Kim received these stock options under his employment agreement as our President.

(12) In May 1999, we issued 200,000 shares of Common Stock when Richard F. Seifert exercised his Common Stock options for an exercise price of $0.01 per share. Mr. Seifert received these stock options under his verbal employment agreement as our Vice President.

(13) In May 1999, we issued 425,000 shares of Common Stock when Mike Cimino exercised his Common Stock options for an exercise price of $0.01 per share. Mr. Cimino received these stock options under his verbal employment agreement as our President.

(14) During the four-month period between February 1, 1999 and May 24, 1999, we issued 17 convertible debentures at 8% per annum at a $0.50 per share conversion rate. The aggregate consideration we received by issuing these debentures was $1,986,858. Except for one debenture in the amount of $350,000, issued to Williston UBOT, all of these debentures were issued to Mr. Bradford Richdale or to entities established by Mr. Richdale: Ormond Trust and StoneLeigh Ltd. On May 24, 1999, all holders converted these debentures into shares of Common Stock and we issued 3,973,720 shares of Common Stock upon conversion of these debentures.

         The debenture to Williston UBOT was issued on February 1, 1999. The market value of our Common Stock on this date was $2.00 per share. Upon conversion of the debenture to Common Stock on May 24, 1999, Williston UBOT paid an effective price of $0.50 per share.

         The debentures to Mr. Richdale or entities established by Mr. Richdale were issued between March 3, 1999, and May 24, 1999. The market value, as represented by the close price, of our common Stock, between these dates ranges from a low of $1.25 per share to a high of $4.88 per share. Upon conversion of the debentures to our Common Stock Mr. Richdale and the entities established by him paid an effective price of $0.50 per share.

(15) From July 1, 1999 through July 15, 1999, we issued 6 convertible debentures at 8% per annum at $0.50 per share conversion rate. The aggregate consideration we received by issuing these debentures was $47,750. On July 15, 1999, all holders converted these debentures into shares of Common Stock and we issued 95,500 shares of our Common Stock upon conversion of these debentures. The effective price paid by all holders was $0.50 per share.

         The individuals to whom we issued the 6 convertible debentures and the number of shares into which each was converted are listed below:

                            Individual                               Market Price        Number of Shares
                            ----------                              ---------------      ----------------
                            Darlene Beck                            $1.94 on 7/1/99           25,000
                            John Minton                             $1.94 on 7/1/99           25,000
                            Mike Bissell                            $1.94 on 7/1/99            2,000
                            Joseph Pacifico                         $1.94 on 7/1/99           13,500
                            Tom Godfrey                             $1.94 on 7/1/99           25,000
                            Joseph Repko                            $1.94 on 7/1/99            5,000

(16) On July 15, 1999, we issued 1 convertible debentures to Mr. Bradford Richdale at 8% per annum at a $0.25 per share conversion rate. The consideration we received for this debenture was $62,500. On July 15, 1999, the holder converted this debenture into shares of Common Stock and we issued 250,000 shares of our Common Stock upon conversion of this debenture.

         The market value of our Common Stock on July 15, 1999, was $1.63 per share. The effective price paid by Mr. Richdale was $0.25 per share.

(17) On August 12, 1999, we issued 1 convertible debenture to Mr. Bradford Richdale and on August 5, 1999, and August 18, 1999, we issued 2 convertible debentures to Ormond Trust, an entity established by Mr. Richdale, all at 8% per annum at a $1.00 per share conversion rate. The consideration we received for these three debentures was $458,640. On the date they were issued, the holder converted these debentures into shares of Common Stock and we issued 458,640 shares of our Common upon conversion of these debentures.

         The market value, as represented by the close price, of our Common Stock between August 5, 1999, and August 18, 1999, ranged from a low of $3.50 per share to a high of $3.44 per share. The effective price paid by Mr. Richdale and the entity he established, Ormond Trust, was $1.00 per share.

(18) On August 5, 1999, we issued 1 convertible debenture at 8% per annum at a $1.50 per share conversion rate to Mr. William D. Glycenfer. The consideration for this debenture was $100,000. On the date it was issued, the holder converted this debenture into shares of Common Stock and we issued 75,000 shares of Common Stock upon debenture conversion.

         The market value, as represented by the close price, of our Common Stock on August 5, 1999, was $3.50 per share. The effective price paid by Mr. Glycenfer was $1.50 per share.

         To summarize the debenture issuances, the total aggregate consideration for all 28 convertible debentures issued was $2,655,748. Of the amounts given above for issuance of the convertible debentures, $2,190,000 was directly paid by Mr. Bradford Richdale to Summus to cover a portion of the first three payments that we were obligated to make to Summus under the Marketing License Agreement. Under the Marketing License Agreement, we were obligated to make four payments of $750,000 each for our rights under the agreement. The remaining $558,640 was used to finance operations. As discussed in the items above, all of these debentures were converted shortly after their issuance by the respective holders to an aggregate of 4,852,856 shares of Common Stock.

(19) In July 1999, we issued 500 shares of Common Stock to Mr. Jason Parsons in exchange for Mr. Parson's services in developing our company logo. The value of this transaction was based on the traded value of our Common Stock and was recorded as compensation expense.

(20) In July 1999, we issued 50,000 shares of Common Stock to Mr. Ron De Jong as payment for his services as a consultant to us. The value of this transaction was based on the traded value of our Common Stock and was recorded as compensation expense.

(21) In July 1999, we issued 25,000 shares of Common Stock to Mr. Bradford Richdale beneficially in exchange for Mr. Richdale's assistance in the William R. Dunavant Summus Technology stock acquisition which is described in paragraph 10 in this "Item 15 - Recent Sales of Unregistered Securities." The value of this transaction was based on the traded value of our Common Stock and was recorded as compensation expense.

(22) In July 1999, we issued 10,000 shares of Common Stock to Mr. Greg Catinella in exchange for Mr. Catinella's fundraising services. The value of this transaction was based on the traded value of our Common Stock and was recorded as compensation expense.

(23) In August 1999, we issued 1,000,000 shares of Common Stock when Mr. Bradford Richdale exercised his Common Stock options. We issued these shares with an exercise price of $0.01 per share. We waived payment of the exercise price in exchange for Mr. Richdale transferring to us specific marketing rights to Summus technology. Mr. Richdale received these stock options in connection with the purchase by High Speed of all of the stock of Brad Richdale Direct, Inc.

(24) In August 1999, we implemented the cancellation of 5,873,423 shares of Common Stock due to lack of consideration for the following acquisitions and investments. We canceled 300,000 shares of Common Stock because we rescinded the acquisitions of National Direct Corporation and Healthtec. We canceled 5,161,100 shares of Common Stock as part of a voluntary rollback of the Marketers World acquisition. The cancellation of these shares was a result of Marketers World ceasing its operations 1998. The majority shareholder who owns these shares agreed with us that the initial purchase price was over valued and voluntarily returned these shares to us for cancellation. We canceled the 25,000 shares issued to Mr. Bradford Richdale for his assistance with the William R. Dunavant transaction. We canceled the 230,000 shares issued to Mr. Michael Cimino for his services. Finally, we canceled 157,323 shares due to lack of consideration for a transaction involving GEM Singapore.

(25) In August 1999, we issued 1,500,000 shares of Common Stock to Summus Ltd. as part of the payment for our rights under a Marketing License Agreement. These shares were issued in lieu of paying Summus the final of four $750,000 payments due to Summus under the Marketing License Agreement. The value assigned to the 1,500,000 common shares was based on the traded value of our Common Stock on the date of the transaction. This amount, along with the cash payments made for the first three installments are recorded as a non-current asset on our balance sheet.

(26) In August 1999, we issued 250,000 shares of Common Stock at $1.00 per share to two investors under a subscription agreement. These investors are the parents of Mr. Richard F. Seifert, a member of our Board of Directors. The value of this transaction was $1,095,000 based on the traded value of our Common Stock. Since the subscription price was below the fair market value of the underlying stock on the date of the agreement, $845,000 of expense related to this transaction has been recorded in the 1999 statement of operations.

(27) On February 28, 2000, we sold 2,000 shares of Series A Convertible Preferred Stock to an investor at a price of $1,000 per share, for an aggregate consideration of $2,000,000. The investors were F. van Lanschot Bankiers (350 shares), Insinger de Bearfort (250 shares) and AAA Trust (1,400 shares). The sale and issuance of the Series A Convertible Preferred Stock was made in reliance on Rule 506 of Regulation D.

(28) In May 2000, under an Agreement and Plan of Merger (the "Merger Agreement") dated as of April 18, 2000 between High Speed, and J.S.J Capital Corp. ("JSJ"), a Nevada corporation, we acquired all the outstanding shares of Common Stock of JSJ from the sole stockholder thereof in exchange for issuing 50,000 shares of our restricted Common Stock in a transaction in which we were the successor corporation.

         We negotiated the consideration for the Merger Agreement with JSJ. In evaluating the Merger, JSJ used criteria such as the value of assets of High Speed, High Speed's ability to compete in the marketplace, High Speed's current and anticipated business operations, and High Speed management's experience and business plan. In evaluating JSJ, High Speed placed a primary emphasis on JSJ's status as a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended, and JSJ's potential to facilitate High Speed becoming a reporting company under the Securities Exchange Act.

         The value of this transaction as recorded for financial purposes was based on the traded value of our Common Stock, which produced a valuation of $356,250.

(29) In June 2000, we issued 7,500 shares of Common Stock to Mr. Gregory Gush in association with Mr. Gush's acceptance of our offer of employment as an Executive Vice President at High Speed. The value of this transaction was based on the traded value of our Common Stock, which produced a valuation of $51,094, and for financial purposes was treated as compensation expense.

(30) In June 2000, we issued 175,000 shares to Mr. William R. Dunavant under the terms of our settlement agreement with him, which resolved a lawsuit he filed in Florida. Among other things, this settlement agreement requires us to register 350,000 shares of Common Stock owned by Mr. Dunavant with the Securities and Exchange Commission. Under the settlement agreement, we issued 175,000 new shares of Common Stock to Mr. Dunavant on the execution date of the settlement agreement. In addition, the settlement calls for the payment of $12,750 per month and 25,000 shares of Common Stock per month until the registration of all shares are effective. As of September 30, 2000, we have issued 250,000 shares of Common Stock to Mr. Dunavant under the settlement agreement.

         If the Registration Statement for Mr. Dunavant is not effective on or before January 1, 2001, from that date forward and until we have delivered an effective registration statement, we pay Mr. Dunavant $12,750 and issue 50,000 shares of Common Stock each month. We must also register all shares delivered under these monthly allotments. Finally, we must also issue and register an allotment of shares of Common Stock, which is determined by a calculation that depends on the date upon which the Registration Statement becomes effective and the difference between the price of our Common Stock as traded on the OTC Bulletin Board(R) and $23.00 per share.

         The Registration Statement assumes that we will have to issue approximately 600,000 additional shares to Mr. Dunavant on or before the date the Registration Statement becomes effective according to the terms of our settlement agreement with Mr. Dunavant. This estimate assumes that it will take approximately four months for the Registration Statement to become effective and that the price of our Common Stock will be at a particular price per share at that time that is significantly below the $23.00 threshold value specified by the calculation in the settlement agreement with Mr. Dunavant.

         The value of this transaction as recorded for financial purposes was based on the traded value of our Common Stock, which produced a valuation of $1,359,375.

(31) Effective July 10, 2000, we acquired a marketing and advertising company, Douglas May & Co., Inc., a Texas corporation, for approximately $1,376,000 in fair market value consideration granted in the form of new issuances of Common Stock. We plan to hold and operate Douglas May & Co. as a wholly-owned subsidiary. The sole shareholder of Douglas May & Co. has joined us as an employee with the position of Executive Vice President and Chief Creative Officer. Before the acquisition, Mr. May was not a shareholder in High Speed and had no relations with us. Under the terms of the acquisition, we issued three allotments of Common Stock to Mr. Douglas May based on a negotiated partition of the $1,376,000 valuation assigned to Douglas May & Co. during our negotiations. The three allotments comprise and guarantee Mr. May approximately $1,376,000 in consideration for his conveyance to us of all of the outstanding capital stock of Douglas May & Co. The Common Stock we issued was assigned a value based on its OTC Bulletin Board(R) trading price on the date of the closing of the transaction. The terms of each allotment of Common Stock vary based on the partitioning of the $1,376,000. The first allotment corresponded to $500,000 of value and we issued 50,000 shares of Common Stock coupled with a guarantee that if the OTC Bulletin Board(R) trading price of our Common Stock one year from the close of the transaction is less than $10.00 per share then we will issue additional shares of Common Stock to make up the difference in value. The second allotment corresponded to $576,000 of value and we issued 87,498 shares of Common Stock coupled with contractual obligations that (i) we would register these shares in this registration and (ii) if the registration is not effective by January 1, 2001, then Mr. May has the right to cause us to repurchase these shares from him by making six cash installment payments to Mr. May. The third allotment corresponded to $300,000 of value and we issued 45,572 shares of Common Stock coupled with contractual obligations that (i) we would register these shares in this registration and (ii) since the registration was not effective by October 10, 2000, then Mr. May has the right to cause us to repurchase these shares from him by releasing funds the acquisition agreement places into an escrow account, the funds being from accounts receivable of Douglas May & Co. valued at $300,000.

         The value of this transaction as recorded for financial purposes was based on the traded value of our Common Stock on the date of closing, except for the 50,000 shares with a guaranteed value of $10.00 per share that were valued at $500,000. The total recorded value for this acquisition was approximately $1,376,000.

(32) In July 2000, we issued 541,677 shares of Common Stock and issued warrants to purchase additional 1,083,353 shares of Common Stock for an aggregate consideration of $2,500,000. Included in these issuances were: (i) issuance of 281,672 shares to AAA Trust Company, Ltd., plus the issuance of warrants to purchase an additional 563,344 shares of Common Stock and (ii) issuance of 260,005 shares to Van Ernst Jakobs, plus the issuance of warrant to purchase 520,010 shares of additional stock. These warrants have an exercise price of $4.625 per share, a term of five years and cannot be exercised before January 31, 2001. Also in connection with this transaction, we issued 27,084 shares of Common Stock as a placement fee. The per share value of these transactions was $4.61. We committed to file a registration statement on or before December 31, 2000 to register all of these shares.

         The sales and issuances of securities in the above transactions were made in reliance on the exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof, and/or Regulation D and/or Rule 701 thereunder.

         The purchasers of restricted securities represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. We believe that all recipients of restricted securities had adequate access, through employment or other relationships, to information about High Speed to make an informed investment decision.

         Sales of shares of Common Stock and Preferred Stock were made as listed below:

         This following list details, by category, the securities issuances described in paragraphs 3 through 32 above. The issuances described below are not additional issuances.

(i) We issued 1,397,500 shares of Common Stock to persons who were officers, directors or employees of High Speed in exchange for services valued at $1,738,645 in transactions that were exempt under Rule 701.

         These recipients are listed below with details concerning the consideration and number of shares issued to each of the recipients listed:

                                                                                Number
                   Individual or Entity                  Consideration         of Shares
                   --------------------                  -------------         ---------
                   Michael Cimino                          Services            990,000
                   Myung Kim                               Services            200,000
                   Richard F. Seifert                      Services            200,000
                   Gregory S. Gush                         Services              7,500

(ii) We issued 1,285,500 shares of Common Stock to persons who were consultants and advisors in exchange for services valued at $2,147,646 in transactions that were exempt under Rule 701.

         These recipients are listed below with details concerning the consideration and number of shares issued to each of the recipients listed of the shares recorded below as issued to Mr. Richdale, 225,000 of the shares issued were canceled as part of the share cancellation discussed in paragraph 24 above in this "Item 15 - Recent Sales of Unregistered Securities."

                                                                               Number
                   Individual or Entity                Consideration           of Shares
                   --------------------                -------------           ---------
                   Bradford Richdale                       Services            1,225,000
                   Ron De Jong                             Services               50,000
                   Greg Catinella                          Services               10,000
                   Jason Parsons                           Services                  500

(iii) We sold 1,939,260 shares of Common Stock for $4,731,825 to 13 persons not in the foregoing categories in transactions that were exempt under
         Section 4(2).

These recipients are listed below with details concerning the price paid and/or valuation and the number of shares issued to each of the recipients listed:

                                                      Price Paid or          Number
               Individual or Entity               Effective Valuation       of Shares
               --------------------               -------------------       ---------

                    Williston UBOT                    $  350,000            700,000
                    Darlene Beck                      $   12,500             25,000
                    John Minton                       $   12,500             25,000
                    Mike Bissell                      $    1,000              2,000
                    Joseph Pacifico                   $    6,750             13,500
                    Tom Godfrey                       $   12,500             25,000
                    Joseph Repko                      $    2,500              5,000
                    William D. Glycenfer              $  100,000             75,000
                    Richard J. Seifert                $  125,000            125,000
                    Rita M. Seifert                   $  125,000            125,000
                    William R. Dunavant               $1,359,375            200,000
                    AAA Trust                         $1,300,000            384,618
                    Van Ernst Jakobs                  $1,325,000            287,089


(iv) We issued 11,550,000 shares of Common Stock to acquire the assets of two companies owned by Mr. Bradford Richdale and to acquire rights under agreements with Summus in transactions that were exempt under
         Section 4(2). These transactions are discussed in paragraphs 5, 6, and 25 above in this "Item 15 - Recent Sales of Unregistered Securities."
(v) We sold 3,982,360 shares of Common Stock for $2,158,299 to Mr. Bradford Richdale and to entities established by Mr. Richdale through issuance and conversion of the convertible debentures discussed in paragraphs 14, 16, and 17 above of this "Item 15 - Recent Sales of Unregistered Securities." Mr. Richdale is the founder of High Speed. The issuances in these transactions were exempt under Section 4(2).
(vi) We issued 795,001 shares of Common Stock in exchange for Summus shares valued at $1,792,127 in transactions that were exempt under Section 4(2).

         These recipients are listed below with details concerning the price paid and number of shares issued to each of the recipients listed:

                                                 Consideration (in shares                Number of Shares (and other
                   Individual or Entity          of Summus Technologies)                 consideration, as applicable)
                   --------------------          -----------------------                 -----------------------------

                   William R. Dunavant                  250,000                                 350,000
                                                                                         (and $100,000 in cash)
                   Wallace Permenter                      5,000                                  18,334
                   Rick Turbin                           27,000                                  30,000
                   Robert Chalnick                       20,000                                  25,000
                   Cale Yarborough                      100,000                                 366,667

(vii) We sold 5,654,788 shares of Common Stock for $814,320 to 46 persons in transactions that were exempt under Rule 504. These recipients are listed above in this "Item 15 - Recent Sales of Unregistered Securities," in the entries and tables associated with paragraph numbers four and nine.

(viii) We sold 2,000 shares of our Series A Convertible Preferred Stock for $2,000,000 to one investor in a transaction that was exempt under Rule 506 of Regulation D. This investors were F. van Lanschot Bankiers (350 shares), Insinger de Beaufort (250 shares) and AAA Trust (1,400 shares).

(ix) We issued 233,070 shares of Common Stock to acquire the assets of two companies in transactions that were exempt under Section 4(2). These transactions are discussed in paragraphs 28 and 31 above in this "Item 15 - Recent Sales of Unregistered Securities."

ITEM 16.  EXHIBITS

The exhibits indicated by an asterisk (*) are incorporated by reference from previous filings with the Commission. The exhibits indicated with a (+) were previously filed with this Registration Statement on Form S-1

Exhibit
Number   Exhibit Description
------   -------------------

2.01*    Agreement and Plan of Merger between High Speed Net Solutions, Inc. and
         J S J Capital Corp., dated as of April 19, 2000 (Exhibit 1.1 to our
         Current Report on Form 8-K dated as of April 21, 2000)

2.02*    Certificate of Merger between High Speed Net Solutions, Inc. and J S J
         Capital Corp., dated April 21 2000 (Exhibit 1.2 to our Current Report on Form 8-K dated as of April 21, 2000)

3.01+    Articles of Incorporation, dated April 30, 1984

3.02+    Amendment to Articles of Incorporation, dated July 20, 1998

3.03+    Amendment to Articles of Incorporation, dated August 24, 1998

3.04+    Amendment to Articles of Incorporation, dated December 10, 1998

3.05* Restated Articles of Incorporation, filed February 28, 2000 (as currently in effect) (Exhibit 3.01 to our Form 10-Q dated as of March
         31, 2000)

3.06+    Bylaws

3.07*    Amended and Restated Bylaws (Exhibit 3.02 to our Form 10-Q dated as of
         March 31, 2000)

3.08*    Articles of Amendment and Statement of Rights and Preferences of the 8%
         Series A Convertible Preferred Stock filed March 3, 2000 (Exhibit 3.03 to our Form 10-Q dated as of March 31, 2000)

3.09*    Articles of Correction filed June 23, 2000 to Articles of Amendment filed March 2, 2000 (Exhibit 3.09 to our Form 10-Q dated as of June 30,
         2000)

4.01+    Specimen Common Stock certificate

4.02+    Specimen Series A preferred stock certificate

5.01     Opinion of Kilpatrick Stockton LLP

10.01*   Master Agreement with Summus, Ltd., dated February 18, 2000 (Exhibit
         10.01 to our Form 10-1 dated as of March 31, 2000)

10.02*   Software License Agreement with Summus, dated February 18, 2000
         (Exhibit 10.02 to our on Form 10-1 dated as of March 31, 2000)

10.03*   Software Maintenance Agreement with Summus, dated February 18, 2000
         (Exhibit 10.03 to our Form 10-1 dated as of March 31, 2000)

10.04*   Revenue Sharing Agreement with Summus, dated February 18, 2000 (Exhibit
         10.04 to our Form 10-Q dated as of March 31, 2000)

10.05* Equity Compensation Plan, effective January 31, 2000 (Exhibit 10.05 to our Form 10-Q dated as of March 31, 2000)

Exhibit
Number   Exhibit Description
------   -------------------
10.06+   Amendment to Equity Compensation Plan, effective May 1, 2000

10.07*   Employment Offer Letter with Andrew L. Fox, dated January 20, 2000
         (Exhibit 10.06 to our Form 10-Q dated as of March 31, 2000)

10.08*   Stock Option Award Agreement with Andrew L. Fox, dated August 25, 1999
         (Exhibit 10.07 to our Form 10-Q dated as of March 31, 2000)

10.09*   Employment Offer Letter with Alan R. Kleinmaier, dated February 7, 2000
         (Exhibit 10.08 to our Form 10-Q dated as of March 31, 2000)

10.10*   Stock Option Award Agreement with Alan R. Kleinmaier , dated August 25,
         1999 (Exhibit 10.09 to our Form 10-Q dated as of March 31, 2000)

10.11+   Employment Offer Letter with Robert S. Lowrey, dated March 29, 2000

10.12+   Stock Option Award Agreement with Robert S. Lowrey, dated June 1, 2000

10.13+   Marketing License Agreement with Summus, including Exhibit A and
         Exhibit E, dated as of February 1999

10.14+   First Amendment to MLA, dated August 16, 1999

10.15+   Letter Agreement among Bradford J. Richdale, Michael M. Cimino,
         President of Zzap.net, Inc., predecessor in interest to High Speed Net
         Solutions, Inc., and Dr. Bjorn Jawerth, President of Summus, Ltd., and
         Summus Technologies, Inc., dated January 14, 1999

10.16+   First Amendment to Letter Agreement, dated August 16, 1999

10.17+   Letter to Samsung Electronics, dated March 25, 1999

10.18+   Samsung Non-Circumvention Agreement with Summus, dated April 15, 1999

10.19+   Letter to Samsung Electronics, dated August 9, 1999

10.20+   Letter concerning Agency Agreement for Samsung negotiations, dated
         March 25, 1999

10.21+   Capital Associates Lease Agreement between High Speed and Phoenix
         Limited Partnership of Raleigh, dated October 15, 1999

10.22+   Stock Purchase Agreement with William R. Dunavant, dated August 13,
         1999

10.23+   Amended and Restated Settlement Agreement by and among William R.
         Dunavant, the Registrant and Michael Cimino

10.24+   Supplement to Agreement by and Between High Speed and William R.
         Dunavant, dated August 13, 1999

10.25+   Advisory Agreement with R J Seifert Enterprises, dated February 6, 1999

10.26+   Non-Circumvention and Non-Disclosure Agreement with R J Seifert
         Enterprises, dated February 6, 1999

10.27+ Settlement Agreement by and between the Registrant and Peter R. Rogina, dated September 22, 1999

10.28+   Employment and Stock Option Agreement with Peter R. Rogina, dated March
         1, 1999

10.29+   Consulting Agreement with Kyoung Park, Summus and the Registrant dated
         September 24, 1999

10.30+   Confidentiality and Non-Competition Agreement with Robert S. Lowrey

10.31+   Shareholders' Agreement with Summus, Sharon Stairs, Ahmad Moradi,
         Antonio Bianco, Joseph Peretta, Rich, Bahman & Berger, David Anderson,
         Stephen Purkiss, Kerstin Jawerth, Ron Compton, dated August 16, 1999

Exhibit
Number   Exhibit Description
------   -------------------
10.32*   Letter of Intent among High Speed, Samsung Electronics of America, Inc.
         and Summus, dated February 15, 2000 (Exhibit 10.10 to our Form 10-Q dated as of March 31, 2000)

10.33*   Software Escrow Agreement with Summus and Fort Knox Escrow Services,
         Inc., dated February 18, 2000 (Exhibit 10.11 to our Form 10-Q dated as of March 31, 2000)

10.34* Letter Agreement with Summus, dated March 13, 2000 (Exhibit 10.12 to our Form 10-Q dated as of March 31, 2000)

10.35+ Lease Modification Agreement #1, dated March 23, 2000, to the Lease dated October 15, 1999 (included as Exhibit 10.21)

10.36+   Lease Modification Agreement #2, dated June 9, 2000, to the Lease dated
         October 15, 1999 (included as Exhibit 10.21)

10.38+   Form of Agreement to Terminate Registration Rights

10.39+   Form of Selling Shareholder Agreement

10.40+   Share Acquisition Agreement with Douglas May, effective July 10, 2000

10.41+   Employment Agreement with Douglas D. May dated June 30, 2000

10.42    Systems Work Agreement between HSNS and Nexgenix, Inc. dated July 27,
         2000

10.43    Outsourcing Agreement between HSNS and E.piphany, Inc. dated July 31,
         2000

10.44    Internet Streaming Service Agreement between HSNS and All Video
         Network, Inc. dated September 18, 2000

10.45    Employment Offer Letter with Greg S. Gush, dated June 21, 2000

16.01+   Letter from Barry L. Friedman, P.C. about change in Certifying
         Accountant dated June 20, 2000

23.1     Consent of Kilpatrick Stockton LLP (included as Exhibit 5.01)

23.2     Consent of Ernst & Young LLP

23.3     Consent of Bauknight Pietras & Stormer, P.A.

24.1+    Power of Attorney

27.1 Restated Financial Data Schedule year ended December 31, 1999 (for SEC use only)

27.2 Financial Data Schedule six months ended June 30, 2000 (for SEC use only)



ITEM 17.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any Prospectus required by
Section 10(a)(3) of the Securities Act of 1933.

                           (ii)     To reflect in the Prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii)    To include any material information
regarding the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of act action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuance.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on October 18, 2000.



                         High Speed Net Solutions, Inc.



                         By: /s/ Andrew L. Fox
                            ----------------------------------------
                            Andrew L. Fox
                            President and Chief Executive Officer, and Executive Vice President


Date: October 18, 2000

         Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.


          /s/ Andrew L. Fox            President and Chief Executive           October 18, 2000
          --------------------         Officer, Executive Vice President and
              Andrew L. Fox            Director (principal executive officer)

                   *                   Executive Vice President, Secretary     October 18, 2000
          --------------------         and Treasurer
          Alan R. Kleinmaier


          /s/ Robert S. Lowrey         Chief Financial Officer and Vice        October 18, 2000
          --------------------         President of Finance (principal
            Robert S. Lowrey           financial officer)


                    *                  Director                                October 18, 2000
          --------------------
            Dr. Bjorn Jawerth


                    *                  Director                                October 18, 2000
          --------------------
          Richard F. Seifert


                    *                  Director                                October 18, 2000
          --------------------
          C. Cristine Wittress


                                       Director                                October 18, 2000
          --------------------
              Herman Rush



*          /s/ Andrew L. Fox
          --------------------
              Andrew L. Fox
            (Attorney-in-Fact)

                                  EXHIBIT INDEX

The exhibits indicated by an asterisk (*) are incorporated by reference from previous filings with the Commission. The exhibits indicated with a (+) were previously filed with this Registration Statement on Form S-1

Exhibit
Number   Exhibit Description
------   -------------------
2.01*    Agreement and Plan of Merger between High Speed Net Solutions, Inc. and
         J S J Capital Corp., dated as of April 19, 2000 (Exhibit 1.1 to our
         Current Report on Form 8-K dated as of April 21, 2000)

2.02*    Certificate of Merger between High Speed Net Solutions, Inc. and J S J
         Capital Corp., dated April 21 2000 (Exhibit 1.2 to our Current Report on Form 8-K dated as of April 21, 2000)

3.01+    Articles of Incorporation, dated April 30, 1984

3.02+    Amendment to Articles of Incorporation, dated July 20, 1998

3.03+    Amendment to Articles of Incorporation, dated August 24, 1998

3.04+    Amendment to Articles of Incorporation, dated December 10, 1998

3.05* Restated Articles of Incorporation, filed February 28, 2000 (as currently in effect) (Exhibit 3.01 to our Form 10-Q dated as of March
         31, 2000)

3.06+    Bylaws

3.07*    Amended and Restated Bylaws (Exhibit 3.02 to our Form 10-Q dated as of
         March 31, 2000)

3.08*    Articles of Amendment and Statement of Rights and Preferences of the 8%
         Series A Convertible Preferred Stock filed March 3, 2000 (Exhibit 3.03 to our Form 10-Q dated as of March 31, 2000)

3.09*    Articles of Correction filed June 23, 2000 to Articles of Amendment filed March 2, 2000 (Exhibit 3.09 to our Form 10-Q dated as of June 30,
         2000)

4.01+    Specimen Common Stock certificate

4.02+    Specimen Series A preferred stock certificate

5.01     Opinion of Kilpatrick Stockton LLP

10.01*   Master Agreement with Summus, Ltd., dated February 18, 2000 (Exhibit
         10.01 to our Form 10-1 dated as of March 31, 2000)

10.02*   Software License Agreement with Summus, dated February 18, 2000
         (Exhibit 10.02 to our on Form 10-1 dated as of March 31, 2000)

10.03*   Software Maintenance Agreement with Summus, dated February 18, 2000
         (Exhibit 10.03 to our Form 10-1 dated as of March 31, 2000)

10.04*   Revenue Sharing Agreement with Summus, dated February 18, 2000 (Exhibit
         10.04 to our Form 10-Q dated as of March 31, 2000)

10.05* Equity Compensation Plan, effective January 31, 2000 (Exhibit 10.05 to our Form 10-Q dated as of March 31, 2000)

10.06+   Amendment to Equity Compensation Plan, effective May 1, 2000

10.07*   Employment Offer Letter with Andrew L. Fox, dated January 20, 2000
         (Exhibit 10.06 to our Form 10-Q dated as of March 31, 2000)

10.08*   Stock Option Award Agreement with Andrew L. Fox, dated August 25, 1999
         (Exhibit 10.07 to our Form 10-Q dated as of March 31, 2000)

Exhibit
Number   Exhibit Description
------   -------------------

10.09*   Employment Offer Letter with Alan R. Kleinmaier, dated February 7, 2000
         (Exhibit 10.08 to our Form 10-Q dated as of March 31, 2000)

10.10*   Stock Option Award Agreement with Alan R. Kleinmaier , dated August 25,
         1999 (Exhibit 10.09 to our Form 10-Q dated as of March 31, 2000)

10.11+   Employment Offer Letter with Robert S. Lowrey, dated March 29, 2000

10.12+   Stock Option Award Agreement with Robert S. Lowrey, dated June 1, 2000

10.13+   Marketing License Agreement with Summus, including Exhibit A and
         Exhibit E, dated as of February 1999

10.14+   First Amendment to MLA, dated August 16, 1999

10.15+   Letter Agreement among Bradford J. Richdale, Michael M. Cimino,
         President of Zzap.net, Inc., predecessor in interest to High Speed Net
         Solutions, Inc., and Dr. Bjorn Jawerth, President of Summus, Ltd., and
         Summus Technologies, Inc., dated January 14, 1999

10.16+   First Amendment to Letter Agreement, dated August 16, 1999

10.17+   Letter to Samsung Electronics, dated March 25, 1999

10.18+   Samsung Non-Circumvention Agreement with Summus, dated April 15, 1999

10.19+   Letter to Samsung Electronics, dated August 9, 1999

10.20+   Letter concerning Agency Agreement for Samsung negotiations, dated
         March 25, 1999

10.21+   Capital Associates Lease Agreement between High Speed and Phoenix
         Limited Partnership of Raleigh, dated October 15, 1999

10.22+   Stock Purchase Agreement with William R. Dunavant, dated August 13,
         1999

10.23+   Amended and Restated Settlement Agreement by and among William R.
         Dunavant, the Registrant and Michael Cimino

10.24+   Supplement to Agreement by and Between High Speed and William R.
         Dunavant, dated August 13, 1999

10.25+   Advisory Agreement with R J Seifert Enterprises, dated February 6, 1999

10.26+   Non-Circumvention and Non-Disclosure Agreement with R J Seifert
         Enterprises, dated February 6, 1999

10.27+ Settlement Agreement by and between the Registrant and Peter R. Rogina, dated September 22, 1999

10.28+   Employment and Stock Option Agreement with Peter R. Rogina, dated March
         1, 1999

10.29+   Consulting Agreement with Kyoung Park, Summus and the Registrant dated
         September 24, 1999

10.30+   Confidentiality and Non-Competition Agreement with Robert S. Lowrey

10.31+   Shareholders' Agreement with Summus, Sharon Stairs, Ahmad Moradi,
         Antonio Bianco, Joseph Peretta, Rich, Bahman & Berger, David Anderson,
         Stephen Purkiss, Kerstin Jawerth, Ron Compton, dated August 16, 1999

10.32*   Letter of Intent among High Speed, Samsung Electronics of America, Inc.
         and Summus, dated February 15, 2000 (Exhibit 10.10 to our Form 10-Q dated as of March 31, 2000)

10.33*   Software Escrow Agreement with Summus and Fort Knox Escrow Services,
         Inc., dated February 18, 2000 (Exhibit 10.11 to our Form 10-Q dated as of March 31, 2000)

10.34* Letter Agreement with Summus, dated March 13, 2000 (Exhibit 10.12 to our Form 10-Q dated as of March 31, 2000)

Exhibit
Number   Exhibit Description
------   -------------------
10.35+   Lease Modification Agreement #1, dated March 23, 2000, to the Lease dated October 15, 1999 (included as Exhibit 10.21)

10.36+   Lease Modification Agreement #2, dated June 9, 2000, to the Lease dated
         October 15, 1999 (included as Exhibit 10.21)

10.38+   Form of Agreement to Terminate Registration Rights

10.39+   Form of Selling Shareholder Agreement

10.40+   Share Acquisition Agreement with Douglas May, effective July 10, 2000

10.41+   Employment Agreement with Douglas D. May dated June 30, 2000

10.42    Systems Work Agreement between HSNS and Nexgenix, Inc. dated July 27,
         2000

10.43    Outsourcing Agreement between HSNS and E.piphany, Inc. dated July 31,
         2000

10.44    Internet Streaming Service Agreement between HSNS and All Video
         Network, Inc. dated September 18, 2000

10.45    Employment Offer Letter with Greg S. Gush, dated June 21, 2000

16.01+   Letter from Barry L. Friedman, P.C. about change in Certifying
         Accountant dated June 20, 2000

23.1     Consent of Kilpatrick Stockton LLP (included as Exhibit 5.01)

23.2     Consent of Ernst & Young LLP

23.3     Consent of Bauknight Pietras & Stormer, P.A.

24.1+    Power of Attorney

27.1 Restated Financial Data Schedule year ended December 31, 1999 (for SEC use only)

27.2 Financial Data Schedule six months ended June 30, 2000 (for SEC use only)